Exhibit 10.1

Execution Version

SALE AND PURCHASE AGREEMENT

by and among

WESTECH INVESTMENT ADVISORS LLC,

P10, INC.

THE SELLERS SET FORTH ON THE SIGNATURE PAGES HERETO,

DAVID R. WANEK,

as the Seller Representative,

and

P10 INTERMEDIATE HOLDINGS LLC

Dated as of August 25, 2022

i

5.28	No Brokers	51
5.29	Regulatory Reports; Filings	51
5.30	Additional Representations and Warranties Regarding the Company Group GP Entities	52
5.31	Exclusivity of Representations	52

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		53
6.1	Incorporation; Authorization and Validity	53
6.2	No Conflict or Violation	53
6.3	Consents and Approvals	53
6.4	Interests	54
6.5	Litigation	54
6.6	No Brokers	54
6.7	Exclusivity of Representations	54

SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE BUYER		55
7.1	Formation	55
7.2	Qualification to Do Business	55
7.3	No Conflict or Violation	55
7.4	Consents and Approvals	56
7.5	Authorization and Validity of Agreement	56
7.6	Capitalization	56
7.7	SEC Reports; Financial Statements; Undisclosed Liabilities	57
7.8	Compliance with Law	58
7.9	Litigation; Orders	58
7.10	Transactions with Directors, Officers, Members and Affiliates	59
7.11	Investment Adviser Activities	59
7.12	Clients and Investment Contracts	60
7.13	Form ADV	60
7.14	Additional Representations and Warranties Regarding the Buyer Group Funds	60
7.15	Code of Ethics; Compliance Procedures; Compliance	62
7.16	Regulatory Reports; Filings	62
7.17	Additional Representations and Warranties Regarding the Buyer Group GP Entities	62
7.18	No Brokers	63
7.19	Financing	63
7.20	Exclusivity of Representations	63

SECTION 8. COVENANTS OF THE SELLERS, THE COMPANY AND THE BUYER		64
8.1	Conduct of Business Before the Closing Date	64
8.2	Consents and Approvals	67
8.3	Access to Properties and Records	67
8.4	Client Consent Process	68
8.5	Negotiations	69
8.6	Efforts	69
8.7	Restrictive Covenants	69
8.8	Certain Forfeitures.	72
8.9	Control of Company Group GP Entities and Assignment of Economic Interests	73
8.10	Registered Fund Consent Process	74
8.11	Section 15(f) of the Investment Company Act	76
8.12	Post-Signing Financial Statements	76

SECTION 9. COVENANTS OF THE BUYER		78
9.1	Consents and Approvals	78
9.2	Employee Matters	78
9.3	D&O Matters	80
9.4	Capital Contributions and Carried Interest; Fund Administration	80
9.5	Tax Classification	81
9.6	R&W Policy	81
9.7	Release	81
9.8	Stock Option Grants	82
9.9	Fee-Free Investment Ability	82

SECTION 10. TAXES		83
10.1	Transfer Taxes	83
10.2	Tax Matters	83

SECTION 11. INDEMNIFICATION		87
11.1	Survival	87
11.2	Indemnification by the Sellers	88
11.3	Indemnification by the Buyer	88
11.4	Limitations and Other Terms	88
11.5	Procedures for Indemnification	90
11.6	Exclusive Remedy	92
11.7	Indemnification Payments	93
11.8	Purchase Price Adjustment	93

SECTION 12. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS AND THE COMPANY		93
12.1	Representations and Warranties of the Buyer	93
12.2	Performance of the Obligations of the Buyer	94
12.3	Consents and Approvals	94
12.4	P10 Pre-Closing Reorganization	94
12.5	No Violation of Orders	94
12.6	Closing Certificate	94
12.7	No Buyer Group Material Adverse Effect	94

SECTION 13. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER		94
13.1	Representations and Warranties of the Company and the Sellers	94
13.2	Performance of the Obligations of the Sellers and the Company	95
13.3	Consents and Approvals	95
13.4	No Violation of Orders	95
13.5	No Company Group Material Adverse Effect	95
13.6	W-9	95
13.7	Closing Certificate	95
13.8	Pre-Closing Restructuring	95

SECTION 14. TERMINATION		96
14.1	Conditions of Termination	96
14.2	Effect of Termination	97

SECTION 15. MISCELLANEOUS		97

15.1	Successors and Assigns	97
15.2	Governing Law, Jurisdiction; Forum	97
15.3	Expenses	98
15.4	Severability	98
15.5	Notices	98
15.6	Amendments; Waivers	99
15.7	Public Announcements and Confidentiality	99
15.8	Confidential Information	99
15.9	Entire Agreement	100
15.10	Parties in Interest	100
15.11	Scheduled Disclosures	100
15.12	Section and Paragraph Headings	100
15.13	Counterparts	100
15.14	Authorization of Seller Representative	100
15.15	Non-Recourse	102
15.16	Specific Enforcement	103
15.17	Privilege	103
15.18	Certain Financing Provisions	104

Schedules

Schedule A	EBITDA Rules and Illustrative Earn-Out Calculation
Schedule B	Sample Calculation of Net Working Capital
Schedule C	Agreed Carried Interest Governance Principles

Exhibits

Exhibit A	Form of Exchange Agreement
Exhibit B	Form of Buyer LLC Agreement
Exhibit C	Form of Company LLC Agreement
Exhibit D	Company Accounting Principles
Exhibit E	Form of Press Release
Exhibit F	Form of R&W Policy

v

SALE AND PURCHASE AGREEMENT

SALE AND PURCHASE AGREEMENT, dated as of August 25, 2022 (this “Agreement”), by and among (i) Westech Investment Advisors LLC, a California limited liability company (the “Company”), (ii) P10, Inc., a Delaware corporation (the “Parent”), (iii) Westech Investment Management, Inc., a California corporation, Maurice C. Werdegar, David R. Wanek, the Bonnie Sue Swenson Survivors Trust and Jay L. Cohan (each a “Seller” and collectively, the “Sellers”), (iv) David R. Wanek (in his capacity as the Seller Representative), and (v) P10 Intermediate Holdings LLC, a Delaware limited liability company (the “Buyer”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Section 1.

W I T N E S E T H:

WHEREAS, the Company is engaged in the business of providing Investment Management Services;

WHEREAS, the Sellers collectively own all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, the Buyer desires to purchase the Interests from the Sellers, and the Sellers desire to sell the Interests to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to entering into this Agreement, the Sellers entered into that certain Amendment and Consent, dated as of the date hereof (the “Amendment and Consent”);

WHEREAS, simultaneously herewith, each of the Seller Recipients has entered into an employment agreement with the Company to be effective at (and subject to the occurrence of) the Closing (the “Employment Agreements”); and

WHEREAS, simultaneously herewith, the Buyer, Parent and the Sellers therein have entered into an exchange agreement (the “Exchange Agreement”) in the form attached hereto as Exhibit A and to be effective at (and subject to the occurrence of) the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1.

DEFINITIONS.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.2(c).

“Accounting Firm Report” has the meaning set forth in Section 3.2(c).

“Action” has the meaning set forth in Section 5.16(a).

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Advisory Client” has the meaning set forth in Section 5.24(a).

“Affiliates” shall mean, with respect to a Person, any Person, directly or indirectly, controlling, controlled by or under common control with the Person specified; provided, that (i) the WTI Funds shall not be deemed to be “Affiliates” of the Company or any Seller, (ii) no Seller shall be deemed to be an “Affiliate” of any other Seller or the Company and (iii) the Buyer Group Funds shall not be deemed to be “Affiliates” of any member of the Buyer Group.

“Agreement” has the meaning set forth in the Preamble hereto.

“Amendment and Consent” has the meaning set forth in the recitals.

“Allocation Schedule” has the meaning set forth in Section 3.1(b).

“Ancillary Agreements” shall mean the Employment Agreements, the Exchange Agreement, the Buyer LLC Agreement, the Company LLC Agreement, and any other agreement, document, instrument or certificate contemplated by this Agreement to be executed by any of the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

“Applicable Law” shall mean all provisions that apply to a Person or its property of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, approvals or orders of a Governmental Entity (including the SEC) having jurisdiction over the Person, (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with a Governmental Entity (including the SEC) having jurisdiction over the Person, and (iii) Applicable Securities Laws.

“Applicable Securities Laws” shall mean the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, applicable state blue sky laws and securities regulations and other Applicable Laws relating to securities or investment advisers, whether foreign or domestic.

“Base Consideration” has the meaning set forth in Section 3.1(a)(i).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized to close.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Deductible” means $2,000,000.

“Buyer’s Earn-Out Calculations” has the meaning set forth in Section 3.3(b).

“Buyer Formation Documents” has the meaning set forth in Section 7.1.

“Buyer Fundamental Representations” shall mean the representations and warranties set forth in Section 7.1, Section 7.5, Section 7.6 and Section 7.18.

“Buyer Group” shall mean the Parent, the Buyer and any direct or indirect Subsidiary of the Buyer.

“Buyer Group Affiliate Contract” shall mean any contract between or among (i) any equityholder of the Parent or the Buyer or any Affiliate of either of them or Related Party of any equityholder of the Parent or the Buyer, on the one hand, and (ii) any member of the Buyer Group or otherwise in respect of the Buyer Group Business, on the other hand, other than this Agreement, the Parent Organizational Documents, the Buyer Formation Documents or, for the avoidance of doubt, any limited partnership agreement or limited liability company agreement (or equivalent) of any Buyer Group GP Entity, Buyer Group Fund or Subsidiary of the Buyer.

“Buyer Group Business” shall mean the business conducted by the Buyer Group as of the date hereof.

“Buyer Group Funds” shall mean any investment vehicle for which any member of the Buyer Group, directly or indirectly, provides Investment Management Services or serves as the sponsor, general partner, managing member, or in any similar capacity (including any master or feeder fund, parallel fund, fund of one or other alternative investment vehicle or third-party co-investment vehicle, but excluding any “separate account clients”).

“Buyer Group GP Entities” shall mean each Person that is the general partner or managing member (or equivalent) of any Buyer Group Fund and a direct or indirect Subsidiary of the Buyer.

“Buyer Group Investment Contract” shall mean any contract, agreement, instrument or understanding, whether oral or written, relating to the rendering of Investment Management Services to any Person by any member of the Buyer Group including, for the avoidance of doubt, (i) the limited partnership agreement or limited liability company agreement (or equivalent) of any Buyer Group Fund and (ii) any side letter with any investor in any Buyer Group Fund, but excluding any Buyer Group Portfolio Contract and any subscription agreement entered into between a Buyer Group Fund and any investor in a Buyer Group Fund.

“Buyer Group Leased Real Property” shall mean the real property of which any member of the Buyer Group is a lessee.

“Buyer Group Listed Intellectual Property” shall mean (i) all registered trademarks, (ii) all patents, (iii) all registered copyrights and (iv) all applications for the foregoing, in each case, owned by any member of the Buyer Group.

“Buyer Group Material Adverse Effect” shall mean any effect, change, circumstance, event, development, occurrence or condition that, individually or taken together with any other effect, change, circumstance, event, development, occurrence or condition, has had or would be reasonably likely to have a material adverse effect on (i) the business, properties, assets, condition (financial or otherwise) or results of operations of the Buyer Group, taken as a whole; provided, however, that in determining whether there has been a Buyer Group Material

Adverse Effect, any effect, change, circumstance, event, development, occurrence or condition to the extent resulting from, relating to or arising out of any of the following shall be disregarded: (A) general United States or international economic conditions or conditions generally affecting the industry in which the Buyer Group operates; (B) any change in the credit, debt, financial, banking, securities, currency or capital markets in general (whether in the United States or any other country or in any international market) or in interest or exchange rates (including any disruption thereof and any decline in the price of any security or any market index); (C) any national disaster, national or international political or social conditions, including but not limited to the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or natural or man-made disaster or acts of God; (D) any Contagion Event or Contagion Measure; (E) changes in Applicable Laws and/or Investment Laws and Regulations, GAAP or accounting rules; (F) any failure by any member of the Buyer Group to meet any projections, forecasts or estimates of revenue or earnings (as distinguished from any event that caused such failure); (G) any changes in the market price or trading volume of the equity securities of the Parent (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Buyer Group Material Adverse Effect may be taken into account); or (H) the identity of the Company Group or the announcement of the execution of this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby; provided, further, that, with respect to clauses (A) to (F), the impact of such effect, change, circumstance, event, development, occurrence or condition is not disproportionately adverse to the Buyer Group, taken as a whole, as compared to other similarly situated companies engaged in the same business as the Buyer Group or (ii) the ability of the Buyer Group to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.

“Buyer Group Portfolio Contract” shall mean any contract, agreement or instrument relating to any investment by any Person to whom any member of the Buyer Group provides any Investment Management Services, including, without limitation, any Buyer Group Fund, to which no member of the Buyer Group is a party.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Buyer Investor” has the meaning set forth in Section 8.7(d)(ii).

“Buyer LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Buyer effective prior to the Closing Date in substantially the form attached hereto as Exhibit B.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar law providing for the deferral of Taxes, the conditional deferral, reduction, or forgiveness of Taxes, the increase in the utility of Tax attributes, or other Tax-related measures, in each case, intended to benefit taxpayers in response to the COVID-19 and associated economic downturn.

“Carried Interest” shall mean any performance fee, performance allocation, carried interest, promote, special profits interest or other compensation (or priority allocation) based on the investment performance of an Advisory Client, but, for the avoidance of doubt, excluding any management fees, any amounts that are paid in lieu of management fees in connection with any “cashless contribution” or “fee conversion” strategy or otherwise, and any return on any cashless contribution or fee conversion itself (which, for the avoidance of doubt, shall be treated as a return on invested capital).

“Cash” shall mean, as of the Reference Time, all cash and cash equivalents held by the Company Group (other than the Company Group GP Entities) at such time and marketable securities (in the case of cash equivalents and marketable securities, to the extent convertible to cash within thirty (30) days), in each case determined in accordance with GAAP. For the avoidance of doubt, and in a manner consistent with GAAP, Cash shall (i) be calculated net of issued but uncleared checks and drafts, to the extent such checks have not cleared as of the Reference Time, (ii) include uncleared checks and drafts deposited for the account of any member of the Company Group (other than the Company Group GP Entities), (iii) be calculated net of Restricted Cash, and (iv) exclude any cash related to the earned but unpaid Carried Interest.

“CEA” shall mean the Commodity Exchange Act of 1936, as amended, and the rules and regulations promulgated thereunder.

“Claim” has the meaning set forth in Section 15.14(a)(v).

“Client Consents” means:

(i) with respect to an Advisory Client (other than a WTI Fund) that is party to a Company Group Investment Contract requiring (by its terms and/or under Applicable Laws) written or “express” consent to the deemed assignment of such Company Group Investment Contract resulting from the transactions contemplated by this Agreement, that such Advisory Client has provided written Consent to such deemed assignment of such Company Group Investment Contract resulting from the transactions contemplated by this Agreement, and such Consent remains in effect as of the Closing;

(ii) with respect to an Advisory Client (other than a WTI Fund) that is a party to a Company Group Investment Contract that does not prohibit (by its terms or under Applicable Laws) the use of “negative consent” to the deemed assignment of such Company Group Investment Contract, that such Advisory Client has been sent a written notification and consent letter as contemplated in Section 8.4, and such Advisory Client has not for a period of at least forty-five (45) days (or such shorter period specified in such Company Group Investment Contract) following receipt of such letter (or otherwise prior to the Closing) communicated to the Company Group objections (or otherwise affirmatively declined to give its Consent) to the deemed assignment of such Company Group Investment Contract resulting from the transactions contemplated by this Agreement, and such Consent remains in effect as of the Closing;

(iii) with respect to an Advisory Client that is a WTI Fund that approval has been obtained in the manner contemplated by Schedule 8.4 of the Company Disclosure Schedule; and

(iv) with respect to the Registered Funds, that each Registered Fund has approved (including for the avoidance of doubt, Registered Fund Board Approval and Registered Fund Shareholder Approval) the entry into a new investment advisory agreement (not including an interim advisory agreement under Rule 15a-4 under the Investment Company Act) with a member of the Company Group in accordance with Applicable Law, including, for the avoidance of doubt, the Investment Company Act.

“Closing” has the meaning set forth in Section 4.

“Closing Date” has the meaning set forth in Section 4.

“Closing Statement” has the meaning set forth in Section 3.2(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in Preamble hereto.

“Company 401(k) Plan” means the Westech Investment Advisors, LLC 401(k) Plan.

“Company Equity Rights” has the meaning set forth in Section 5.6(b).

“Company Financial Statements” has the meaning set forth in Section 5.7.

“Company Formation Documents” has the meaning set forth in Section 5.1.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1, Section 5.5, Section 5.6(a) and (b) and Section 5.28.

“Company Group” shall mean the Company, the Company Group GP Entities and any direct or indirect Subsidiary of the Company.

“Company Group Affiliate Contract” shall mean any contract between or among (i) any Seller or any Affiliate of any Seller, on the one hand, and (ii) any member of the Company Group, on the other hand, other than this Agreement, the Company Formation Documents or any limited partnership agreement or limited liability company agreement (or equivalent) of any Company Group GP Entity, WTI Fund or Registered Fund.

“Company Group Business” shall mean the business conducted by the Company Group as of the date hereof.

“Company Group ERISA Affiliate” has the meaning set forth in Section 5.18(c).

“Company Group GP Entities” shall mean each Person that is the general partner or managing member (or equivalent) of any WTI Fund, including but not limited to Venture Lending and Leasing IX GP, LLC, WTI Fund X GP, LLC, WTI Equity Opportunity Fund GP I, L.L.C. and each of their respective Subsidiaries.

“Company Group Investment Contract” shall mean any contract, agreement, instrument or understanding, whether oral or written, relating to the rendering of Investment Management Services to any Person by any member of the Company Group including, for the avoidance of doubt, (i) the limited partnership agreement, limited liability company agreement or other governing documents (or equivalent) of any WTI Fund and (ii) any side letter with any investor in any WTI Fund, but excluding any Company Group Portfolio Contract and any subscription agreement entered into between a WTI Fund and any investor in a WTI Fund.

“Company Group IP” has the meaning set forth in Section 5.13(c).

“Company Group Lease” has the meaning set forth in Section 5.11(a).

“Company Group Leased Real Property” has the meaning set forth in Section 5.11(a).

“Company Group Licenses and Permits” has the meaning set forth in Section 5.14.

“Company Group Listed Intellectual Property” has the meaning set forth in Section 5.13(a).

“Company Group Material Adverse Effect” shall mean any effect, change, circumstance, event, development, occurrence or condition that, individually or taken together with any other effect, change, circumstance, event, development, occurrence or condition, has had or would be reasonably likely to have a material adverse effect on (i) the business, properties, assets, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided, however, that in determining whether there has been a Company Group Material Adverse Effect, any effect, change, circumstance, event, development, occurrence or condition to the extent resulting from, relating to or arising out of any of the following shall be disregarded: (A) general United States or international economic conditions or conditions generally affecting the industry in which the Company Group operates; (B) any change in the credit, debt, financial, banking, securities, currency or capital markets in general (whether in the United States or any other country or in any international market) or in interest or exchange rates (including any disruption thereof and any decline in the price of any security or any market index); (C) any national disaster, national or international political or social conditions, including but not limited to the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or natural or man-made disaster or acts of God; (D) any Contagion Event or Contagion Measure; (E) changes in Applicable Laws and/or Investment Laws and Regulations, GAAP or accounting rules; (F) any failure by any member of the Company Group to meet any projections, forecasts or estimates of revenue or earnings (as distinguished from any event that caused such failure); or (G) the identity of the Buyer Group or the announcement of the execution of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the Buyer Group’s disclosure of its plans or intentions with respect to the conduct of the business of the Company Group after the Closing (including, in each case, the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, vendors, partners, employees or Governmental Entities); provided, further, that, with respect to clauses (A) to (G), the impact of such effect, change, circumstance, event, development, occurrence or condition is not disproportionately adverse to the Company Group, taken as a whole, as compared to other similarly situated companies engaged in the same business as the Company Group or (ii) the ability of the Company Group to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.

“Company Group Material Contract” has the meaning set forth in Section 5.17(b).

“Company Group Plans” has the meaning set forth in Section 5.18(a).

“Company Group Portfolio Contract” shall mean any contract, agreement or instrument relating to any investment by any Advisory Client, to which no member of the Company Group is a party.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company in substantially the form attached hereto as Exhibit C, as may be amended from time to time.

“Competitive Activity” has the meaning set forth in Section 8.7(b)(ii).

“Competitive Enterprise” has the meaning set forth in Section 8.7(b)(iii).

“Confidential Information” has the meaning set forth in Section 15.8(a).

“Consent” has the meaning set forth in Section 5.4.

“Contagion Event” means (i) the outbreak or ongoing effects of any contagious disease, epidemic or pandemic (including the COVID-19 virus) or any global or regional health conditions or (ii) any worsening of any of the foregoing.

“Contagion Measure” means any (i) quarantine, “shelter in place,” “stay at home,” social distancing, shut-down, closure, sequester or declaration of martial law or similar Applicable Law, directive, policy or guidance by any Governmental Entity or (ii) action taken (or omitted to be taken) in connection with or in response to any Applicable Law, in each case of clauses (i) and (ii), in connection with or in respect to any Contagion Event.

“Continuing Employee” has the meaning set forth in Section 9.2.

“Contracts” means all written or oral agreements, contracts, leases, subleases, purchase orders, arrangements, letters of credit, guarantees, commitments and obligations, in each case, to the extent legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Agreements” mean, collectively, (a) the Loan and Security Agreement, dated as of April 5, 2016, by and among BDC VIII, as Borrower, Fund VIII and Venture Lending & Leasing VIII Holdings, Inc., as guarantors, and the Lenders and other parties thereto, as amended, (b) the Amended and Restated Loan and Security Agreement, dated as of March 18, 2021, by and among BDC IX, as Borrower, Fund IX and Venture Lending & Leasing IX Holdings, Inc., as guarantors, and the Lenders and other parties thereto, as amended, and (c) the Amended and Restated Loan and Security Agreement, dated as of October 18, 2021, by and among BDC X, as Borrower, Fund X and Fund X GP, as guarantors, and the Lenders and other parties thereto.

“Debt Financing” has the meaning set forth in the definition of “Increase Joinder and First Amendment”.

“Debt Financing Entities” means the Debt Financing Sources, together with their Affiliates, and their and their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their successors and assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Increase Joinder and First Amendment to provide all or any part of the Debt Financing described in the Increase Joinder and First Amendment (or any replacement debt financings) in connection with the transactions contemplated by this Agreement, including the parties to any engagement letters, commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Disputed Item” has the meaning set forth in Section 3.2(c).

“Earn-Out Payment” or “Earn-Out Payments” has the meaning set forth in Section 3.3(a).

“Earn-Out Period” shall mean the period from January 1, 2023 to December 31, 2027; provided that, if, prior to the end of the Earn-Out Period, any member of the Buyer Group enters into any transaction, as a result of which there occurs an “assignment” (as defined under the Advisers Act) of the investment advisory agreements of the Company, the Earn-out Period shall be extended for an additional two (2)-year period until December 31, 2029.

“Earn-Out Shares” means the Class B Shares (as defined in the Company Formation Documents).

“EBITDA” has the meaning set forth in Section 3.3(a).

“EBITDA Rules” has the meaning set forth on Schedule A attached hereto.

“Environmental Laws” has the meaning set forth in Section 5.22.

“Equity Consideration” has the meaning set forth in Section 3.1(f).

“Equity Opportunity Fund” shall mean WTI Equity Opportunity Fund I, L.P.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations of the Department of Labor promulgated thereunder.

“Estimated Cash” has the meaning set forth in Section 3.1(b).

“Estimated Closing Amount” has the meaning set forth in Section 3.1(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.1(b).

“Estimated Indebtedness” has the meaning set forth in Section 3.1(b).

“Estimated Net Working Capital” has the meaning set forth in Section 3.1(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020).

“Final Cash” has the meaning set forth in Section 3.2(b).

“Final Closing Amount” has the meaning set forth in Section 3.2(a).

“Final Indebtedness” has the meaning set forth in Section 3.2(b).

“Final Net Working Capital” has the meaning set forth in Section 3.2(b).

“Final Transaction Expenses” has the meaning set forth in Section 3.2(b).

“First Earn-Out Milestone” has the meaning set forth in Section 3.3(a).

“Fraud” means actual or intentional (and not constructive) common law fraud with respect to the making of a representation or warranty by a party in this Agreement or any certificate delivered pursuant hereto. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fund Financial Statement” has the meaning set forth in Section 5.27(f).

“Fund Reports” has the meaning set forth in Section 5.15(c).

“Fund VII” means Venture Lending & Leasing VII, LLC.

“Fund VIII” means Venture Lending & Leasing VIII, LLC.

“Fund IX” means Venture Lending & Leasing IX, LLC.

“Fund X” means WTI Fund X, LLC.

“Fundamental Representations” shall mean the Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” shall mean any federal, state or local governmental, regulatory or other public body, agency, commission, department, branch, division, subdivision, bureau, audit group, procuring office or authority (including self-regulatory organizations), court, tribunal, domestic or foreign, including the employees or agents thereof.

“HSR Act” has the meaning set forth in Section 5.4.

“Increase Joinder and First Amendment” means that certain increase joinder and first amendment, dated as of the date hereof, to the Credit Agreement dated as of December 22, 2021 (as amended, supplemented or otherwise modified from time to time), by and among P10, Inc., a Delaware corporation, as the borrower, the guarantors party thereto from time to time, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, providing for debt financing as described in such increase joinder and first amendment (together with all exhibits, schedules and annexes thereto), pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Increase Joinder and First Amendment, the Debt Financing Sources party thereto have agreed to lend the amounts set forth in the Increase Joinder and First Amendment (the “Debt Financing”).

“Indebtedness” shall mean, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, make whole premiums, breakage costs or premiums, prepayment penalties of similar fees, costs and charges payable as a result of the full repayment thereof or the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any member of the Company Group (other than the Company Group GP Entities) consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) the redemption value of or value of payments required to terminate, as applicable, all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any such Person, whether periodically or upon the happening of a contingency, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person, (v) all obligations under any leases required to be capitalized in accordance with GAAP, (vi) all indebtedness secured by any Lien on any property or asset owned or held by any such Person, (vii) all earn-out payments, installment payments or other payments of deferred or contingent purchase price relating to any acquisition of the assets or securities of any Person, (viii) all deferred capital expenditures, (ix) all liabilities with respect to any current or former employee, officer or director of any member of the Company Group (other than the Company Group GP Entities) relating to any deferred compensation obligations or any accrued but unpaid employee severance obligations and the employer portion of any employment or payroll Taxes payable with respect thereto, (x) the aggregate amount of any accrued but unpaid bonuses, commissions or other incentive compensation for any prior fiscal year and for the period commencing on January 1, 2022, and ending on the Closing Date and the employer portion of any employment or payroll Taxes payable with respect thereto, (xi) any accrued but unpaid income Taxes and any Taxes deferred under any Pandemic Response Law that remain unpaid as of the Closing, and (xii) all obligations of others referred to in the foregoing clauses (i) through (xi) guaranteed directly or indirectly in any manner by such Person. Notwithstanding the foregoing, “Indebtedness” shall not include any (x) undrawn letters of credit, or (y) amounts included as Transaction Expenses or any amounts included in the calculation of Net Working Capital.

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Indemnified Taxes” shall mean, without duplication, (i) all Taxes of the Sellers that are assessed or collected against any member of the Buyer Group (including the Company Group (other than the Company Group GP Entities) after the Closing) with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, (ii) any Taxes of any member of the Company Group, excluding the Company Group GP Entities, with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, determined in accordance with Section 10.2(c), (iii) Transfer Taxes for which any Seller is responsible under this Agreement, (iv) the unpaid Taxes of any Person imposed on any member of the Company Group, excluding the Company Group GP Entities, under Applicable Law as a transferee or successor, by contract (other than any contract entered into in the ordinary course of business the principal subject of which is not related to Taxes), or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (v) any Taxes imposed on any member of the Company Group (other than the Company Group GP Entities) resulting from the Pre-Closing Restructuring and (vi) any Taxes imposed on the Buyer or any member of the Company Group (other than the Company Group GP Entities) after the Closing resulting from the Earn-Out Payments; provided, that (A) any Taxes that were specifically taken into account as Indebtedness or a liability in the calculation of the Net Working Capital or as Transaction Expenses, in each case in a manner and solely to the extent that such Taxes actually reduced the Final Closing Amount, and (B) any Taxes attributable to actions not contemplated by this Agreement taken on the Closing Date and after the Closing outside of the ordinary course of business, in each case, shall not be Indemnified Taxes.

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Intellectual Property” shall mean all administrative and legal rights relating to the following owned, used or held for use in the Company Group Business (with respect to the Company Group) or the Buyer Group Business (with respect to the Buyer Group) anywhere in the world: (i) all patents, patent applications, patent disclosures and any other similar rights to inventions (whether or not patentable or reduced to practice), (ii) all trade secrets, confidential proprietary information (including any proprietary models, technology, business methods, technical data and customer lists), know how (including with respect to investment processes) and Software, (iii) all copyrights (whether or not registered or published) and any copyrights registrations or applications therefor, mask works and moral and economic rights of authors and inventors, however denominated, (iv) all industrial designs and any registrations and applications therefor, (v) all trade names, corporate names, trade dress, logos, common law trademarks and service marks and any other similar identifiers of source, together with all trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith, (vi) all databases and data collections and all rights therein, (vii) all Internet addresses, sites, social media accounts and domain names and numbers and (viii) all other intellectual property or proprietary rights. For the avoidance of doubt, the term “Intellectual Property” shall include the Company Group Listed Intellectual Property (with respect to the Company Group) and the Buyer Group Listed Intellectual Property (with respect to the Buyer Group).

“Interests” shall have the meaning set forth in the Recitals hereto.

“Interim Trial Balance” has the meaning set forth in Section 5.7.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Investment Laws and Regulations” has the meaning set forth in Section 5.15(a).

“Investment Management Services” shall mean investment management or investment advisory or sub-advisory services, including any services deemed to be “investment advice” pursuant to the Advisers Act.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, (i) in the case of the Company, the actual knowledge, after reasonable inquiry, of Maurice Werdegar, David Wanek, Jay Cohan and Jared Thear, (ii) in the case of the Buyer, the actual knowledge, after reasonable inquiry, of Robert Alpert, Clark Webb and W. Fritz Souder and (iii) in the case of Sellers, the actual knowledge, after reasonable inquiry, of Maurice Werdegar, David Wanek, Jay Cohan and Jared Thear.

“Lender Consent” shall mean the written consent to the Change of Control (as defined in the applicable Credit Agreement) of the Company from the applicable lender under Section 7.1(o) of each of the Credit Agreements in a form acceptable to such lender and as required by the applicable Credit Agreement.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), option, easement, right of first refusal, adverse claim, conditional sale agreement, claim, charge, limitation or restriction, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” shall mean any liability, damage, interest, loss, fine, penalty, cost, expense, judgment, settlement, award, interest or expenses, including reasonable fees and expenses of counsel and reasonable expenses of investigation, preparing or defending the foregoing.

“Net Working Capital” shall mean an amount, without duplication, equal to (i) the sum of accounts receivable (net of any rebates, offsets or other management fee contra revenues), prepaid expenses and other current assets of the Company Group (other than the Company Group GP Entities) (excluding assets included in the determination of Cash) minus (ii) the sum of accounts payable, accrued expenses (including accrued benefits, deposits, payroll taxes, accrued payroll, 401(k) deferrals, dues payable and sales and use tax payable), revenue received in advance and other current liabilities of the Company Group (other than the Company Group GP Entities) (excluding liabilities included in the determination of Cash, Indebtedness and Transaction Expenses), in each case as of the Reference Time, as determined in accordance with GAAP, except as adjusted pursuant to Schedule B. For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule B.

“New IAA” has the meaning set forth in Section 8.10(a).

“Non-Management Fee Economics” has the meaning set forth in Section 8.9.

“NYSE” means the New York Stock Exchange. If the New York Stock Exchange is not then the principal U.S. national securities exchange for the Parent Class A Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Class A Common Stock is then traded.

“NYSE Price” means the trading price of Parent Class A Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller Representative).

“Outside Date” has the meaning set forth in Section 14.1(e).

“P10 Entity” has the meaning set forth in Section 8.7(b)(i).

“P10 Fund” has the meaning set forth in Section 9.9.

“P10 Pre-Closing Reorganization” means the following actions: (a) the Buyer will cause each of its subsidiaries Five Points Capital Inc., Trident ECP Holdings Inc. and Trident ECG Holdings Inc. to convert from a corporation to a state law limited liability company and (b) Parent will cause its subsidiary P10 Holdings Inc. to transfer all of the outstanding equity interests in P10 Advisors, LLC to Buyer.

“Pandemic Response Laws” means the CARES Act, the FFCRA, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 and associated economic downturn.

“Parent” has the meaning set forth in the Recitals.

“Parent Class A Common Stock” has the meaning set forth in Section 7.6(b).

“Parent Class B Common Stock” has the meaning set forth in Section 7.6(b).

“Parent Organizational Documents” has the meaning set forth in Section 7.1.

“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws.

“Performance Records” has the meaning set forth in Section 5.12(b).

“Permitted Liens” shall mean (i) Liens for utilities, current Taxes or assessments or other governmental charges not yet due and payable or that are being diligently contested in good faith by appropriate proceedings and, for which adequate reserves (in accordance with GAAP) have been established, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business not yet due and payable, (iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (iv) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (v) Liens arising under protective filings, (vi) Liens in favor of a banking institution arising as a matter of Applicable Law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry, (vii) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Company Group Leased Real Property (with respect to the Company Group) or the Buyer Group Leased Real Property (with respect to the Buyer Group), as applicable, which are not violated by the current use and operation of the Company Group Leased Real Property (with respect to the Company Group) or the Buyer Group Leased Real Property (with respect to the Buyer Group), respectively, (viii) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the Company Group Leased Real Property (with respect to the Company Group) or the Buyer Group Leased Real Property (with respect to the Buyer Group), as applicable, which do not materially impair the occupancy or use of the Company Group Leased Real Property (with respect to the Company Group) or the Buyer Group Leased Real Property (with respect to the Buyer Group), respectively, for the purposes for which it is currently used or proposed to be used in connection with the Company Group Business or the Buyer Group Business, respectively, (ix) public roads and highways, (x) purchase money Liens and Liens securing rental payments under capital lease arrangements, (xi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (xii) Liens on the ownership or transfer of securities arising under applicable Law.

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Adjustment Amount” means an amount equal to (a) the Final Closing Amount minus (b) the Estimated Closing Amount.

“Post-Signing Audited Financial Statements” has the meaning set forth in Section 8.12(a).

“Post-Signing Financials” has the meaning set forth in Section 8.12(a).

“Post-Signing Quarterly Financials” has the meaning set forth in Section 8.12(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Principles” shall mean the accounting methods, practices, and principles (including classification and estimation methodologies) used by the Company Group in the preparation of the most recent unaudited Company Financial Statements as set forth on Exhibit D (collectively, the “Company Accounting Principles”). Without limiting the foregoing, all determinations made hereunder as of the Reference Time shall be made without taking into account the transactions contemplated by this Agreement.

“Proceedings” means any judicial, administrative or arbitral actions, claims, suits or proceedings by or before any Governmental Entity.

“Purchase” has the meaning set forth in Section 2.1.

“R&W Insurer” shall mean American International Group, Inc. (AIG).

“R&W Policy” shall mean that certain buyer-side representations and warranties insurance policy issued by the R&W Insurer to the Buyer with respect to the representations and warranties of the Company and the representations and warranties of the Sellers made in this Agreement and in the form attached hereto as Exhibit F.

“Reference Time” shall mean 11:59 p.m. New York City time on the day before the Closing Date.

“Registered Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which any member of the Company Group acts as investment adviser, investment sub-adviser, general partner, managing member, sponsor, manager or in a similar capacity, and which is registered as an investment company under the Investment Company Act.

“Registered Fund Board” means, with respect to a Registered Fund, the board of directors, the board of trustees, or equivalent body, of such Registered Fund.

“Registered Fund Board Approval” has the meaning set forth in Section 8.10(a).

“Registered Fund Proxy Statement” has the meaning set forth Section 8.10(b).

“Registered Fund Regulatory Documents” has the meaning set forth in Section 5.27(p).

“Registered Fund Shareholder Approval” has the meaning set forth in Section 8.10(a).

“Regulatory Agency” has the meaning set forth in Section 5.29.

“Related Client” shall mean any Advisory Client or investor in any WTI Fund that is (i) any member of the Company Group, any Seller, (ii) a director, officer, shareholder, owner or employee of any member of the Company Group or a member of the immediate family of any such director, officer, shareholder, owner or employee, or (iii) a trust or collective investment vehicle in which any member of the Company Group is a holder of a beneficial interest (but only to the extent of such interest).

“Related Party” shall mean, with respect to any specified Person, (i) any Affiliate of such specified Person, (ii) any Person who is a director, officer, general partner, managing member, employee, equityholder or in a similar capacity of such specified Person or any of its Affiliates and (iii) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Representative” means, with respect to a particular Person, any director, manager, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Restricted Cash” means all Cash that is not freely useable and available to the Company Group (other than the Company Group GP Entities) because it is subject to restrictions or limitations on use or distribution either by Contract or Applicable Law.

“Restricted Period” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date; provided that, with respect to the Seller identified in Schedule 8.7(b)(iii) of the Company Disclosure Schedule, the restrictions set forth in Section 8.7(b) shall terminate on October 31, 2024.

“Restrictive Covenants” has the meaning set forth in Section 8.7(a).

“Revenue” means, with respect to an Advisory Client, the amount set forth on Schedule 5.24 across from such Advisory Client’s name, which represents the fees (whether based on fixed fee, minimum fee, asset based or other arrangements, but excluding carried interest, and net of any applicable fee waivers, reimbursements or similar offsets) paid by such Advisory Client pursuant to the applicable Company Group Investment Contract for the 2021 calendar year.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 7.7.

“Second Earn-Out Milestone” has the meaning set forth in Section 3.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Deductible” means $2,000,000.

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Section 6.1, Section 6.4 and Section 6.6.

“Seller Cash Percentage” means, with respect to each Seller, the percentage labeled as such Seller’s “Seller Cash Percentage” as set forth on the Allocation Schedule.

“Seller Indemnity Percentage” shall mean, with respect to each Seller, the percentage labeled as such Seller’s “Seller Indemnity Percentage” as set forth on the Allocation Schedule; provided that, in the event that any Earn-Out Payment is made, such percentages shall be recalculated (and adjusted) to reflect the receipt of such payments so that the Seller Indemnity Percentage for each of Maurice C. Werdegar and David R. Wanek is increased on a proportionate basis to reflect such payments (and the Seller Indemnity Percentage for each other Seller is decreased on a proportionate basis).

“Seller Recipient” has the meaning set forth in Section 3.3(a).

“Seller Released Claim” has the meaning set forth in Section 9.7(a).

“Seller Released Person” has the meaning set forth in Section 9.7(a).

“Seller Releasing Person” has the meaning set forth in Section 9.7(a).

“Seller Representative” shall mean (i) as of the date hereof, David R. Wanek and (ii) if, at any time following the date hereof, any Person replaces David R. Wanek as the representative of the Sellers hereunder in accordance with the terms of this Agreement, such Person.

“Sellers” has the meaning set forth in the Preamble hereto.

“Software” shall mean any and all (i) computer programs of any kind (and in any form, including source code, object code or executable code), including applications, mobile applications, web- or browser-based applications, interfaces, engines, tools, utilities, scripts, firmware, and software implementations of algorithms, models, and methodologies, and (ii) related documentation, in each case ((i) and (ii)), together with all rights therein.

“SRO” has the meaning set forth in Section 5.29.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity of which (i) more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) such first Person or its Subsidiary is a general partner or managing member; provided, that (x) the WTI Funds and the Registered Funds shall not be deemed to be Subsidiaries of the Company Group and (y) the Buyer Group Funds shall not be deemed to be Subsidiaries of the Buyer Group.

“Target Working Capital” means $0.

“Tax” or “Taxes” means any and all U.S. federal, state, local, provincial, non-U.S., and other taxes, assessments, charges, duties, fees, levies or other charges (including interest, penalties or additions to tax or additional amounts with respect thereto), whether disputed or not, including net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, conveyance, deed, documentary, recording, mortgage, inventory, tangible, intangibles, rent, occupancy, franchise, profits, capital stock, capital, capital gains, net worth, registration, license, lease, leasehold interest, service, service use, withholding, payroll, employment, social security (or similar), social contribution, unemployment, compensation, disability, excise, severance, stamp, occupation, premium, real property, personal property, windfall profits, fuel, environmental, production, customs duties, accumulated earnings, personal holding company, alternative or add-on minimum, estimated and all other taxes of any kind (including, for the avoidance of doubt, any tax imposed under or with respect to Section 965 of the Code and any imputed underpayment under Section 6225 of the Code (or any other similar provision of state, local or non-U.S. law)), whether imposed directly or through withholding.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed in connection with the calculation, determination, assessment or collection of any Taxes.

“Third Earn-Out Milestone” has the meaning set forth in Section 3.3(a).

“Third-Party Claim” has the meaning set forth in Section 11.5(b).

“Trading Day” means a day on which shares of Parent Class A Common Stock are traded on the NYSE.

“Transaction Expenses” shall mean:

(i) all fees and expenses payable to the legal, financial and other advisors and accountants of the Company Group, in each case to the extent (A) unpaid as of the Closing and (B) related to the transactions contemplated by this Agreement;

(ii) other than the EIP (as defined in the WTI LLC Agreement), to the extent payable by any member of the Company Group or any Person that any member of the Company Group is legally obligated to pay or reimburse, any transaction bonus, retention bonus, discretionary bonus or change in control payment payable to any current or former employee, manager, consultant or other natural person service provider of any member of the Company Group as a result of the transactions contemplated by this Agreement, including the employer portion of any employment or payroll Taxes payable with respect thereto (any of the payments described in this clause (ii) that are triggered by a termination of employment by any member of the Company Group after the Closing shall not be a Transaction Expense) (such amounts under this clause (ii), collectively, the “Sale Bonuses”);

(iii) one-half of the premium for the R&W Policy;

(iv) one-half of the premium for the D&O Insurance;

(v) all costs, fees and expenses incurred by any member of the Company Group in connection with each consent sought pursuant to Section 8.2 and Section 8.4;

(vi) all costs, fees, and expenses incurred by any member of the Company Group in connection with preparation of the Post-Signing Financial Statements pursuant to Section 8.12; and

(vii) one-half of all costs, fees and expenses incurred by any member of the Company Group in connection with each consent sought pursuant to Section 8.10.

Notwithstanding the foregoing, Transaction Expenses shall not include any amount paid by any member of the Company Group on the Closing Date in respect of Estimated Transaction Expenses under Section 3.1(e).

“Transaction Expenses Wire Instructions” has the meaning set forth in Section 3.1(e).

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Ultimate GP” means the Person(s) that, directly or indirectly, exercises control over any Company Group GP Entity, including but not limited to, a Company Group GP Entity’s general partner, manager or managing member (or equivalent).

“Undisputed Item” has the meaning set forth in Section 3.2(c).

“Units” means the Units representing limited liability company interests in the Buyer and having the rights and privileges as set forth in the Buyer LLC Agreement.

“Weighted Average Trading Price” means the average of the daily volume weighted averages of the NYSE Prices on each Trading Day in the thirty (30)-consecutive days ending on (and including) the day that is two (2) days prior to the date the Buyer is required to make any Earn-Out Payment.

“WTI Fund” shall mean any investment vehicle for which any member of the Company Group, directly or indirectly, provides Investment Management Services or serves as the sponsor, general partner, managing member, or in any similar capacity (including any master or feeder fund, parallel fund, fund of one or other alternative investment vehicle or third-party co-investment vehicle, but excluding any “separate account clients” and the Registered Funds).

“WTI Organization” has the meaning set forth in Section 5.31.

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act could reasonably be expected to constitute a breach of this Agreement, and such breach (i) resulted in, or contributed to, the failure of any of the conditions set forth in Section 12 or Section 13, as applicable, to be satisfied or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 4.

(b) Interpretation.

(i) The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by the words “without limitation.”

(ii) References to $ will be references to United States Dollars.

(iii) A reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns.

(iv) Except as otherwise specifically indicated herein, each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(v) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(vi) The parties hereto are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(vii) Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room, (b) actually delivered or provided to the Buyer or any of its Representatives, in each case, at least two (2) days prior to the date hereof or the Closing, as applicable or (c) actually delivered or provided to the Seller Representative or any of its Representatives, in each case, at least two (2) days prior to the date hereof or the Closing, as applicable.

SECTION 2.

PURCHASE AND SALE OF INTERESTS.

2.1 Purchase and Sale. Subject to the terms and conditions herein set forth, each Seller shall sell, convey, transfer, assign and deliver the Interests held by such Seller to the Buyer, and the Buyer shall purchase, acquire and accept such Interests from such Seller, at the Closing, in each case, free and clear of any Liens (other than generally applicable restrictions on transfer under Applicable Law) (the “Purchase”).

2.2 Withholding Rights. The Buyer (and any other applicable withholding agent) shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts of Tax as it is required by Applicable Law to deduct and withhold with respect to the making of such payment to such Person. All amounts that are deducted or withheld by an applicable withholding agent and paid over to or deposited with the relevant Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payment pursuant to this Agreement. If the Buyer determines any withholding is required with respect to any amounts payable under this Agreement, the Buyer shall use commercially reasonable efforts to notify the Seller Representative of any such withholding requirement within fifteen (15) Business Days prior to the date such withholding is required to be made and shall cooperate in good faith with the Sellers (including by taking all reasonable actions requested by the Sellers to the extent such actions would not reasonably be expected to have an adverse impact on the Buyer) to seek to reduce the amount of, or eliminate the necessity for, such withholding to the extent permitted by Applicable Law (except, in each case, if the deduction or withholding is in respect of compensation or results from a failure of a Seller (or its regarded owner) to deliver the Buyer a validly executed IRS Form W-9 as required by Section 13.6).

SECTION 3.

PURCHASE PRICE.

3.1 Closing Purchase Price.

(a) “Estimated Closing Amount” shall mean:

(i) $97,000,008 (the “Base Consideration”);

(ii) reduced by the amount, if any, by which Estimated Net Working Capital is less than the Target Working Capital;

(iii) increased by the amount, if any, by which Estimated Net Working Capital is greater than the Target Working Capital;

(iv) reduced by the amount of Estimated Cash, if Estimated Cash is a negative number;

(v) increased by the amount of Estimated Cash, if Estimated Cash is a positive number;

(vi) reduced by the amount of Estimated Indebtedness; and

(vii) reduced by the amount of Estimated Transaction Expenses.

(b) On or before the date which is two (2) days prior to the date on which the Closing is scheduled to occur, the Company shall prepare and deliver to the Buyer (i) a good faith estimate of the (A) Net Working Capital (“Estimated Net Working Capital”), (B) Cash (“Estimated Cash”), (C) Indebtedness (“Estimated Indebtedness”), (D) Transaction Expenses (“Estimated Transaction Expenses”) and (E) using the amounts referred to in clauses (A) through (D), the Estimated Closing Amount, in each case of clauses (A) through (D), as of the Reference Time and determined in accordance with GAAP (except as adjusted pursuant to Schedule B), and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein, (ii) an estimated unaudited consolidated balance sheet of the Company Group (other than the Company Group GP Entities) as of the Reference Time and prepared in accordance with GAAP (except as adjusted pursuant to Schedule B), together with any schedules and data as may be included to support the calculations of the items described in clauses (A) through (D) of Section 3.1(b)(i) and Section 3.1(b)(ii) (items (i) and (ii), collectively, the “Estimated Closing Statement”) and (iii) a schedule (the “Allocation Schedule”) setting forth the Seller Cash Percentages and the Seller Indemnity Percentages. For illustrative purposes only, attached as Schedule B is a spreadsheet illustrating the calculation of Net Working Capital as of each of October 1, 2022 and

November 1, 2022. For purposes of the Estimated Closing Statement and the determination of the Estimated Closing Amount, Estimated Net Working Capital shall be calculated in a manner consistent with the calculation of Net Working Capital set forth in Schedule B. The calculation of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses shall not include or take into account any action taken or committed to by the Buyer Group or any action taken or committed to by the Company Group following the Closing.

(c) Following the delivery of the Estimated Closing Statement to the Buyer, the Company shall provide the Buyer with reasonable access at reasonable times to copies of the work papers and other books and records of the Company Group and its senior executive employees to the extent related to the preparation of the Estimated Closing Statement for purposes of assisting the Buyer in its review of the Estimated Closing Statement.

(d) On the Closing Date, the Buyer shall pay, or cause to be paid, to each Seller, an amount of cash, by wire transfer of immediately available funds to such account indicated in writing by the Seller Representative prior to the Closing Date, equal to such Seller’s Seller Cash Percentage of the Estimated Closing Amount. For the avoidance of doubt, the Estimated Closing Amount shall be as provided in the Estimated Closing Statement.

(e) On the Closing Date, the Buyer shall pay, or cause to be paid, to each Person entitled thereto, an amount of cash, by wire transfer of immediately available funds, equal to the portion of Estimated Transaction Expenses (other than the Sale Bonuses) owing to such Person, in each case, in accordance with the Transaction Expenses Wire Instructions delivered pursuant to this Agreement.

(f) Equity Consideration. On the Closing Date, the Buyer shall deliver the Units of Buyer to the Sellers in the amounts set forth on Schedule 3.1(f) of the Company Disclosure Schedule (the “Equity Consideration”).

3.2 Post-Closing Closing Payment Adjustments.

(a) “Final Closing Amount” shall mean the following, as finally determined pursuant to this Section 3.2:

(i) the Base Consideration;

(ii) reduced by the amount, if any, by which Final Net Working Capital is less than the Estimated Net Working Capital;

(iii) increased by the amount, if any, by which Final Net Working Capital is greater than the Estimated Net Working Capital;

(iv) reduced by the amount of Final Cash, if Final Cash is a negative number;

(v) increased by the amount of Final Cash, if Final Cash is a positive number;

(vi) reduced by the amount of Final Indebtedness; and

(vii) reduced by the amount of Final Transaction Expenses.

(b) As promptly as practicable following the Closing, but in any event no later than forty-five (45) days after the date of the Closing, the Buyer shall prepare and deliver to the Seller Representative (i) a written report setting forth (A) Net Working Capital (“Final Net Working Capital”), (B) Cash (“Final Cash”), (C) Indebtedness (“Final Indebtedness”), (D) Transaction Expenses (“Final Transaction Expenses”) and (E) using the amounts referred to in clauses (A) through (D), the Final Closing Amount, in each case of clauses (A) through (D), as of the Reference Time and in accordance with GAAP (except as adjusted pursuant to Schedule B), and, except for Final Transaction Expenses, without giving effect to the transactions contemplated herein, and (ii) an unaudited consolidated balance sheet of the Company Group (other than the Company Group GP Entities) as of the Reference Time and in accordance with GAAP (except as adjusted pursuant to Schedule B), together with any schedules and data as may be included to support the calculations of the items described in clauses (A) through (D) of Section 3.2(b)(i) and Section 3.2(b)(ii) (items (i) and (ii), collectively, the “Closing Statement”). As provided for in Section 3.2(c), the Closing Statement shall be subject to review by the Seller Representative. For purposes of the Closing Statement, the Final Net Working Capital shall be calculated in a manner consistent with the calculation of Net Working Capital set forth in Schedule B. The parties agree that the determination of Estimated Closing Amount and Final Closing Amount shall be without any change in or introduction of any new reserves, and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies other than those used in the sample calculation set forth on Schedule B. The calculation of Final Net Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses shall not include or take into account any action taken or committed to by the Buyer Group following the Closing (which, for the avoidance of doubt, shall include the Company Group).

(c) From and after the delivery of the Closing Statement, the Seller Representative and its Representatives shall be entitled to reasonable access at reasonable times during normal business hours to the relevant employees, books, records and working papers of the Buyer Group and/or the accountants (subject to the execution and delivery of customary work paper access letters if requested), if any, assisting the Buyer in the preparation of the Closing Statement to aid in their review thereof. The Seller Representative may dispute any elements of the Closing Statement, including the calculations of the amounts set forth therein, by notifying the Buyer in writing (a “Dispute Notice”) of any such disputed amounts or calculations and setting forth, in reasonable detail with reasonably supporting materials, the basis for such dispute and alternative calculations with respect to the items or amounts with which it disagrees (each, a “Disputed Item”) within forty-five (45) days of the Seller Representative’s receipt of the Closing Statement from the Buyer. Any item or amount not objected to in the Dispute Notice (an “Undisputed Item”) shall become final and binding on the parties for purposes of this Agreement, except to the extent that an adjustment to a Disputed Item made in accordance with this Section 3.2 requires an offsetting adjustment to be made to an Undisputed Item. If the Buyer disputes a Disputed Item, then the Seller Representative and the Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days following the date on which the Seller Representative delivers the Dispute Notice to Buyer. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 (and any similar state laws) shall apply to all offers to compromise made by the Buyer and the Seller representative during such thirty (30)-day period of negotiations and any subsequent dispute arising therefrom. If, after such thirty (30)-day period, any such Disputed Item still remains disputed, then the Seller Representative and the Buyer shall submit such dispute to any independent, nationally recognized accounting firm as mutually agreed by the Buyer and the Seller Representative (the “Accounting Firm”), which shall, within thirty (30) days after such submission, determine and report to the Buyer and the Seller Representative upon such remaining Disputed Items or calculations, and such report shall be final, binding and conclusive on the Sellers and the Buyer; provided that (w) the Accounting Firm shall only be entitled to resolve those Disputed Items submitted to it for resolution (and any Undisputed Items or Disputed Items previously resolved between the Buyer and the Seller Representative that require an offsetting adjustment to be made in connection with the resolution of such Disputed Items), (x) the Accounting Firm shall consider only whether the calculations of such Disputed Items were prepared in accordance with this Agreement and whether there were mathematical errors in the calculations thereof in the Buyer’s Closing Statement (and the Accounting Firm is not authorized or permitted to make any other determination), (y) the Accounting Firm shall make its determination based solely on the applicable provisions of this Agreement and presentations and supporting material provided by the Buyer and the Seller Representative and not pursuant to any independent review and (z) in no event shall the Accounting Firm’s determination of such remaining Disputed Items or calculations be for an amount that is greater than the greatest value for such item claimed by the Buyer or the Seller Representative or less than the smallest value for such item claimed by the Buyer or the Seller Representative. The Buyer and the Seller Representative shall enter into reasonable and customary arrangements with the Accounting Firm for the services to be rendered by the Accounting Firm. The Accounting Firm shall deliver to the Buyer and the Seller Representative, as promptly as practicable and in any event shall endeavor to do so within thirty (30) days after its appointment, a written report (i) setting forth (x) the resolution of each Disputed Item submitted to it and (y) any adjustments that are required to be made to any Undisputed Items or Disputed Items previously resolved between the Buyer and the Seller Representative to reflect such resolution and (ii) containing a revised Closing Statement reflecting the foregoing (the “Accounting Firm Report”). The Closing Statement shall be deemed final upon the earliest of (i) the failure of the Seller Representative to notify the Buyer of a dispute within forty-five (45) days of the Seller Representative’s receipt of the Closing Statement from the Buyer, (ii) receipt by the Buyer of a notice from the Seller Representative stating that the Sellers accept the amounts and calculations set forth in the Closing Statement, (iii) the resolution of all Disputed Items pursuant to this Section 3.2(c) by the Seller Representative and the Buyer or (iv) the resolution of all Disputed Items pursuant to the Accounting Firm Report. The Buyer and the Seller Representative shall make reasonably available to the Accounting Firm all relevant books and records, as well as any documents or work papers used in the calculation of the Closing Statement (including those of the parties’ respective Representatives, to the extent applicable) and supporting documentation relating to such Closing Statement. All communications with the Accounting Firm must include a representative from each of the Buyer and the Seller Representative. The decision of the Accounting Firm shall be final and binding and the exclusive remedy of the parties with respect to any disputes arising with respect to the items set forth in the Closing Statement. The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer, on the one hand, and/or the Seller Representative (on behalf of the Sellers), on the other hand, based upon the proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Firm) bears to the aggregate amount of the Disputed Items submitted to the Accounting Firm for review and resolution.

(d) Following the resolution of any dispute concerning the Closing Statement in accordance with Section 3.2(c):

(i) if the Post-Closing Adjustment Amount is a positive number, then, within two (5) Business Days, the Buyer shall pay to each Seller such Seller’s Seller Cash Percentage of the Post-Closing Adjustment Amount by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative; and

(ii) if the Post-Closing Adjustment Amount is a negative number, then within two (2) Business Days, each Seller shall pay such Seller’s Seller Cash Percentage of the Post-Closing Adjustment Amount to the Buyer by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer.

(e) All payments made pursuant to Section 3.1(f) and Section 3.2 shall be treated as an adjustment to the purchase price for all purposes under this Agreement and by the parties for Tax purposes, unless otherwise required by Applicable Law.

3.3 Earn-Out Payments.

(a) As additional consideration for the Purchase of the Earn-Out Shares and subject to Section 8.12(e), Buyer shall pay to each of Maurice Werdegar and David Wanek (each a “Seller Recipient” and collectively, the “Seller Recipients”) contingent consideration in an amount equal to the applicable Earn-Out Payment with respect to any four (4)-consecutive calendar quarters during the Earn-Out Period. “Earn-Out Payment” shall mean, as applicable, (i) $12,500,000 in consideration (without interest) based upon the achievement of $20,000,000 in EBITDA in any such four-quarter period (the “First Earn-Out Milestone”); (ii) $18,750,000 in consideration (without interest and less any prior Earn-Out Payment(s)) based upon the achievement of $22,500,000 in EBITDA in any such four-quarter period (the “Second Earn-Out Milestone”); and (iii) $25,000,000 in consideration (without interest and less any prior Earn-Out Payment(s)) based upon the achievement of $25,000,000 in EBITDA in any such four-quarter period (the “Third Earn-Out Milestone” and, together with the First Earn-Out Milestone and the Second Earn-Out Milestone, the “Earn-Out Milestones”). For purposes of this Section 3.3, the “EBITDA” shall have the meaning given such term in the EBITDA Rules and shall be calculated in accordance with the EBITDA Rules set forth on Schedule A to this Agreement. For the avoidance of doubt, in no event shall either Seller Recipient be entitled to receive (x) an Earn-Out Payment for an applicable Earn-Out Milestone more than once for such Earn-Out Milestone during the Earn-Out Period or (y) an aggregate amount pursuant to this Section 3.3(a) in excess of (1) $25,000,000 or (2) in the case of a reduction pursuant to Section 8.12(e), $23,215,000. In the event that the first Earn-Out Payment is reduced pursuant to Section 8.12(e), any payment due under Sections 3.3(a)(ii) or (iii) shall be reduced by the same amount. Notwithstanding the foregoing, any future Earn-Out Payments shall be forfeited in the event such Seller Recipient’s employment with the Company or one of its Affiliates is terminated by the Company for Cause (as defined in his Employment Agreement) or by such Seller Recipient without Good Reason (as defined in his Employment Agreement) prior to the last day of a quarter in which any applicable Earn-Out Milestone is achieved. In the event that the employment of a Seller Recipient with the Company or one of its Affiliates is terminated (i) due to his death or Disability (as defined in his Employment Agreement), (ii) by the Company without Cause or (iii) by such Seller Recipient for Good Reason on or prior to the last day of a quarter in which the Third Earn-Out Milestone is achieved, then, subject to the actual achievement of the First Earn-Out Milestone within the Earn-Out Period and Section 8.12(e) (x) the portion of the Earn-Out Payment to be made to such Seller Recipient if the First Earn-Out Milestone is achieved shall be reduced by the First Shortfall Percentage, (y) the portion of the Earn-Out Payment to be made to such Seller Recipient if the Second Earn-Out Milestone is achieved shall be reduced by the Second Shortfall Percentage and (z) the portion of the Earn-Out Payment to be made to such Seller if the Third Earn-Out Milestone is achieved shall be reduced by the Third Shortfall Percentage.

The “First Shortfall Percentage” shall, with respect to a Seller Recipient, be a percentage equal to one minus a fraction, the numerator of which is EBITDA for the four-quarter period ending immediately following the first anniversary of the date of termination of the employment of such Seller Recipient, and the denominator of which is $20,000,000. The “Second Shortfall Percentage” shall be a percentage equal to one minus a fraction, the numerator of which is EBITDA for the four-quarter period ending immediately following the first anniversary of the date of such termination, and the denominator of which is $22,500,000. The “Third Shortfall Percentage” shall be a percentage equal to one minus a fraction, the numerator of which is EBITDA for the four-quarter period ending immediately following the first anniversary of the date of such termination, and the denominator of which is $25,000,000.

(b) Any Earn-Out Payment shall be paid in cash; provided, that at a Seller Recipient’s option, up to 50% of any Earn-Out Payment shall be paid in Units of Buyer. The number of Units of Buyer to be issued pursuant to the preceding sentence shall be equal to (i) the amount of the Earn-Out Payment a Seller Recipient elects to receive in Units divided by (ii) the Weighted Average Trading Price, which amount shall be rounded to the number of whole Units (with 0.5 rounded up). In order to elect to receive Units of Buyer pursuant to this Section 3.3(b), the Seller Recipients shall deliver an irrevocable written election to the Buyer within ten (10) days of the final determination of any Earn-Out Payment pursuant to this Section 3.3. Notwithstanding the foregoing, in no event shall the Buyer be obligated to issue a number of Units of Buyer pursuant to this Section 3.3(b) in excess of 20% of the number of Units of Buyer then outstanding at the time of any election to receive Units of Buyer pursuant to this Section 3.3(b).

(c) Within thirty (30) days following the end of each fiscal quarter of the Buyer during the Earn-Out Period beginning with the fiscal quarter ended December 31, 2023, the Buyer shall deliver to the Seller Representative a written statement of Buyer’s calculation (the “Buyer’s Earn-Out Calculations”) of the applicable Earn-Out Payment (if any), substantially in the form attached hereto as Schedule A.

(d) Such Earn-Out Payment shall become final and binding on the thirtieth (30th) day following Buyer’s delivery of the Buyer’s Earn-Out Calculations, unless prior to the thirtieth (30th) day following Buyer’s delivery of the Buyer’s Earn-Out Calculations, the Seller Recipients deliver a single written notice of disagreement setting forth the Seller Recipients’ calculation of such Earn-Out Payment with reasonably supporting documentation. Such notice of disagreement, if any, shall specify those items or amounts as to which the Seller Recipients disagree, and the Seller Recipients shall be deemed to have agreed with all other items and amounts contained in the Buyer’s Earn-Out Calculations.

(e) If a notice of disagreement is duly delivered by the Seller Recipients pursuant to Section 3.3(c), Buyer and the Seller Recipients shall follow the procedures set forth in Section 3.2(c), mutatis mutandis, to resolve such disagreement. All information provided or made available pursuant to this Section 3.3 to the Seller Representative or its respective attorneys, accountants or other agents shall constitute Confidential Information for all purposes of Section 15.8 of this Agreement.

(f) Subject to the last sentence of Section 3.3(a), the Buyer shall pay any applicable Earn-Out Payment as finally determined pursuant to this Section 3.3 to each Seller Recipient (i) by wire transfer of immediately available funds to the account designated by such Seller Recipient, (A) the amount of such Earn-Out Payment, less (B) any amount such Earn Out Recipient has elected to receive in Units of Buyer pursuant to Section 3.3(b), and, (ii) if applicable, by transfer of the number of Units of Buyer (as determined pursuant to Section 3.3(b)) such Earn Out Recipient has elected to receive in Units of Buyer pursuant to Section 3.3(b), in each case, within a reasonable time following the expiration of the election period set forth in Section 3.3(b); provided that, in no event shall the Buyer make payment of any Earn-Out Payment later than the ninetieth (90th) day following the last day of the calendar quarter in which the Earn-Out Milestone related to such Earn-Out Payment was achieved.

(g) From the Closing Date through the end of the Earn-Out Period, Buyer shall not, and shall cause its Affiliates (including after the Closing, the members of the Company Group) not to, take or cause to be taken any action the purpose of which is to reduce the aggregate amount of Earn-Out Payments owed to the Seller Recipients.

(h) The Seller Recipients acknowledge that their right to receive any portion of the Earn-Out Payments (1) is solely a contractual right and is not a security for purposes of any Applicable Securities Laws (and shall confer upon the Seller Recipients only the rights of a general unsecured creditor under Applicable Law), (2) the achievement of the Earn-Out Payments cannot be assured or guaranteed and is subject to numerous factors outside the control of Buyer, (3) there can be no assurance that they will receive all or any portion of the Earn-Out Payments, (4) the agreement contemplated in Section 3.3 is strictly a contractual relationship among Buyer, the Seller Recipients and the Company and does not create any express or implied fiduciary or special relationship or any express or implied fiduciary, special or other duties (other than the implied covenant of good faith and fair dealing), and (5) from and after the Closing, the Seller Recipients, Buyer and its Affiliates shall have the right to operate the Company and their other business pursuant to the terms of the Company LLC Agreement.

SECTION 4.

CLOSING

The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place (a) on the third (3rd) Business Day following the day on which the last of the conditions to the obligations of the parties hereunder set forth in Section 12 and Section 13 hereof have been satisfied or waived (other than those conditions that are not capable of being satisfied until the Closing, but subject to the waiver in writing or satisfaction of such conditions at the Closing) or (b) at such other time as may be mutually agreed to in writing by the parties hereto (the “Closing Date”); provided, however, that the Closing shall not take place earlier than August 31, 2022. The Closing shall be a remote Closing (including by means of telephonic conference, email or other electronic transmission) whereby the parties will be at separate locations, or at another location to be designated by the parties hereto.

SECTION 5.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the applicable section of the disclosure schedule delivered to Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that any information disclosed in any section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its applicability is reasonably apparent on its face), the Company hereby represents and warrants to the Buyer as follows:

5.1 Formation. Each member of the Company Group (a) is duly formed or organized, validly existing and in good standing under the laws of the state of its formation or incorporation and (b) has all requisite power and authority to own its properties and assets and to conduct its business as now conducted, except, in the case of clause (b), as would not reasonably be expected to be material to the Company Group, taken as a whole. Copies of the certificate of formation and the limited liability company agreement of the Company, together with all amendments thereto existing as of the date hereof, including, for the avoidance of doubt, the Amendment and Consent (collectively, the “Company Formation Documents”), have been furnished to the Buyer, and such copies are accurate and complete as of the date hereof. The Company is not in violation of any of the provisions of the Company Formation Documents in any material respect.

5.2 Qualification to Do Business. Each member of the Company Group is duly qualified to do business in its jurisdiction of organization and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business as currently conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company Group, taken as a whole.

5.3 No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (a) violate or conflict with any provision of the Company Formation Documents, (b) violate or conflict with any provision of law, or any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any member of the Company Group under, or result in the creation of any Lien on any property, asset or right of any member of the Company Group pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which any member of the Company Group is a party or by which any member of the Company Group or any of their properties, assets or rights are bound or affected, except, in the case of each of clauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole.

5.4 Consents and Approvals. Except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Schedule 5.4 sets forth a true and complete list of (a) each consent, notice, waiver, authorization or approval (a “Consent”) of any Governmental Entity, (b) each Consent of any other Person required under any Company Group Material Contract and (c) each declaration to or filing or registration with any such Governmental Entity, in each case of clauses (a), (b) and (c), that is required in connection with the execution and delivery of this Agreement by the Company or the Ancillary Agreements to which the Company will be a party, the performance by the Company of its obligations hereunder or thereunder or the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company will be a party. No “fair price”, “interested shareholder”, “business combination” or similar provision of any state takeover law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

5.5 Authorization and Validity of Agreement. The Company has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action by the Sellers and the board of managers of the Company, and no other proceedings on the part of any member of the Company Group are necessary to authorize such execution, delivery and performance. This Agreement and each of the Ancillary Agreements to which it will be a party have been duly executed by the Company and constitute the Company’s valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

5.6 Capitalization and Related Matters; Equity Investments.

(a) Schedule II of the Company Formation Documents sets forth the authorized, issued and outstanding Interests including the Earn-Out Shares and the owners thereof. The Sellers are the sole record, legal and beneficial owners of all of the issued and outstanding Interests, free and clear of any Liens (other than under the Company Formation Documents and generally applicable restrictions on transfer under Applicable Law). As of the date hereof, except as set forth on Schedule 5.6(a)(ii) of the Company Disclosure Schedule, the Company does not have any Subsidiaries. As of the Closing Date, except as set forth on Schedule 5.6(a)(ii) of the Company Disclosure Schedule, the Company will not have any Subsidiaries.

(b) All of the Interests (i) have been duly authorized and validly issued and are, as applicable, fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities and corporate laws. There are no securities convertible into or exchangeable for units or any other equity or ownership interests, no rights to subscribe for or to purchase or any options for the purchase of, and no agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, units or any other equity or ownership interests, or any units or securities convertible into or exchangeable for any membership interests or any other equity or ownership interests, or phantom units or other equity-like instruments, of the Company (collectively, the “Company Equity Rights”). The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of the Company on any matter. No securities or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the Company Formation Documents or any contract to which the Company is a party or by which the Company is bound.

(c) Except as set forth on Schedule 5.6(c) of the Company Disclosure Schedule, no member of the Company Group, directly or indirectly, owns or holds any rights to acquire any capital stock or any other securities, interests or investments in any Person (other than another member of the Company Group or any WTI Fund).

5.7 Financial Statements. The Company has heretofore furnished to the Buyer copies of (a) the unaudited consolidated balance sheet of the Company as of December 31, 2021, together with the related unaudited consolidated statements of income, operations and members’ capital for the year ended December 31, 2021 and the notes thereto and (b) the unaudited consolidated trial balance of the Company for the six-month period ended June 30, 2022 (the “Interim Trial Balance”) (all such financial statements referred to in clauses (a) and (b) above, the “Company Financial Statements”). The Company Financial Statements (i) are correct and complete in all material respects, (ii) except as set forth on Schedule 5.7(c) of the Company Disclosure Schedule, were prepared in accordance with the Principles, (iii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company Group as of such dates and for the periods then ended (except as may be noted therein and subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes) and (iv) are prepared in accordance with the books of account and records of the Company Group in all material respects. The books of account and financial records of the Company Group are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. The Company Group has established and maintained a system of internal controls. Such internal controls are reasonably designed to provide reasonable assurance regarding the reliability of the Company Group’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with the Principles, except as set forth on Schedule 5.7(c) of the Company Disclosure Schedule.

5.8 Absence of Certain Changes or Events. Except as set forth on Schedule 5.8, since the date of the Interim Trial Balance:

(a) there has not been any Company Group Material Adverse Effect;

(b) the Company Group has in all material respects conducted its business only in the ordinary course consistent with past practice; and

(c) no member of the Company Group has taken any action that would, if it were to occur after the date hereof, require the consent of the Buyer under Section 8.1 (other than under Sections 8.1(a)(xx) and (xxi).

5.9 Tax Matters.

(a) Each member of the Company Group has timely filed (taking into account extensions of time to file available to such member) all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct, and complete in all material respects. All income and other material Taxes due and owing by any member of the Company Group (whether or not shown on any Tax Return) have been timely paid. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return other than customary extensions that are automatically available. No written claim has been made within the past three (3) years by a Governmental Entity in a jurisdiction where any member of the Company Group does not file Tax Returns of a certain type that such member of the Company Group is or may be subject to Taxes of such type by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon the Interests or upon any of the assets of any member of the Company Group. Each member of the Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

(b) There is no proceeding pending (or threatened in writing) with respect to any Tax Return or Taxes of any member of the Company Group. No written notice has been received from a Governmental Entity of a proposed deficiency of any amount of Taxes of or with respect to any member of the Company Group which has not been withdrawn or resolved. There are no closing agreements as described in Section 7121 of the Code (or any similar, analogous or corresponding provision of state, local, or non-U.S. Tax law) relating to Taxes with any Governmental Entity with respect to any member of the Company Group.

(c) Each member of the Company Group has properly collected and remitted all material sales and similar Taxes and is in material compliance with any requirements under Applicable Law to collect and retain any appropriate Tax exemption certificates or other documentation with respect to sales and similar Taxes.

(d) No member of the Company Group (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor by contract or Applicable Law, other than pursuant to a contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.

(e) No member of the Company Group is a party to or bound by any Tax allocation or Tax sharing agreement (other than an agreement entered into in the ordinary course of business not primarily related to Taxes).

(f) No member of the Company Group has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) No member of the Company Group has distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(h) Each member of the Company Group is and has been at all times since its formation classified as a partnership or as an entity that is disregarded as separate from its owner for U.S. federal and applicable state income tax purposes.

(i) No member of the Company Group has (i) deferred any payment of Taxes otherwise due through any automatic extension or other grant of relief provided by a Pandemic Response Law, or (ii) sought any other Tax benefit from any applicable Governmental Entity related to any governmental response to COVID-19 (including any benefit provided or authorized by a Pandemic Response Law).

(j) No member of the Company Group will be required to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement” as described in section 7121 of the Code (or any similar provision of state, local or non-U.S. law) entered into prior to the Closing, (iv) any installment sale or open transaction disposition made prior to the Closing (for which there will not be a corresponding receipt of cash following the Closing), (v) the receipt of any prepaid revenue on or prior to the Closing; or (vi) any Pandemic Response Law. No member of the Company Group made an election pursuant to Section 965(h) of the Code.

For purposes of this Section 5.9, the “Company Group” shall exclude the Company Group GP Entities.

5.10 Absence of Undisclosed Liabilities.

(a) Except as set forth on Schedule 5.10(a) of the Company Disclosure Schedule, the Company Group does not have any liabilities of the type that would be required under GAAP to be reflected or reserved against on a balance sheet, other than (i) liabilities set forth, disclosed, reflected or reserved for in the Company Financial Statements, (ii) obligations of future performance under any contracts set forth on a Schedule hereto and under other contracts entered into in the ordinary course of business that are not required to be listed on any Schedule to this Agreement, (iii) liabilities that will be included in the computation of the Estimated Closing Amount or the Final Closing Amount, (iv) liabilities incurred by or for the account of the Buyer Group, or (v) liabilities incurred by any member of the Company Group after the date of the Interim Trial Balance in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to (x) be material to the Company Group, individually or taken as a whole, or (y) have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

(b) Except as set forth on Schedule 5.10(b) of the Company Disclosure Schedule, no member of the Company Group has entered into any undertaking, guarantee or similar agreement on behalf of any Company Group GP Entity, Seller or present or former employee, officer, or director of any member of the Company Group in respect of any capital commitment, capital contribution, return obligation (including in respect of capital contributions or “clawback” of carried interest), or other payment owed by such Company Group GP Entity, Seller or present or former employee, officer or director of any member of the Company Group.

5.11 Leases.

(a) No member of the Company Group owns any real property. Schedule 5.11(a) of the Company Disclosure Schedule sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments thereto, with respect to all real property in which any member of the Company Group has a leasehold interest, whether as lessor or lessee (each, a “Company Group Lease” and collectively, the “Company Group Leases” and the real property of which any member of the Company Group is a lessee is referred to herein as the “Company Group Leased Real Property”). The applicable member of the Company Group holds a valid leasehold or, as applicable, licensed interest in the Company Group Leased Real Property, free and clear of all Liens, other than Permitted Liens. No member of the Company Group has leased, subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy any portion of the Company Group Leased Real Property. All Company Group Leases shall remain valid and binding in accordance with their terms immediately following the Closing.

(b) No party to any Company Group Lease has given any member of the Company Group written notice of, or made a written claim with respect to, any breach or default, and, to the Knowledge of the Company, no event has occurred or circumstances exist which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Company Group Lease.

5.12 Assets.

(a) Except as set forth on Schedule 5.12 of the Company Disclosure Schedule, the Company Group has good and marketable title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases, licenses or similar agreements in (or other valid, enforceable and sufficient rights in), all of the assets of the Company Group reflected in the Interim Trial Balance or acquired after the date of the Interim Trial Balance, in all material respects, except (a) to the extent the enforceability of any such leases or other agreement may be limited by general principles of equity (whether considered in a proceeding at law or in equity), (b) for assets that have been sold or otherwise disposed of since the date of the Interim Trial Balance in the ordinary course of business, and (c) the Performance Records (which are addressed in clause (b) below). The assets owned, leased or licensed by the Company Group constitute all of the assets necessary for the Company Group to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the Company Group have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(b) The Company Group exclusively owns or otherwise has an exclusive, irrevocable and legally enforceable right, on a royalty-free basis, to perpetually use all performance records of the Company Group and any WTI Fund or composites of performance records of multiple WTI Funds, including all data and other information underlying and supporting such records (collectively, the “Performance Records”). The Company Group maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios included in the Performance Records.

5.13 Intellectual Property.

(a) Schedule 5.13(a) sets forth a true, accurate and complete list of (i) all registered trademarks, (ii) all patents, (iii) all registered copyrights and (iv) all applications for the foregoing (collectively, “Company Group Listed Intellectual Property”), owned by any member of the Company Group, in each case listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the date of application or issuance, (C) the jurisdiction where the application or registration is located, and (D) the application or registration number. The Company Group exclusively owns all right, title and interest in the Company Group Listed Intellectual Property, free and clear of all Liens other than Permitted Liens, and all Company Group Listed Intellectual Property (except for any pending applications) is subsisting and valid and enforceable.

(b) No present or former employee, officer, or director of any member of the Company Group, or agent or outside contractor or consultant of any member of the Company Group, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company Group IP.

(c) To the Knowledge of the Company, (i) there are no conflicts with, or infringements, misappropriations or violations of, any Intellectual Property owned or purported to be owned by any member of the Company Group, including the Company Group Listed Intellectual Property (collectively, “Company Group IP”) by any third party, and (ii) the business conducted by the Company Group does not conflict with, infringe, misappropriate or otherwise violate any intellectual property or other proprietary right of any third party. There is no Action pending or, to the Knowledge of the Company, threatened against any member of the Company Group: (i) alleging any such conflict with, or infringement, misappropriation or other violation of any third party’s intellectual property or other proprietary rights; or (ii) challenging the ownership or use by any member of the Company Group, or the validity or enforceability, of any Company Group IP.

(d) The collection and dissemination of personal customer information by the Company Group in connection with the Company Group Business has been conducted in all material respects in accordance with all Applicable Laws relating to privacy, data security and data protection, and all applicable public-facing privacy policies adopted by the Company Group.

5.14 Licenses and Permits. Schedule 5.14 sets forth a true and complete list of all material licenses, permits, franchises, authorizations, approvals, exemption orders and no-action letters issued or granted to any member of the Company Group by any Governmental Entity (the “Company Group Licenses and Permits”), and all pending applications therefor. The Company Group Licenses and Permits include all those necessary for the Company Group to carry on its business in all material respects as currently conducted. Each Company Group License and Permit has been duly obtained, is valid and in full force and effect. No operations of the Company Group are being conducted in a manner that violates in any material respect any of the terms or conditions under which any Company Group License and Permit was granted. The Company Group will continue to have the use and benefit of all Company Group Licenses and Permits following the consummation of the transactions contemplated hereby. No Company Group License or Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of a member of the Company Group.

5.15 Compliance with Law.

(a) Except as set forth on Schedule 5.15(a) of the Company Disclosure Schedule, the WTI Organization has complied since January 1, 2017, and is in compliance with (i) all Applicable Laws, (ii) all Applicable Securities Laws with respect to the business or affairs or properties or assets of the Company or the business or affairs of the Company Group GP Entities and the WTI Funds (collectively, “Investment Laws and Regulations”), and (iii) all Applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, except, in each case, where any noncompliance would not reasonably be expected to be material to the Company Group, taken as a whole. Since January 1, 2017, the WTI Organization has not received any written or oral notice from any Governmental Entity asserting any material violation by the Company Group of any such law, regulation, order or other legal requirement, and the WTI Organization is not in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any court or other Governmental Entity, applicable to any of its assets, properties or operations relating to the business or affairs of the Company Group or the transactions contemplated by this Agreement or which would, or would reasonably be expected to, give rise to an affirmative answer to any of the questions in Item 11, Part 1 or Item 9, Part 2A of the Form ADV of the Company.

(b) (i) Except as set forth on Schedule 5.15(b) of the Company Disclosure Schedule, since January 1, 2017, neither the WTI Organization nor any of the officers, managers, directors, or employees of WTI Organization have been the subject of any investigations or disciplinary proceedings or orders of any Governmental Entity arising under Applicable Securities Laws, including, without limitation, the Investment Laws and Regulations, which would be required to be disclosed on Form ADV, or related to any laws and regulations applicable to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, and no such disciplinary proceeding or order is pending or, to the Knowledge of the Company, threatened; (ii) neither the WTI Organization nor any of the officers, managers, directors, or employees of the WTI Organization have been permanently enjoined by the order, judgment or decree of any court or other Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity with respect to the business or affairs or properties or assets of the Company or the business or affairs of the Company Group GP Entities, the WTI Funds and the Registered Funds; and (iii) none of the WTI Organization or any other Person “associated” (as defined under the Advisers Act) with any member of the Company Group has been subject to, or, to the Knowledge of the Company, has been found to have engaged in conduct that could lead to, a disqualification pursuant to Section 203(e) or 203(f) of the Advisers Act (or its equivalent under any Applicable Law) to serve as an investment adviser or as an associated Person of a registered investment adviser, nor is there any Action pending or, to the Knowledge of the Company, threatened by any Governmental Entity that would result in the ineligibility of the WTI Organization or any other Person “associated” with the WTI Organization to serve in any such capacities pursuant to Section 203(e) or 203(f) of the Advisers Act.

(c) Since January 1, 2017, the WTI Funds and the Registered Funds have filed the prospectuses, private placement memoranda, annual information forms, registration statements, proxy statements, financial statements, other forms, reports, advertisements and other documents required to be filed with applicable Governmental Entities, and any amendments to them (collectively, the “Fund Reports”), and have paid the associated fees and assessments. To the Knowledge of the Company, each such Fund Report, did not at the time it was filed, and did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, all securities offered and sold by the Registered Funds were offered and sold in all material respects in accordance with the registration requirements of Applicable Securities Laws or pursuant to exemptions therefrom.

(d) This Section 5.15 does not relate to (i) ERISA or other laws regarding employee benefit matters with respect to the Company Group, which are governed exclusively by Section 5.18, (ii) employment and labor matters with respect to the Company Group, which are governed exclusively by Section 5.19, (iii) Environmental Laws with respect to the Company Group, which are governed exclusively by Section 5.22 or (iv) Tax matters with respect to the Company Group, which are governed exclusively by Section 5.9.

5.16 Litigation; Orders.

(a) Except as set forth on Schedule 5.16(a) of the Company Disclosure Schedule, as of the date hereof, there are no (i) claims, actions, suits, inquiries, audits, proceedings, or investigations (each, an “Action”) that are current, pending or, to the Knowledge of the Company, threatened, before any court, Governmental Entity or arbitrator of any nature, brought by or against the WTI Organization or (to the extent related to the business of the Company Group) any officer, manager, director or employee of the WTI Organization (A) involving or relating to the WTI Organization, that would, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, or (B) that challenge the validity or enforceability of this Agreement or any Ancillary Agreement or that seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby or (ii) injunctions, orders, decrees, awards or judgments issued by any court, Governmental Entity or arbitrator, or settlement agreements, consent agreements, memoranda of understanding or disciplinary agreements with any Governmental Entity to which the WTI Organization or (to the extent related to the business of the Company Group) any officer, manager, director or employee of the WTI Organization is subject involving or relating to the WTI Organization that would prevent or materially delay the consummation of the transactions contemplated by this Agreement. There is no Action pending, or to the Knowledge of the Company, threatened, relating to the termination of, or limitation of, the Company’s rights under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions or under any other Investment Laws and Regulations.

(b) This Section 5.16 does not relate to (i) ERISA or other laws regarding employee benefit matters with respect to the Company Group, which are governed exclusively by Section 5.18, (ii) employment and labor matters with respect to the Company Group, which are governed exclusively by Section 5.19, (iii) Environmental Laws with respect to the Company Group, which are governed exclusively by Section 5.22 or (iv) Tax matters with respect to the Company Group, which are governed exclusively by Section 5.9.

5.17 Contracts. Schedule 5.17 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Group Material Contracts (as defined below), other than Company Group Portfolio Contracts and the side letters with any investor in any WTI Fund.

(a) Each Company Group Material Contract is valid, binding and enforceable against the member of the Company Group party thereto, as applicable, and, to the Knowledge of the Company, the other party(ies) thereto in accordance with its terms, and in full force and effect, subject to the Bankruptcy and Equity Exception. The applicable member of the Company Group is not in material default under any Company Group Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. To the Knowledge of the Company, no other party to any Company Group Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. The Company has delivered to the Buyer true and complete originals or copies of all written Company Group Material Contracts with all material amendments, waivers or other changes thereto.

(b) A “Company Group Material Contract” means any agreement, contract or commitment, oral or written, to which a member of the Company Group is a party or by which a member of the Company Group is bound, excluding any Company Group Plans and any Company Group Portfolio Contracts, in each case as in effect on the date hereof, constituting:

(i) a mortgage, indenture, security agreement, guaranty, “keep well,” comfort letter, pledge and other agreement or instrument relating to the borrowing of money or extension of credit;

(ii) a joint venture, partnership, strategic alliance, limited liability company agreement or similar agreement (other than any such agreement entered into in connection with an investment made in the ordinary course of business);

(iii) a Company Group Investment Contract;

(iv) any agreement that contains a noncompetition covenant which limits in any respect (A) the manner in which, or the localities in which, the Company Group Business may be conducted or (B) the ability of any member of the Company Group to provide any type of service or use or develop any type of product, in each case, that is material to the Company Group Business, taken as a whole;

(v) any agreement pertaining to the Intellectual Property or to the right of any member of the Company Group to use the Intellectual Property or other material proprietary rights of any third party, other than (A) agreements for off-the-shelf or similar commercially available non-custom software or (B) licenses for open source software;

(vi) any agreement in which a broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission with respect to any Company Group Investment Contract, or any other distribution agreement;

(vii) any agreement that creates future or potential payment obligations in excess of $200,000 in any calendar year and which by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less;

(viii) any agreement that provides for earnouts or other similar deferred or contingent purchase price obligations;

(ix) any agreement relating to any (A) pending acquisition or disposition of any business or Person by any member of the Company Group, or (B) completed acquisition or disposition of any business or Person (whether by purchase, merger, consolidation or otherwise) by any member of the Company Group with material surviving obligations thereunder on the part of the Company Group;

(x) any agreement providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of any member of the Company Group;

(xi) any Company Group Affiliate Contract,

(xii) any lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $150,000 (other than a Company Group Lease);

(xiii) any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $150,000;

(xiv) any contract or agreement with any Governmental Entity; or

(xv) any contract or agreement that contains any of the following rights provided to any investor or any number of investors in a WTI Fund: (A) optional redemption rights, (B) capacity rights, (C) designation rights regarding advisory boards or similar provisions, (D) preemptive rights, (E) special notice or reporting requirements or (F) early termination or “no fault” termination rights.

5.18 Employee Plans.

(a) As used herein, “Company Group Plans” collectively refers to all “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all other bonus, profit sharing, compensation, pension, retirement benefit, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, phantom stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, incentive, commission, retention, change in control, or other benefit plans, agreements, policies, trust funds, or other arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by any member of the Company Group on behalf of any employee, officer, director, or natural person consultant of any member of the Company Group (whether current, former or retired) or any of their dependents, spouses, or beneficiaries or under which any member of the Company Group has or would reasonably be expected to incur any liability, contingent or otherwise. Schedule 5.18(a) sets forth an accurate and complete list of all material Company Group Plans. True and complete copies of each Company Group Plan (or written descriptions of all material terms of any unwritten Company Group Plan) have been made available to the Buyer prior to the date hereof. With respect to each Company Group Plan, the Seller Representative has also made available to the Buyer, as applicable: (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two (2) most recently filed IRS Form 5500s, (iv) the most recently received IRS determination letter for each such Company Group Plan, and (v) the most recently prepared actuarial report and financial statements in connection with each such Company Group Plan. No member of the Company Group has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any new contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Company Group Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) With respect to each Company Group Plan, (i) each Company Group Plan is now and has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance in all material respects with Applicable Law and has been duly registered to the extent relevant if required by Applicable Law; (ii) except as would not reasonably be expected to result in a material liability, there are no pending or, to the Knowledge of the Company, threatened actions, audits, investigations, claims or lawsuits against or relating to any Company Group Plan or any trust or fiduciary thereof (other than routine benefits claims) and, to the Knowledge of the Company, no fact or event exists that would give rise to any such action, audit, investigation, claim or lawsuit; (iii) each Company Group Plan intended to be qualified under Section 401(a) of the Code has received, or timely requested, a favorable determination, or may rely upon a favorable opinion letter, from the IRS that it is so qualified and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Group Plan; and (iv) all material payments required to be made by the Company Group under any Company Group Plan or by Applicable Law have been timely made or properly accrued in accordance with the provisions of each Company Group Plan and Applicable Law.

(c) No Company Group Plan is subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA. No member of the Company Group or any corporation, trade, business, or entity that would be deemed a “single employer” with any member of the Company Group within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code (each, a “Company Group ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any material liability (whether actual or contingent), directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA. No event has occurred and no condition exists with respect to any Company Group Plan that would subject any member of the Company Group by reason of its affiliation with any current or former Company Group ERISA Affiliate to any material (i) Tax, penalty or fine, (ii) Lien or (iii) other material liability imposed by Applicable Law. No Company Group Plan provides retiree health, disability or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other Applicable Law or at the full expense of the participant or the participant’s beneficiary. Each of the Company Group Plans is maintained in the United States and is subject only to the laws of the United States or a political subdivision thereof.

(d) No “prohibited transaction” under Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under the Code or ERISA, has occurred with respect to any Company Group Plan.

(e) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, or consultant of any member of the Company Group; (ii) limit or restrict the right of any member of the Company Group to merge, amend or terminate any Company Group Plan; (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Company Group Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(f) The Company Group and the Company Group ERISA Affiliates do not maintain any Company Group Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of the Patient Protection and Affordable Care Act, as amended, Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. No member of the Company Group is subject to any liability, including additional contributions, assessable payments, fines, penalties or loss of tax deduction as a result of such administration and operation.

(g) With respect to each Company Group Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan or arrangement has been maintained and operated in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder.

5.19 Labor Matters.

(a) No member of the Company Group is a party to any collective bargaining agreement or other labor-related agreement with any labor union and to the Knowledge of the Company, there are not any, and during the past five (5) years there have been no, activities or proceedings to organize any of the employees with respect to their employment with any member of the Company Group. No member of the Company Group is engaged in any unfair labor practice, as defined in the National Labor Relations Act. There is no unfair labor practice charge or complaint pending, or to the Knowledge of the Company threatened in writing, before any applicable Governmental Entity relating to any member of the Company Group.

(b) There is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting any member of the Company Group, and no member of the Company Group has experienced any strike, slowdown or work stoppage or lockout by or with respect to the employees in the past five (5) years.

(c) The Company Group is and during the past five (5) years has been in material compliance with all Applicable Laws relating to employment and employment practices, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, and classification of employees, consultants and independent contractors.

(d) Since January 1, 2017, no member of the Company Group has received any written notice from any national, state, local or foreign agency or Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of any member of the Company Group and to the Knowledge of the Company, no such investigation is in progress. No member of the Company Group is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(e) To the Knowledge of the Company, there has not been, and the Sellers do not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To the Knowledge of the Company, no current employee or officer of any member of the Company Group intends to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

5.20 Insurance. Schedule 5.20 of the Company Disclosure Schedule lists each insurance policy maintained by any member of the Company Group. As of the date hereof, all such policies are in full force and effect (subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No member of the Company

Group is in default in any material respect under any provisions of any such policy of insurance nor has any member of the Company Group received written notice of cancellation of any such policy of insurance, other than in connection with ordinary renewals with respect to each such insurance policy. No claim currently is pending under any such policy involving an amount in excess of $50,000. The insurance policies are of the types, and provide levels of coverage, which are usual and customary in the context of the business and operations of the Company Group in a manner sufficient for material compliance with all applicable legal requirements and with all Contracts to which any member of the Company Group is a party. The activities and operations of the Company Group have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not immediately cause a cancellation or reduction in the coverage of such policies.

5.21 Transactions with Directors, Officers, Members and Affiliates. Except as set forth on Schedule 5.21 of the Company Disclosure Schedule, no Seller or employee of any member of the Company Group, or any immediate family member or Affiliate of any Seller, (a) owns any direct or indirect interest in (other than through ownership of the Company set forth in Schedule 5.6(a)(i)) (i) any asset or other property used in or held for use in the Company Group Business or (ii) any consultant, service provider, supplier, customer, landlord, tenant, creditor or debtor of or to any member of the Company Group or the Company Group Business; (b) serves as a trustee, officer, director or employee of any investment in which a WTI Fund has an interest (other than in the capacity as a member of the advisory board or similar committee); or (c) has any loan outstanding from, or is otherwise a debtor of, or has any loan outstanding to, or is otherwise a creditor of, any member of the Company Group or the Company Group Business or any investment in which a WTI Fund has an interest. Ownership of less than 5% of a class of securities of a Person that is publicly traded shall not be deemed to be an interest for purpose of this Section 5.21.

5.22 Environmental Matters. The Company Group holds all material licenses, permits and other authorizations required under all Applicable Laws, regulations and other requirements of governmental or regulatory authorities relating to pollution (or the cleanup thereof), to the protection of natural resources, endangered or threatened species, the environment or human health and safety or to the presence or handling of or exposure to hazardous substances (“Environmental Laws”) to operate at the Company Group Leased Real Property and to carry on the Company Group Business as now conducted, except as would not reasonably be expected to be material to the Company Group, taken as a whole, and is in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorizations.

5.23 Investment Adviser Activities.

(a) The Company is duly registered with the SEC as an investment adviser and with all other applicable Governmental Entities as an investment adviser to the extent required by Applicable Law, unless the failure to be so duly registered would not reasonably be expected to be material to the Company Group Business. Except for this registration, none of the Sellers, the Company Group, the Company Group GP Entities or any of the Company Group’s officers, managers, directors or employees is, or is required to be, registered or appointed as an “investment adviser” or “investment adviser representative” under Applicable Law, other than such failures to be so registered or appointed as an “investment adviser representative” that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. Each such registration is in full force and effect.

(b) No member of the Company Group (i) is or has been a “broker-dealer” within the meaning of the Exchange Act and (ii) is or has been required to be registered, licensed or qualified as a broker-dealer under the Exchange Act or any other Applicable Law.

(c) No member of the Company Group or, to the Knowledge of the Company, any officer, manager, director or employee thereof is, or since January 1, 2017 has been, required to be registered (i) in any jurisdiction or with the SEC or any other Governmental Entity as a broker-dealer, broker-dealer agent, registered representative, sales person or transfer agent or (ii) with the Commodity Futures Trading Commission as a “commodity pool operator” (as defined in the CEA) or a “commodity trading advisor” (as defined in the CEA).

(d) To the Knowledge of the Company, no employee of any member of the Company Group conducts investment management or investment advisory or sub-advisory activities except (i) as part of his or her employment with the applicable member of the Company Group, (ii) managing his or her own investments or the investments of family members (including as an executor or similar agent), including as permitted by the family office exemption pursuant to Rule 202(a)(11)(G)-1 under the Advisers Act, or (iii) on behalf of charitable organizations as a member of a board or committee for which no compensation is paid.

(e) Other than the Registered Funds, there is no open-end investment company, closed-end investment company, unit investment trust, business development company or other collective investment vehicle registered or, to the Knowledge of the Company, required to be registered under the Investment Company Act to which, or on whose behalf, any member of the Company Group acts, or has acted, as investment adviser, sub-adviser, sponsor or distributor or otherwise provides or provided investment management or advisory services, or, additionally, in the case of any open-end investment company, acts or acted as principal underwriter.

(f) No Advisory Client is a “benefit plan investor” within the meaning of Section 3(42) of ERISA or an entity or account the assets of which constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.

5.24 Clients and Investment Contracts.

(a) Schedule 5.24(a) of the Company Disclosure Schedule lists each Person to whom any member of the Company Group provides any Investment Management Services, including, without limitation, the WTI Funds, together with each Registered Fund subsidiary thereof (each, an “Advisory Client” and, collectively, the “Advisory Clients”). Schedule 5.24 of the Company Disclosure Schedule also identifies whether such Advisory Client is a WTI Fund or other type of Advisory Client (e.g., separate account client or Registered Fund) and lists (i) the domicile of such Advisory Client, (ii) the Revenue with respect to such Advisory Client and (iii) whether such Advisory Client is a Related Client. Additionally, in the case of each WTI Fund, Schedule 5.24(a) of the Company Disclosure Schedule shall (x) set forth the aggregate capital commitments, the aggregate contributed capital, the aggregate capital account value as of the quarter end preceding the date hereof, the aggregate remaining capital commitments and the management fee schedule in effect (including any applicable management fee waivers or discounts), and (y) identify the name of each investor in the WTI Funds.

(b) Since January 1, 2017, each Company Group Investment Contract has been performed in accordance with its terms, the Advisers Act, the Investment Company Act and all other Applicable Laws by the Company Group, except, in each case, as would not reasonably be expected to be material to the Company Group Business. No Advisory Client or investor in any Advisory Client is in material default of any obligation (including any economic obligation) under any of its Company Group Investment Contracts or any Company Group Investment Contract in respect of the Company Group. Except as set forth on Schedule 5.24(b) of the Company Disclosure Schedule, no subscription agreement materially alters the material terms of any Company Group Investment Contract.

(c) As of the date of this Agreement, the Company has not received notice from any Advisory Client of such Advisory Client’s intent to terminate its Company Group Investment Contract, to engage in negotiations to amend the terms and conditions of its Company Group Investment Contract, or to withdraw assets from the Company’s management, in each case, other than in the ordinary course of business.

(d) To the Knowledge of the Company, no controversy or disagreement exists between any member of the Company Group and any Advisory Client as of the date of this Agreement.

5.25 Code of Ethics; Compliance Procedures; Compliance.

(a) The Company has adopted (and since January 1, 2017 has maintained at all times required by Applicable Law) (i) a written code of ethics, as required by Rule 204A-1 under the Advisers Act, (ii) a written policy regarding insider trading, conflicts of interest and the protection of material nonpublic information, (iii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with Applicable Law, (iv) a proxy voting policy as required by Rule 206(4)-6 under the Advisers Act, (v) anti-money laundering and customer identification programs in compliance with Applicable Law; (vi) policies and procedures with respect to business continuity plans in the event of business disruptions; (vii) policies and procedures for the allocation of investments purchased for its clients and (viii) all other policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act (all of the foregoing policies and procedures being referred to collectively as “Adviser Compliance Policies”), and has designated and approved a chief compliance officer. Except as set forth on Schedule 5.25(a) of the Company Disclosure Schedule, there have been no material violations or, to the Knowledge of the Company, allegations of material violations of the Adviser Compliance Policies. True and correct copies of the Adviser Compliance Policies have been delivered to the Buyer prior to the date hereof. In addition, all employees of the Company have executed acknowledgments that they are bound by the provisions of the Company’s code of ethics and insider trading and conflicts policies.

(b) Since January 1, 2017, there have been no (i) claims for or losses or thefts of data or, to the Knowledge of the Company, security breaches relating to data used in the business of the Company Group or any Advisory Client; (ii) claims for or, to the Knowledge of the Company, violations of any security policy regarding any such data; (iii) claims for or, to the Knowledge of the Company, unauthorized access or unauthorized use of any such data; or (iv) claims for or, to the Knowledge of the Company, unintended or improper disclosure of any personally identifiable information in the possession, custody or control of any member of the Company Group or any Advisory Client or a contractor or agent acting on behalf of any member of the Company Group or any Advisory Client. The transactions contemplated hereunder will not violate any third-party privacy policy or terms of use relating to the use, dissemination, or transfer or any such data or information.

(c) The Company has conducted an oral or written review of the adequacy of such Adviser Compliance Policies for each twelve (12)-month period ended December 31 at all times required by Applicable Law. Since January 1, 2017, no such annual review has identified any material deficiencies in the Adviser Compliance Policies and the Company has determined, based upon such reviews, that the Adviser Compliance Policies have been effectively implemented in all material respects and in accordance with Applicable Law.

(d) Neither any member of the Company Group nor, to the Knowledge of the Company, any of the persons associated with any member of the Company Group as specified in Section 506 of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Section 506.

(e) Since January 1, 2017, no WTI Organization and, to the Knowledge of the Company, no director, trustee, officer or employee of any WTI Organization, has used any funds for campaign contributions that would cause any member of the Company Group to be in violation of Rule 206(4)-5 of the Advisers Act.

(f) Except as set forth on Schedule 5.25(f) of the Company Disclosure Schedule, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the WTI Funds, (ii) the Registered Funds, (iii) the Company Group, (iv) any other officer, member, owner or employee of the Company (in each case, in connection with the business of the Company, WTI Fund or Registered Fund), or (v) any Advisory Client of the Company (in connection with the provision of Investment Management Services to such Advisory Client by the Company, WTI Fund or any Registered Fund).

(g) Since January 1, 2017, with respect to each Advisory Client, each investment made by the Company on behalf of such Advisory Client has been made in accordance with such Advisory Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to Company Group pursuant to or in connection with) its advisory contract in effect at the time the investments were made (and, with respect to each Advisory Client that is a WTI Fund or Registered Fund, each investment has been made in accordance with such Advisory Client’s investment policies, guidelines and restrictions set forth in its offering documents, constituent documents and marketing materials, in each case as in effect at the time the investments were made), and has been held thereafter in accordance with such investment policies, guidelines and restrictions.

5.26 Form ADV. The Company has made available to the Buyer a copy (current as of the date of this Agreement) of the Company’s Form ADV Parts 1, 2A and 2B, as filed with the SEC or delivered to Advisory Clients, as applicable. Except as set forth in Schedule 5.26 of the Company Disclosure Schedule, as of the date of each filing, amendment or delivery, as applicable, each part of each such Form ADV was accurate and correct in all material respects, did not omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and complied in all material respects with Applicable Law. The policies of the Company with respect to avoiding conflicts of interest are as summarized in the Company’s most recent Form ADV or incorporated by reference therein, and such disclosure is sufficient to comply with the requirements of Form ADV.

5.27 Additional Representations and Warranties Regarding the WTI Funds and Registered Funds.

(a) Since its inception, no WTI Fund has (i) been required to register as an investment company under the Investment Company Act or (ii) issued or had outstanding any shares or other equity interests that are registered or required to be registered under the Securities Act, the Exchange Act or any comparable regulatory regimes. No WTI Fund or Registered Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role to such WTI Fund other than the Company.

(b) As to each WTI Fund and Registered Fund, there has been in full force and effect a Company Group Investment Contract at all times that a member of the Company Group was performing investment management, advisory or sub-advisory or similar services for such WTI Fund or Registered Fund. Each Company Group Investment Contract pursuant to which a member of the Company Group has received compensation respecting its activities in connection with any of the WTI Funds or Registered Funds was duly approved and performed in all material respects in accordance with the applicable organizational documents and Applicable Law. The Company has provided to Buyer prior to the date hereof true and complete copies of each Company Group Investment Contract and all side letters with any investor in a WTI Fund.

(c) Each WTI Fund and Registered Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each WTI Fund and Registered Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have, individually, a material adverse effect on the Company Group, taken as a whole. All outstanding shares, units or interests of each WTI Fund and Registered Fund (i) have been issued, offered and sold in compliance with Applicable Law in all material respects and (ii) have been duly authorized and validly issued and are fully paid (other than with respect to any unfunded capital commitments that may be called by the relevant Company Group GP Entity of such WTI Fund pursuant to the limited partnership agreement or limited liability company agreement (or equivalent) of such WTI Fund) and (if applicable) nonassessable.

(d) Each WTI Fund and Registered Fund currently is, and since its inception has been, operated in compliance with the terms of its Company Group Investment Contracts, except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the operation of such WTI Fund or Registered Fund. Each WTI Fund and Registered Fund is in material compliance with the terms governing each of its underlying investments (including, without limitation, in respect of compliance with any applicable reporting and confidentiality provisions). No WTI Fund or Registered Fund is in default with respect to any obligations to contribute capital to such underlying investments.

(e) There are no material consent judgments or judicial orders with regard to any WTI Funds or Registered Funds.

(f) Except as set forth on Schedule 5.27(f) of the Company Disclosure Schedule, the Company has provided to Buyer prior to the date hereof true and complete copies of the audited financial statements, prepared in accordance with GAAP of each of the WTI Funds and Registered Funds, for the three (3) fiscal years ending December 31, 2021, December 31, 2020 and December 31, 2019 (each hereinafter referred to as a “Fund Financial Statement”). Each of the Fund Financial Statements is consistent with the books and records of the related WTI Fund or Registered Fund, and presents fairly in all material respects the consolidated financial position of the WTI Fund or Registered Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by each of the WTI Funds and/or Registered Funds during the periods covered by each WTI Fund Financial Statement.

(g) Except as described in Schedule 5.27(g) of the Company Disclosure Schedule, no WTI Fund or Registered Fund has at any time been terminated, or has had its investment operations (including such WTI Fund’s or Registered Fund’s ability to call or recycle capital for investment purposes) suspended or terminated, prior to the end of its stated term or had its management, investment management or investment advisory function transferred away from any member of the Company Group.

(h) Schedule 5.27(h) of the Company Disclosure Schedule lists the Indebtedness of each WTI Fund and Registered Fund as of June 30, 2022. Each WTI Fund and Registered Fund is in material compliance with, and since January 1, 2017 has not been in default under, any Indebtedness.

(i) To the Knowledge of the Company, no intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of any WTI Fund or Registered Fund or unlawfully marketed or sold any interest in any WTI Fund or Registered Fund, and there are no outstanding claims against any member of the Company Group or any WTI Fund or Registered Fund with respect to such marketing or sale.

(j) Except for such failures which, individually or in the aggregate, would not reasonably be expected to be material to the Company Group Business, each WTI Fund, Registered Fund and Company Group GP Entity (and the applicable member of the Company Group or Ultimate GP, as applicable, on behalf of each WTI Fund, Registered Fund and Company Group GP Entity) is in compliance with, and has since January 1, 2017 complied with the privacy rules and applicable regulations promulgated under the Gramm-Leach-Bliley Act, including the giving of any required notices to investors in each of the WTI Funds.

(k) Since January 1, 2017, all Performance Records and private placement memoranda containing Performance Records provided, presented or made available by any member of the Company Group to any Advisory Client or any actual or potential investor in any WTI Fund have, to the Knowledge of the Company, (i) complied with Applicable Law in all material respects and (ii) did not at the time they were so provided, presented or made available contain any untrue statement of a fact or, solely with respect to any private placement memoranda containing Performance Records, omit to state a fact required to be stated in them or necessary to make the statements in them, in light of the circumstances under which they were made, not misleading. The Company maintains all documentation necessary to form a basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in the Performance Records as required by Applicable Law.

(l) To the Knowledge of the Company, each Registered Fund has had, since January 1, 2017, in full force and effect (as applicable) an investment advisory, sub-advisory, distribution or underwriting agreement (as applicable) at all times since the inception of such Registered Fund, and each such agreement pursuant to which any Company Group has received compensation with respect to its activities in connection with any such Registered Fund was duly approved in accordance with the applicable provisions of the Investment Company Act.

(m) There are no special restrictions, consent judgments or SEC or judicial orders on or with regard to any Registered Fund currently in effect.

(n) To the Knowledge of the Company, all written information provided by the Company Group to the Registered Funds or their board of directors (or equivalent bodies) in connection with this Agreement or the transactions contemplated hereby at the time such information was provided was accurate and complete and did not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(o) To the Knowledge of the Company, since their initial offering, shares of each such Registered Fund have been duly authorized and validly issued and are fully paid and, to the extent applicable, nonassessable and have been duly qualified for sale under the securities laws of each jurisdiction in which they have been sold or offered for sale at such time or times during which such qualification was required. To the Knowledge of the Company, the offering and sale of shares of each such Registered Fund have been registered under the Securities Act during such period or periods for which such registration is required, the related registration statement has become effective under the Securities Act, no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purpose have been instituted or, are contemplated, and, since January 1, 2017, to the Knowledge of the Company, neither such registration statement nor any amendments thereto contained at the time such registration statement or amendment became effective, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the current registration statement of each such Registered Fund under the Investment Company Act (as applicable) and under the Securities Act (as applicable) have been made available to the Buyer by the Company prior to the date hereof.

(p) Since January 1, 2017 and to the Knowledge of the Company, (i) each Registered Fund has timely filed all material reports, filings, registration statements and other documents, together with any amendments required to be made with respect thereto, which were required to be filed with any Governmental Entity, including the SEC (the “Registered Fund Regulatory Documents”), and has paid all fees and assessments due and payable in connection therewith and (ii) as of their respective dates, each of the foregoing filings complied in all material respects with the requirements of all Applicable Laws applicable to such Registered Fund Regulatory Documents, and none of the Registered Fund Regulatory Documents or related prospectuses, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously made available to Buyer a complete copy of each Registered Fund Regulatory Document that was filed with a governmental or self-regulatory authority since January 1, 2017.

(q) No member of the Company Group, or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” (as defined in the Investment Company Act) of any Company Group party, receives or is entitled to receive any compensation directly or indirectly (i) from any person in connection with the purchase or sale of securities or other property to, from or on behalf of any of the Registered Funds, other than bona fide compensation as principal underwriter for any of the Registered Funds or as broker in connection with the purchase or sale of securities in compliance with the Investment Company Act or (ii) from any of the Registered Funds or its security holders for other than bona fide investment advisory, administrative or other services. Accurate and complete disclosure of all such compensation arrangements has been made in the registration statement of the Registered Funds filed under the federal securities laws.

(r) To the Knowledge of the Company, as applicable and to the extent within their authority, the Company Group has managed the Registered Funds so as not to cause any Registered Fund to fail to be treated as a regulated investment company or to meet the requirements for such treatment under the Code.

(s) To the Knowledge of the Company, the audited financial statements of each Registered Fund have been prepared from, and are in accordance with, the books and records of the Registered Fund in accordance with GAAP (except as otherwise disclosed therein) and fairly present in all material respects the financial position, statement of net assets and results of operations of the Registered Fund at the dates and for the periods stated therein. To the Knowledge of the Company, the information provided in writing by the Company Group for inclusion in such financial statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in such written information, in the light of the circumstances under which they were or are made, not misleading. Correct and complete copies of such financial statements have been made available to the Buyer. The Company Group has not, within the last five (5) years, received written notice of any material deficiencies or weaknesses in the design or operation of internal controls over financial reporting that have adversely affected or would reasonably be expected to adversely affect a Registered Fund’s ability to record, process, summarize, and report financial information. The Company Group has not, within the last five (5) years, received written notice of any fraud that involves management or other employees who have a significant role in a Registered Fund’s internal controls over financial reporting.

(t) To the Knowledge of the Company, each Registered Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act. To the Knowledge of the Company, for the last five (5) years, all such policies and procedures have complied in all material respects with Applicable Law. The Company Group has not, within the last five (5) years, received written notice since a Registered Fund’s inception of any material violations of any such policies and procedures. Neither the Company Group nor any Registered Fund, have received written notice within the last five (5) years, (x) from any Governmental Entity or any shareholder of a Registered Fund asserting any violation by the Registered Fund or the Company Group of Applicable Law, policies and procedures or (y) that the Registered Fund or the Company Group is under any investigation by any Governmental Entity for any alleged violation of such Applicable Law, policies and procedures.

(u) Each Company Group Investment Contract between a member of the Company Group and a Registered Fund was duly approved, continued, and for the last five (5) years has been in compliance in all material respects with the Investment Company Act. For the last five (5) years, each such Company Group Investment Contract was performed in all material respects by the Company Group in accordance with its terms.

5.28 No Brokers. Other than Colchester Partners, LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company in connection with this Agreement or the transactions contemplated hereby.

5.29 Regulatory Reports; Filings. Since January 1, 2017, the Company has filed, on a timely basis, Form ADV and all other required regulatory reports, schedules, forms, registrations and other documents in each case that are material to the WTI Organization, as applicable, together with any amendments required to be made with respect thereto with (i) the SEC, (ii) any applicable domestic or foreign industry self-regulatory organization (“SRO”), and (iii) all other applicable federal, state or foreign governmental or regulatory agencies or authorities (collectively with the SEC and the SROs, “Regulatory Agencies”), and has paid all fees and assessments due and payable in connection therewith. Except for routine examinations conducted by a Regulatory Agency in the regular course of the business of the Company or as set forth on Schedule 5.29 of the Company Disclosure Schedule, no Regulatory Agency has initiated, or threatened to initiate, any material proceeding or, to the Knowledge of the Company, material investigation or inquiry into the business or operations of the Company. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company, in each case that is material to the Company.

5.30 Additional Representations and Warranties Regarding the Company Group GP Entities.

(a) No Company Group GP Entity is in default or breach in any material respect under any WTI Fund governing documents with respect to any obligations to contribute or return capital to any WTI Fund, including with respect to any capital commitment, capital contribution, “giveback,” “clawback” or other funding/return obligation.

(b) Except as set forth on Schedule 5.30 of the Company Disclosure Schedule, since January 1, 2017, no Person has taken or failed to take any action that would: (i) suspend or terminate any management, investment advisory or similar agreement by and between any member of the Company Group, on the one hand, and any WTI Fund, Company Group GP Entity or other Advisory Client, on the other hand (including, for the avoidance of doubt, each Company Group Investment Contract), (ii) constitute grounds for removal of any Company Group GP Entity (or similar cessation of control) from such role under the governing documents of the applicable WTI Fund, (iii) constitute grounds for suspension or early termination of any WTI Fund’s investment or commitment period or early termination or dissolution of the WTI Fund or (iv) otherwise suspend, modify, reduce or waive the payment (whether direct or indirect) of management fees or similar remuneration otherwise payable to any member of the Company Group by any WTI Fund, Company Group GP Entity or other Advisory Client.

(c) There are no material consent judgments or judicial orders with regard to any of the Company Group GP Entities.

5.31 Exclusivity of Representations. The representations and warranties made by the Company in this Section 5 and any certificate delivered pursuant hereto are the sole and exclusive representations and warranties made by the Company with respect to the Company Group Business, the Company Group, the Company Group GP Entities, the Registered Funds and/or the WTI Funds (the Company Group Business, the Company Group, the Company Group GP Entities, the Registered Funds and the WTI Funds referred to collectively as the “WTI Organization”) and otherwise in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Other than the representations and warranties set forth in this Section 5 and any certificate delivered pursuant hereto, the Company does not make any express or implied representation or warranty, and hereby disclaims any such express or implied representations or warranties with respect to the WTI Organization, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company Group, or the quality, quantity or condition of the Company Group assets). The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in Section 5 and Section 6, respectively, as qualified by the Schedules, and any certificate delivered pursuant hereto.

SECTION 6.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Except as set forth in the applicable section of the Company Disclosure Schedule delivered to Buyer concurrently with the execution of this Agreement (provided, that any information disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its applicability is reasonably apparent on its face), each Seller hereby represents and warrants to the Buyer as follows:

6.1 Incorporation; Authorization and Validity. Such Seller, if an entity, is duly organized, validly existing and in good standing under the laws of the State of its jurisdiction. Such Seller, if an entity, is not in material violation of any of the provisions of its organizational documents, as amended to date. Such Seller has all requisite power, authority and, if an individual, legal capacity to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery by such Seller, if an entity, of this Agreement and each of the Ancillary Agreements to which it will be a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate (or other entity) action by such Seller, and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement and each of the Ancillary Agreements to which it will be a party have been duly executed by such Seller and constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof and thereof, subject to the Bankruptcy and Equity Exception.

6.2 No Conflict or Violation. The execution, delivery and performance by such Seller of this Agreement does not and will not (a) if such Seller is an entity, violate or conflict with any provision of such Seller’s organizational documents, as amended to date, (b) violate or conflict with any provision of law, or any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any member of the Company Group under, or result in the creation of any Lien on any property, asset or right of any member of the Company Group pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which any member of the Company Group is a party or by which any member of the Company Group or any of their properties, assets or rights are bound or affected, except, in the case of each of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole.

6.3 Consents and Approvals. Except for any filings required to be made under the HSR Act and as set forth on Schedule 5.4 of the Company Disclosure Schedule, no Consent of any Governmental Entity or any other Person, and no declaration to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by such Seller and the Ancillary Agreements to which such Seller will be a party, the performance by such Seller of its obligations hereunder or thereunder or the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller will be a party.

6.4 Interests. Each such Seller is the record and beneficial owner of the Interests set forth opposite such Seller’s name on Schedule 5.6(a)(i) of the Company Disclosure Schedule, free and clear of any Liens (other than generally applicable restrictions on transfer under Applicable Law or the Formation Documents). Delivery by such Seller of the Interests to be conveyed by such Seller will convey to the Buyer good and valid title to such Interests free and clear of any Liens (other than generally applicable restrictions on transfer under Applicable Law or the Company Formation Documents).

6.5 Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the Knowledge of such Seller, threatened, before any court or Governmental Entity, or before any arbitrator of any nature, brought against such Seller, and (b) there is no injunction, order, judgment, decree or regulatory restriction imposed upon such Seller, that, in the case of clause (a) or clause (b), would (x) reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or to comply with its obligations hereunder or thereunder in a timely manner or (y) challenge the validity of the transactions contemplated by this Agreement.

6.6 No Brokers. Other than Colchester Partners, LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, such Seller in connection with this Agreement or the transactions contemplated hereby.

6.7 Exclusivity of Representations. The representations and warranties made by the Sellers in this Section 6 and any certificate delivered pursuant hereto are the sole and exclusive representations and warranties made by the Sellers in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Other than the representations and warranties set forth in this Section 6 and any certificate delivered pursuant hereto, no Seller makes any express or implied representation or warranty, and each Seller hereby disclaims any express or implied representations or warranties with respect to such Seller, the WTI Organization, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company Group, or the quality, quantity or condition of the Company Group assets). The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company Group and the Sellers expressly and specifically set forth in Section 5 and Section 6, respectively, as qualified by the Schedules, and any certificate delivered pursuant hereto.

SECTION 7.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the applicable section of the disclosure schedule delivered to the Sellers concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”) (provided, that any information disclosed in any section or subsection of the Buyer Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its applicability is reasonably apparent on its face) and the SEC Reports (as defined below), the Buyer hereby represents and warrants to the Buyer as follows:

7.1 Formation. Each member of the Buyer Group is duly formed or organized, validly existing and in good standing under the laws of the state of its formation or organization, and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted. Copies of the certificate of formation and the limited liability company agreement of the Buyer, together with all amendments thereto existing as of the date hereof (collectively, the “Buyer Formation Documents”), the certificate of incorporation and bylaws of the Parent, together with all amendments thereto existing as of the date hereof (collectively, the “Parent Organizational Documents”), have been furnished to the Sellers, and such copies are accurate and complete as of the date hereof. The Buyer is not in violation of any of the provisions of the Buyer Formation Documents. The Parent is not in violation of any of the provisions of the Parent Organizational Documents. Except for the Buyer Formation Documents, the Parent Organizational Documents or as set forth on Schedule 7.1 of the Buyer Disclosure Schedule, there are no Contracts to which any member of the Buyer Group is a party relating to the acquisition, disposition, voting or registration of any equity interests in any member of the Buyer Group. For U.S. federal and applicable state income Tax purposes, (i) the Buyer is classified as an entity disregarded as separate from its owner, and (ii) at all times since its formation the Buyer has been classified as a partnership or entity disregarded as separate from its owner.

7.2 Qualification to Do Business. Each member of the Buyer Group is duly qualified to do business in its jurisdiction of organization and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business as currently conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Buyer Group, taken as a whole.

7.3 No Conflict or Violation.

(a) The execution, delivery and performance by the Buyer of this Agreement does not and will not (i) violate or conflict with any provision of the Buyer Formation Documents, (ii) violate or conflict with any provision of law, or any order, judgment or decree of any court, arbitrator or other Governmental Entity, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any member of the Buyer Group under, or result in the creation of any Lien on any property, asset or right of any member of the Buyer Group pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which any member of the Buyer Group is a party or by which any member of the Buyer Group or any of their properties, assets or rights are bound or affected, except, in the case of each of clauses (ii) and (iii) above, (A) as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Buyer Group, taken as a whole, and (B) in connection with any Consents required under the Advisers Act.

7.4 Consents and Approvals. Except for any filings required to be made under the HSR Act or in connection with any Consents required under the Advisers Act, Schedule 7.4 of the Buyer Disclosure Schedule sets forth a true and complete list of (a) each Consent of any Governmental Entity, (b) each declaration to or filing or registration with any such Governmental Entity, in each case of clauses (a) and (b) , that is required in connection with the execution and delivery of this Agreement by the Buyer or the Ancillary Agreements to which the Buyer will be a party, the performance by the Buyer of their obligations hereunder or thereunder or the transactions contemplated by this Agreement and the Ancillary Agreements to which the Buyer will be a party.

7.5 Authorization and Validity of Agreement. The Buyer has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action by the Buyer, the board of managers and the members of the Buyer (with respect to the Buyer), the Parent and the board of directors of the Parent (with respect to the Parent), and no other proceedings on the part of any member of the Buyer Group are necessary to authorize such execution, delivery and performance. This Agreement and each of the Ancillary Agreements to which the Buyer will be a party have been duly executed by the Buyer, and constitute the Buyer’s valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, subject to the Bankruptcy and Equity Exception.

7.6 Capitalization.

(a) Immediately following the Closing, the Buyer will have a number of Units issued and outstanding and owned by such Persons in such amounts as set forth on Schedule 7.6(a)(ii) of the Buyer Disclosure Schedule. The Units to be issued at the Closing will be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act. Except as set forth in the Buyer Formation Documents, there are no securities convertible into or exchangeable for units or any other equity or ownership interests, no rights to subscribe for or to purchase or any options for the purchase of, and no agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, units or any other equity or ownership interests, or any units or securities convertible into or exchangeable for any membership interests or any other equity or ownership interests, or phantom units or other equity-like instruments, of the Buyer. The Buyer does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of the Buyer on any matter. No securities or other equity or ownership interests of the Buyer have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the Buyer Formation Documents or any Contract to which the Buyer is a party or by which the Buyer is bound.

(b) The authorized capital stock of the Parent consists of 510,000,000 shares of Class A common stock, par value $0.001 per share (“Parent Class A Common Stock”) and 180,000,000 shares of Class B common stock, par value $0.001 per share (“Parent Class B Common Stock”). As of August 22, 2022, 40,179,685 shares of Parent Class A Common Stock were issued and outstanding, and 77,017,409 shares of Parent Class B Common Stock were issued and outstanding. Except as set forth on Exhibit 21.1 of its SEC Reports (as defined below), (i) the Parent does not have any Subsidiaries and (ii) the Parent does not, directly or indirectly, own or hold any rights to acquire, any capital stock or any other securities, interests or investments in any Person. Except as set forth in the Parent Organizational Documents, there are no securities convertible into or exchangeable for stock or any other equity or ownership interests, no rights to subscribe for or to purchase or any options for the purchase of, and no agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, stock or any other equity or ownership interests, or any stock or securities convertible into or exchangeable for any membership interests or any other equity or ownership interests, or phantom stock or other equity-like instruments, of the Parent. The Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Parent on any matter. No securities or other equity or ownership interests of the Parent have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the Parent Organizational Documents or any Contract to which the Parent is a party or by which the Parent is bound.

(c) At the Closing, all of the operating assets of the business of P10 and its Affiliates are owned by the Buyer and its Subsidiaries.

7.7 SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 20, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Parent has established and maintained a system of internal controls. To Buyer’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(c) To the knowledge of Buyer, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Buyer, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

7.8 Compliance with Law.

(a) Since January 1, 2017, the Buyer Group Organization has complied, and each is in compliance with (i) all Applicable Laws, (ii) all Applicable Securities Laws with respect to the business or affairs or properties or assets of the Buyer Group Organization, as applicable, and (iii) all Applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, except, in each case under clauses (i) – (iii), where any noncompliance would not reasonably be expected to be material to the Buyer Group, taken as a whole. Since January 1, 2017, the Buyer Group Organization has not received notice of any violation of any such law, regulation, order or other legal requirement, and the Buyer Group Organization is not in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any court or other Governmental Entity, applicable to any of its assets, properties or operations relating to the business or affairs of the Buyer Group or the transactions contemplated by this Agreement where any such default would not reasonably be expected to be material to the Buyer Group, taken as a whole.

(b) No member of the Buyer Group, their Affiliates or, to the Knowledge of the Buyer, any of the persons associated with any member of the Buyer Group as specified in Section 506 of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Section 506.

(c) Since January 1, 2017, neither the Buyer nor, to the Knowledge of the Buyer, any directors, trustees, officers or employees of the Buyer (in their capacity as directors, trustees, officers or employees) have used any funds for campaign contributions in violation of Rule 206(4)-5 of the Advisers Act.

7.9 Litigation; Orders. As of the date hereof, there are no (i) Actions that are current, pending or, to the Knowledge of the Buyer, threatened, before any court, Governmental Entity or arbitrator of any nature, brought by or against the Buyer Group Organization or any officer, manager, director or employee of the Buyer Group Organization involving or relating to the Buyer Group Organization or that challenge the validity or enforceability of this Agreement or any Ancillary Agreement or that seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby or (ii) injunctions, orders, decrees, awards or judgments issued by any court, Governmental Entity or arbitrator, or settlement agreements, consent agreements, memoranda of understanding or disciplinary agreements with any Governmental Entity to which the Buyer Group Organization or any officer, manager, director or employee of the Buyer Group is subject involving or relating to the Buyer Group Organization that would prevent or materially delay the consummation of the transactions contemplated by this Agreement. There is no Action pending, or to the Knowledge of the Buyer, threatened, relating to the termination of, or limitation of, the rights of any member of the Buyer Group under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions or under any other Investment Laws and Regulations.

7.10 Transactions with Directors, Officers, Members and Affiliates. No equityholder of the Parent or the Buyer or any employee of any member of the Buyer Group, or any of their respective Related Parties (a) owns any direct or indirect interest in (other than ownership of the Parent, the Buyer, a Buyer Group GP Entity or a Buyer Group Fund) (i) any asset or other property used in or held for use in the Buyer Group Business or (ii) any consultant, service provider, supplier, customer, landlord, tenant, creditor or debtor of or to any member of the Buyer Group or the Buyer Group Business; (b) serves as a trustee, officer, director or employee of any investment in which a Buyer Group Fund has an interest (other than in the capacity as a member of the advisory board or similar committee); or (c) has any loan outstanding from, or is otherwise a debtor of, or has any loan outstanding to, or is otherwise a creditor of, any member of the Buyer Group or the Buyer Group Business or any investment in which a Buyer Group Fund has an interest. Ownership of less than 5% of a class of securities of a Person that is publicly traded shall not be deemed to be an interest for purpose of this Section 7.10.

7.11 Investment Adviser Activities.

(a) To the extent required by Applicable Law, each member of the Buyer Group is, and at all times has been, duly registered with the SEC as an investment adviser and with all other applicable Governmental Entities as an investment adviser, unless the failure to be so duly registered with an applicable Governmental Entity would not reasonably be expected to be material to the Buyer Group Business. Except for such registrations, none of the Buyer Group, the Buyer Group GP Entities or any of the Buyer Group’s officers, managers, directors or employees is or has been, or is required to be, registered or appointed, licensed or qualified as an “investment adviser” or “investment adviser representative” under Applicable Law, other than such failures to be so duly registered would not reasonably be expected to be material to the Buyer Group Business. Each such registration is in full force and effect.

(b) To the Knowledge of the Buyer, no employee of any member of the Buyer Group conducts investment management or investment advisory or sub-advisory activities except (i) as part of his or her employment with the applicable member of the Buyer Group, (ii) managing his or her own investments or the investments of family members (including as an executor or similar agent), including as permitted by the family office exemption pursuant to Rule 202(a)(11)(G)-1 under the Advisers Act, or (iii) on behalf of charitable organizations as a member of a board or committee for which no compensation is paid.

(c) There is no open-end investment company, closed-end investment company, unit investment trust, business development company or other collective investment vehicle registered or, to the Knowledge of the Buyer, required to be registered under the Investment Company Act to which, or on whose behalf, any member of the Buyer Group acts, or has acted, as investment adviser, sub-adviser, sponsor or distributor or otherwise provides or provided investment management or advisory services, or, additionally, in the case of any open-end investment company, acts or acted as principal underwriter.

7.12 Clients and Investment Contracts.

(a) Each Buyer Group Investment Contract has been performed in accordance with its terms, the Advisers Act and all other Applicable Laws by the Buyer Group, except, in each case, as would not reasonably be expected to be material to the Buyer Group Business. No Buyer Advisory Client or investor in any Buyer Advisory Client is in default of any obligation (including any economic obligation) under any of its Buyer Group Investment Contracts or any Buyer Group Investment Contract in respect of the Buyer Group, except for such defaults as would not reasonably be expected to be material to the Buyer Group Business. No subscription agreement materially alters the material terms of any Buyer Group Investment Contract.

(b) As of the date of this Agreement, the Buyer Group has not received notice from any Buyer Advisory Client of such Buyer Advisory Client’s intent to terminate its Buyer Group Investment Contract, to engage in negotiations to amend the terms and conditions of its Buyer Group Investment Contract, or to withdraw assets from the Buyer Group’s management, in each case other than in the ordinary course of business.

7.13 Form ADV. With respect to the Buyer Group’s Form ADV Parts 1, 2A and 2B, as filed with the SEC or delivered to Buyer Advisory Clients, as applicable, each part of each such Form ADV was accurate and correct in all material respects, did not omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and complied in all material respects with Applicable Law.

7.14 Additional Representations and Warranties Regarding the Buyer Group Funds.

(a) As to each Buyer Group Fund, there has been in full force and effect a Buyer Group Investment Contract at all times that a member of the Buyer Group was performing investment management, advisory or sub-advisory or similar services for such WTI Fund. Each Buyer Group Investment Contract pursuant to which a member of the Buyer Group has received compensation respecting its activities in connection with any of the Buyer Group Funds was duly approved and performed in all material respects in accordance with the applicable organizational documents and Applicable Law.

(b) Each Buyer Group Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each Buyer Group Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have, individually, a material adverse effect on the Buyer Group, taken as a whole. All outstanding shares, units or interests of each Buyer Group Fund (i) have been issued, offered and sold in compliance with Applicable Law in all material respects and (ii) have been duly authorized and validly issued and are fully paid (other than with respect to any unfunded capital commitments that may be called by the relevant Buyer Group GP Entity of such Buyer Group Fund pursuant to the limited partnership agreement or limited liability company agreement (or equivalent) of such Buyer Group Fund) and (if applicable) nonassessable.

(c) Each Buyer Group Fund currently is, and has been since its inception, operated in compliance in all material respects with the terms of its Buyer Group Investment Contracts. Each Buyer Group Fund is in material compliance with the terms governing each of its underlying investments (including, without limitation, in respect of compliance with any applicable reporting and confidentiality provisions). No Buyer Group Fund is in default with respect to any obligations to contribute capital to such underlying investments.

(d) There are no material consent judgments or judicial orders on or with regard to any of the Buyer Group Funds.

(e) Reference is herein made to the audited financial statements, prepared in accordance with GAAP of each of the Buyer Group Funds, for the three (3) fiscal years ending December 31, 2021, December 31, 2020 and December 31, 2019 (each hereinafter referred to as a “Buyer Group Fund Financial Statement”). Each of the Buyer Group Fund Financial Statements is consistent with the books and records of the related Buyer Group Fund, and presents fairly in all material respects the consolidated financial position of the Buyer Group Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Buyer Group Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The Buyer Group Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by each of the Buyer Group Funds during the periods covered by each Buyer Group Fund Financial Statement.

(f) No Buyer Group Fund has at any time been terminated, or has had its investment operations (including such Buyer Group Fund’s ability to call or recycle capital for investment purposes) suspended or terminated, prior to the end of its stated term or had its management, investment management or investment advisory function transferred away from any member of the Buyer Group.

(g) Each Buyer Group Fund is in material compliance with, and since January 1, 2017 has not been in default under, any Indebtedness of the Buyer Group.

(h) No intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of any Buyer Group Fund or unlawfully marketed or sold any interest in any Buyer Group Fund, and there are no outstanding claims against any member of the Buyer Group or any Buyer Group Fund with respect to such marketing or sale.

(i) Except for such failures which, individually or in the aggregate, would not reasonably be expected to be material to the Buyer Group Business, each Buyer Group Fund and Buyer Group GP Entity (and the applicable member of the Buyer Group or Ultimate GP, as applicable, on behalf of each Buyer Group Fund and Buyer Group GP Entity) is in compliance with, and has since January 1, 2017 complied with the privacy rules and applicable regulations promulgated under the Gramm-Leach-Bliley Act, including the giving of any required notices to investors in each of the Buyer Group Funds.

(j) All Performance Records and private placement memoranda containing Performance Records provided, presented or made available by any member of the Buyer Group to any Buyer Advisory Client or any actual or potential investor in any Buyer Group Fund have to the Knowledge of the Buyer (i) complied with Applicable Law in all material respects and (ii) did not at the time they were so provided, presented or made available contain any untrue statement of a fact or, solely with respect to any private placement memoranda containing Performance Records, omit to state a fact required to be stated in them or necessary to make the statements in them, in light of the circumstances under which they were made, not misleading. The Buyer Group maintains all documentation necessary to form a basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in the Performance Records as required by Applicable Law.

7.15 Code of Ethics; Compliance Procedures; Compliance. The Buyer Group has adopted (and since January 1, 2017 has maintained at all times required by Applicable Law) the applicable Adviser Compliance Policies, and has designated and approved a chief compliance officer. To the Knowledge of the Buyer, there have been no material violations or allegations of material violations of the Adviser Compliance Policies where any such violation or allegation of material violations would not reasonably be expected to be material to the Buyer Group, taken as a whole.

7.16 Regulatory Reports; Filings. Since January 1, 2017, the Buyer Group has filed, on a timely basis, Form ADV and all other required regulatory reports, schedules, forms, registrations and other documents in each case that are material to the Buyer Group Organization, as applicable, together with any amendments required to be made with respect thereto with all applicable Regulatory Agencies, and has paid all fees and assessments due and payable in connection therewith. Except for routine examinations conducted by a Regulatory Agency in the regular course of the business of the Buyer Group, no Regulatory Agency has initiated, or threatened to initiate, any material proceeding or, to the Knowledge of the Buyer, material investigation or inquiry into the business or operations of the Buyer Group. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Buyer Group, in each case that is material to the Buyer Group.

7.17 Additional Representations and Warranties Regarding the Buyer Group GP Entities.

(a) No Buyer Group GP Entity is in default or breach under any Buyer Group Fund governing documents with respect to any obligations to contribute or return capital to any Buyer Group Fund, including with respect to any capital commitment, capital contribution, “giveback,” “clawback” or other funding/return obligation.

(b) Since January 1, 2017, no Person has taken or failed to take any action that would: (i) suspend or terminate any management, investment advisory or similar agreement by and between any member of the Buyer Group, on one hand, and any Buyer Group Fund, Buyer Group GP Entity or other advisory client on the other hand (including, for the avoidance of doubt, each Buyer Group Investment Contract), (ii) constitute grounds for removal of any Buyer Group GP Entity (or similar cessation of control) from such role under the governing documents of the applicable Buyer Group Fund, (iii) constitute grounds for suspension or early termination of any Buyer Group Fund’s investment or commitment period or early termination or dissolution of the Buyer Group Fund or (iv) otherwise suspend, modify, reduce or waive the payment (whether direct or indirect) of management fees or similar remuneration otherwise payable to any member of the Buyer Group by any Buyer Group Fund, Buyer Group GP Entity or other advisory client.

(c) There are no material consent judgments or judicial orders on or with regard to any of the Buyer Group GP Entities.

7.18 No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Buyer Group in connection with this Agreement or the transactions contemplated hereby.

7.19 Financing.

(a) The Buyer has and will have at the Closing the financial capability to consummate the transactions contemplated by this Agreement, and the Buyer understands that the Buyer’s obligations hereunder are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing or (ii) the availability of any financing to Buyer or any of its Affiliates.

(b) Immediately after giving effect to the transactions contemplated by this Agreement, none of the Buyer Group or the Company Group, individually or in the aggregate shall (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due. In completing the transactions contemplated by this Agreement, the Buyer Group does not intend to hinder, delay or defraud any present or future creditors of any of the Company Group.

7.20 Exclusivity of Representations. The representations and warranties made by the Buyer in this Section 7 are the sole and exclusive representations and warranties made by the Buyer with respect to the Buyer Group Business, the Buyer Group, the Buyer Group GP Entities and/or the Buyer Group Funds (the Buyer Group Business, the Buyer Group, the Buyer Group GP Entities and/or the Buyer Group Funds referred to collectively as the “Buyer Group Organization”) and otherwise in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Other than the representations and warranties set forth in this Section 7, the Buyer does not make any express or implied representation or warranty, and hereby disclaims any such express or implied representations or warranties with respect to the Buyer Group Organization, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company Group, or the quality, quantity or condition of the Buyer Group assets). The Sellers acknowledge that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Buyer Group, and, in making its determination to proceed with the transactions contemplated by this Agreement, each Seller has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Buyer expressly and specifically set forth in this Section 7, as qualified by the Schedules.

SECTION 8.

COVENANTS OF THE SELLERS, THE COMPANY AND THE BUYER.

8.1 Conduct of Business Before the Closing Date.

(a) During the period from the date hereof to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 14.1 (the “Interim Period”), except (w) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), (x) as set forth in Schedule 8.1 of the Company Disclosure Schedule, (y) with respect to any Contagion Event or Contagion Measure or (z) as required by Applicable Law, the Company shall cause the business of the Company Group to be conducted in the ordinary course of business consistent with past practice in all material respects, and shall use commercially reasonable efforts to cause the Company Group to preserve substantially intact its business organization in the ordinary course of business consistent with past practice (provided that any changes in Advisory Clients (or investors therein), assets under management or Advisory Client revenues and/or obtaining or failing to obtain consents from any Clients shall not be a breach of this sentence, with such matters governed exclusively by Sections 8.4, Section 12.3 and Section 13.3). Without limitation of the prior sentence, during the Interim Period, except as set forth in Schedule 8.1 of the Company Disclosure Schedule, without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned), the Company Group shall not do any of the following, directly or indirectly, except as otherwise required by or expressly contemplated by this Agreement or required by Applicable Law:

(i) transfer, sell or dispose of any assets or properties of the Company Group Business, other than transfers, sales or dispositions of obsolete, broken or unsalable equipment in the ordinary course of business consistent with past practice;

(ii) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000;

(iii) incur any Indebtedness, except in the ordinary course of business consistent with past practice;

(iv) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, any of its Affiliates (other than wholly owned Affiliates of the Company), other than in the ordinary course of business consistent with past practice;

(v) make any material change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by GAAP or Applicable Law;

(vi) make, change or revoke any material election or method of accounting with respect to Taxes affecting or relating to it or affecting or relating to the Company Group Business except as required by Applicable Law, fail to file when due (taking into account any extension) any income or other material Tax Return required to be filed by any member of the Company Group, settle any Tax claim or assessment, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, grant any power of attorney with respect to Taxes, enter into any agreement principally relating to Taxes, or amend any material Tax Return of any member of the Company Group;

(vii) enter into with any Governmental Entity any closing or other agreement or settlement with respect to material Taxes affecting or relating to it or affecting or relating to the Company Group Business;

(viii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of (a) $50,000 in any single instance and (b) $250,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Interim Trial Balance or subsequently incurred in the ordinary course of business consistent with past practice;

(ix) commence, settle, release or forgive any Action, other than such Actions that will not impose any material obligation on the Company Group following the Closing and which will require payment by the Company Group of no more than $50,000 in any single instance;

(x) permit the lapse of any material existing policy of insurance relating to the business or assets of the Company Group;

(xi) permit the lapse of any right relating to material Intellectual Property or any other material intangible asset used in the Company Group Business;

(xii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group, or otherwise alter the Company Group’s capital structure;

(xiv) acquire or agree to acquire, in any manner, including merger, consolidation, or purchase of equity interests or assets, any business of any Person or business organization or division thereof;

(xv) amend, modify or terminate or enter into any Company Group Material Contract, or enter into any Company Group Material Contract other than in the ordinary course of business consistent with past practice;

(xvi) enter into any Contract with any Related Party of any member of the Company Group other than any Contract with an Advisory Client entered into in the ordinary course of business;

(xvii) amend any of the Company Formation Documents;

(xviii) authorize for issuance, issue, sell, pledge, transfer, deliver or agree or commit to issue, sell, pledge, transfer or deliver (A) any capital stock of or other equity or voting interest in any member of the Company Group (including any Interests) or (B) any Company Equity Rights;

(xix) make any distribution or declare, pay or set aside any dividend with respect to, any member of the Company Group that would require any member of the Company Group to pay such distribution or dividend after the Closing Date, other than dividends and distributions that have the effect of reducing Cash or Net Working Capital taken into account in the calculation of the Estimated Closing Amount;

(xx) hire or terminate the employment (other than for cause or due to death or disability) of any officer of any member of the Company Group whose annual base salary would exceed, or exceeds, $200,000;

(xxi) (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation or benefits payable or to become payable by any member of the Company Group to any current or former employees or other individual service provider of any member of the Company Group; or (B) adopt, establish, amend or terminate any Company Group Plan, or any agreement, plan, policy or arrangement that would constitute a Company Group Plan if it were in existence on the date hereof, in each case, other than (1) the renewal of group health or welfare plans made in the ordinary course of business consistent with past practice and Applicable Law that do not materially increase the cost to the Company Group under such plans, or (2) as required by the terms of a Company Group Plan in effect on the date hereof or Applicable Law;

(xxii) accelerate the collection of or discount any accounts receivable (including management fees), delay the payment of accounts payable or accrued expenses, delay the purchase of supplies or delay capital expenditures, repairs or maintenance, other than, in each case, in the ordinary course of business; or

(xxiii) commit to do any of the foregoing.

(b) [Intentionally omitted].

(c) Notwithstanding anything to the contrary contained herein, during the period from and after the date of this Agreement until delivery of the Estimated Closing Statement, the Company Group shall be permitted to utilize any and all available cash to (i) pay expenses and bonuses that would otherwise constitute Transaction Expenses, (ii) repay outstanding Indebtedness, or (iii) make cash distributions, dividends or redemptions. In addition, nothing in this Section 8.1 shall limit in any way the Company Group’s activities with respect to any Non-Management Fee Economics.

8.2 Consents and Approvals.

(a) Each of the Sellers and the Company Group shall (i) use his or its reasonable best efforts to obtain all necessary Consents of all Governmental Entities and of all other Persons (including, without limitation, the consent of each counterparty to any Company Group Investment Contract or other contract) legally required in connection with the transactions contemplated by this Agreement and (ii) provide reasonable assistance and cooperation with the Buyer Group in its preparation and filing of all documents required to be submitted by the Buyer Group to any Governmental Entities, in connection with such transactions and in its obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer Group in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer Group all reasonably requested information concerning the Sellers or any member of the Company Group required to be included in such documents or that would be helpful in obtaining any such required consent, waiver, authorization or approval). In furtherance and not in limitation of the foregoing, each Seller and member of the Company Group shall, and the Company shall cause each member of the Company Group to, permit the Buyer Group participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby.

(b) Notwithstanding the foregoing, nothing in this Agreement shall require, and the reasonable best efforts referenced in the immediately preceding clause (a) shall not include, the consent by the Company, the Sellers or any of their Affiliates to any divestitures or licenses of any material assets, supply or exchange agreements, hold separate agreements or any similar actions as may be required to obtain any and all necessary governmental, judicial or regulatory actions or nonactions, orders, waivers, consents, clearances, extensions and approvals, unless such action is only effective subject to the occurrence of the Closing. Notwithstanding anything to the contrary herein, the Company may not, without the prior written consent of the Buyer, consent to, or offer or agree to, or otherwise take any actions with respect to, any of the foregoing actions.

8.3 Access to Properties and Records.

(a) Subject to the terms of the Confidentiality Agreement and Applicable Law, throughout the Interim Period, the Company Group shall (i) afford to the Buyer Group, and to the officers, directors, employees, accountants, counsel and other representatives of the Buyer Group, at the Buyer’s sole cost and expense, reasonable access during normal business hours and upon reasonable advance notice, in a manner that does not unreasonably interfere with the operations of the Company Group Business, to management-level employees, officers, properties, books and records of the Company Group; provided, that no member of the Company Group shall be required to (a) risk the loss of any legal privileges, immunity or other protection from disclosure, (b) violate any Applicable Law, contract or other obligation of confidentiality in providing such access, or (c) provide access to any books and records that relate to the sale process of the Company Group. Notwithstanding anything herein to the contrary, the Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, contact any Advisory Client, other existing or potential investor or investee in a Company Group product or any supplier, lender, service provider or licensor of any member of the Company Group regarding the Company Group Business or the transaction. The Company shall have the right to have one or more Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 8.3, and all access shall be managed by and conducted through the Seller Representative.

(b) As long as the Closing shall not have occurred, the Company shall as promptly as practicable cause to be prepared in accordance with the Principles and delivered to the Buyer the unaudited consolidated financial statements of the Company Group (other than the Company Group GP Entities) for each fiscal quarter ending at least forty-five (45) days prior to the Closing Date.

(c) At and after the Closing Date until the sixth (6th) anniversary thereof, the Buyer shall, and shall cause the Company Group to, afford to the Seller Representative and its Representatives, during normal business hours and in a manner not to interfere with the business or operations of the Company Group, upon reasonable written request, reasonable access to such information relating to the Company Group during the period prior to the Closing that is reasonably necessary for the financial reporting, tax and accounting matters of the Sellers or that is reasonably requested by the Seller Representative to the extent necessary for compliance with Applicable Law or reporting, disclosure, filing or other requirements imposed by a Governmental Entity; provided, that no member of the Company Group shall be required to (a) risk the loss of any legal privileges, immunity or other protection from any such disclosure, or (b) violate any Applicable Law, contract or other obligation of confidentiality in providing such access.

8.4 Client Consent Process.

(a) As promptly as practicable following the date of this Agreement, the Company shall send a written notice to each Advisory Client or, in the case of a WTI Fund, either the advisory board or the investors of such WTI Fund seeking Client Consent, informing such Advisory Client or investors in the WTI Fund of the transactions contemplated by this Agreement and requesting the requisite Client Consent (as indicated in Schedule 8.4 of the Company Disclosure Schedule) to (1) the deemed “assignment” (as defined under the Advisers Act) of any investment advisory contract between such Advisory Client and any member of the Company Group, (2) in each case to the extent applicable, the assignment of any Carried Interest or capital investment in the WTI Funds allocable to or made by any member of the Company Group as contemplated under Section 8.9 and (3) any required amendment to, or waiver of, the provisions of the limited partnership agreement or limited liability company agreement (or equivalent) of such WTI Fund arising from any of the foregoing. The Company shall use reasonable best efforts to procure the requisite Client Consent from each Advisory Client. The foregoing actions, including any documentation to effectuate the foregoing actions, shall be subject to the approval of the Buyer (such approval not to be unreasonably withheld, conditioned or delayed) and, in connection therewith, the Company agrees to deliver to the Buyer within a reasonable amount of time the form of written notice to be used in connection with the foregoing, including any assignment or other transfer documents and the governing documents of “Newco” (as defined in Schedule C), and consult with the Buyer on the substance thereof.

(b) The Buyer shall be provided a reasonable opportunity to review and comment on all consent materials and communications with the Advisory Clients or investors in a WTI Fund to be used by the Company prior to distribution (and any such comments shall be considered in good faith by the Company), provided that the distribution of written materials substantially the same as written materials previously reviewed by Buyer shall not require further review by Buyer for any subsequent distribution. On a regular basis prior to the Closing, the Company shall take reasonable steps to keep the Buyer informed of the status of obtaining such consents. The Company shall make available to the Buyer copies of all executed consents of all Advisory Clients received by the Company. Buyer and its Affiliates shall not take any action for the purpose of adversely affecting the Company’s ability to obtain the consent of any Advisory Client.

8.5 Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 14 hereof, each Seller and the Company Group shall not, and each of them shall instruct any Persons acting on behalf of any of them not to, directly or indirectly, encourage, solicit, consider, engage in discussions or negotiations with, or provide any information to, any Person or group of Persons (other than the Buyer or its representatives) concerning any merger, sale of all or substantially all of the Company Group’s assets, purchase or sale of Interests or similar transaction involving the Company Group or its assets (other than assets sold in the ordinary course of business).

8.6 Efforts. Upon the terms and subject to the conditions of this Agreement, each of Buyer, the Sellers and the Company Group shall use his or its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to (a) consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby and (b) comply with its obligations hereunder. In furtherance and not in limitation of the foregoing, within ten (10) Business Days after the date of this Agreement, each of the Buyer and the Seller Representative undertakes and agrees to make, or cause to be made, with respect to the transactions contemplated by this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Seller or the Company Group to pay a fee or other amount to, or forego or reduce any rights or agree to other accommodation with, any supplier, landlord, Governmental Entity or any other Person in order to obtain such Person’s consent for the transactions contemplated hereby (including in connection with obtaining any Client Consents), except any out-of-pocket costs, fees and expenses incurred by the Company Group in connection with each consent sought pursuant to Section 8.2 and Section 8.4, as set forth in Section 15.3.

8.7 Restrictive Covenants.

(a) General. Each Seller acknowledges that this Agreement, and the specific covenants set forth in this Section 8.7 (the “Restrictive Covenants”), have been entered into by such Seller in connection with the sale of the applicable Interests (including the goodwill thereof) to the Buyer pursuant to this Agreement. With respect to any Seller that will be an employee of the Buyer or any Affiliates of the Buyer following the Closing, the Restrictive Covenants shall be interpreted to be in furtherance, and not in limitation, of the employment duties of such Seller to the Buyer or such Affiliate of Buyer.

(b) Noncompetition.

(i) In order to protect the legitimate business interest of the Buyer Group and its Affiliates, including but not limited to RCP Advisors 2, LLC, RCP Advisors 3, LLC, Five Points Capital, Inc., TrueBridge Capital Partners LLC, Enhanced Capital Partners, LLC, Hark Capital Advisors LLC and Bonaccord Capital Advisors LLC and the Company Group (each, a “P10 Entity” and collectively, the “P10 Entities”), and in consideration for the good and valuable consideration directly or indirectly offered to each Seller, during the Restricted Period, each Seller identified in Section 8.7(b)(i) of the Company Disclosure Schedule shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other Person, whether as an agent, employee, partner, joint venturer, investor or otherwise, engage in any Competitive Activity (as defined below), or own any interest (other than through the passive ownership of not more than 2% of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange) in any Competitive Enterprise anywhere in the world.

(ii) For purposes of this Section 8.7, “Competitive Activity” shall mean the Seller, directly or indirectly, for himself or for any other person, (i) accepting investment capital from any source for purposes of managing such capital in accordance with investment strategies materially competitive with those engaged in by the Company Group as of the Closing (other than in such Seller’s capacity as an employee of the Company) and/or (ii) participating in any Competitive Enterprise (defined below); provided that the passive ownership by such Seller of not more than 2% of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange shall not be deemed to be a Competitive Activity, so long as such Seller is not otherwise participating in the business of such Person; provided, further, that none of the services performed by the Seller pursuant to any of the agreements set forth in Schedule 8.7(b)(ii) of the Company Disclosure Schedule shall be deemed to be a Competitive Activity for purposes of this Section 8.7.

(iii) “Competitive Enterprise” shall mean any business or entity, regardless of its size or the form of the business or form of the entity conducting such business, that, directly or indirectly, (i) engages in any investment strategies materially competitive with those engaged in by the Company Group as of the Closing, or (ii) owns or controls a significant interest in any entity that engages in any investment strategies materially competitive with those engaged in by the Company Group as of the Closing.

(iv) This Section 8.7 does not, in any way, restrict or impede any Seller from exercising protected rights to the extent that those rights cannot be waived by agreement or from complying with any Applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that compliance does not exceed that required by the law, regulation, or order. Each Seller shall promptly provide written notice of any order to the Buyer.

(c) Non-Solicitation of Employees. During the Restricted Period, each Seller shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person who the Seller knows is or was an employee of the P10 Entities at any time during the six (6) months preceding such activity; provided, however, that the foregoing provision shall not prohibit (i) any solicitations made by or on behalf of such Seller to the general public or by a recruitment firm (provided such firm was not directed by the Seller to target any such employee) or such Seller’s serving as a reference for any such employee upon request, or (ii) any solicitation, hiring or recruitment of any employee whose employment was terminated by the applicable P10 Entity.

(d) Non-Solicitation of Buyer Investors. In order to protect the legitimate business interest of the P10 Entities, and the good and valuable consideration directly or indirectly offered to each Seller, during the Restricted Period:

(i) Each Seller agrees not to, directly or indirectly, in any capacity, contact and/or solicit any Buyer Investor (other than in such Seller’s capacity as an employee of the Company) for purposes of providing investment management services that utilize any investment strategies materially competitive with those utilized by the Company Group as of the Closing.

(ii) Each Seller agrees not to, directly or indirectly, in any capacity, interfere, or attempt to knowingly interfere, with the relationship between any Buyer Investor and the Company Group.

(iii) “Buyer Investor” means any person or entity (A) that was invested in any fund or any other pooled investment vehicle, separate account or other financial product sponsored or managed by the Company Group, or an advisory client of the Company Group, during the Restricted Period, and (I) that the Seller knew, or reasonably should have known based on the Seller’s role with the Company, was an investor in such entities, or (II) with whom the Seller had contact as an employee; or (B) with whom the Seller knew the Company Group had substantive discussions about becoming a Buyer Investor during the Restricted Period. Buyer Investor also means any person or entity that, to the Seller’s knowledge, was an advisor, consultant, or manager of any person or entity referred to in clauses (A) or (B) of the preceding sentence.

(e) Nothing in this Section 8.7 shall prohibit (a) any Seller from purchasing publicly traded securities of any corporation, provided that this ownership represents a passive investment and that such Seller is not a controlling person of, or a member of a group that controls, the corporation; (b) any Seller’s passive investment in a private equity fund, venture capital fund or other investment vehicle or other business enterprise managed by another Person or entity; or (c) any Seller from investing for the account of himself and his family members.

(f) Non-Disparagement. In order to protect the legitimate business interest of the P10 Entities, and the good and valuable consideration directly or indirectly offered to each Seller, during the Restricted Period, no Seller shall disparage the Buyer, any P10 Entity or any of their respective Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Buyer, the P10 Entities or any of their respective Affiliates with the public generally, or with any of their respective customers, suppliers or employees. During the Restricted Period, neither the Buyer nor any other P10 Entity or any of their respective Affiliates shall disparage any of the Sellers or any of their respective Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of any of the Sellers or any of their respective Affiliates with the public generally, or with any of their respective customers, suppliers or employees. Nothing in this Section 8.7(f) shall preclude any party from making truthful and accurate statements or disclosures that are required by Applicable Law or legal process, or otherwise exercising any protected rights that cannot be waived by agreement.

(g) Modification. If a court of competent jurisdiction holds that the restrictions in this Section 8.7 are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall, to the extent permitted by Applicable Law, be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Applicable Laws.

(h) Tolling of Restrictive Period. To the extent permitted by Applicable Law, the running of the Restricted Period with respect to any Seller shall be tolled during the period of any breach by such Seller of any of the Restrictive Covenants.

(i) Severability. If any Restrictive Covenant is invalid in any part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the governing law of this Agreement and shall be binding and enforceable with respect to each Seller, as so curtailed.

(j) Reasonableness of Restrictions. Each Seller acknowledges and agrees that he derived (and/or will derive) substantial economic benefit in connection with the transactions contemplated by this Agreement, and that the scope of activity, periods of time and the geographic area applicable to the Restrictive Covenants are reasonable.

(k) Remedies. Without intending to limit the remedies available to the Buyer Group and its Affiliates, each Seller acknowledges that a breach of any of the Restrictive Covenants may result in material irreparable injury to the Buyer Group or any of its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Buyer Group or any of its Affiliates shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach, restraining such Seller from engaging in activities prohibited by this Section 8.7 or such other relief as may be required to specifically enforce any of the Restrictive Covenants.

(l) Without limitation of the other provisions in this Section 8.7, in the event that the Seller identified in Schedule 8.7(b)(ii) of the Company Disclosure Schedule engages in conduct that would be a breach of Section 8.7(b) after the end of his Restricted Period but on or prior to the fifth (5th) anniversary of the Closing Date, such Seller shall forfeit any Units of the Buyer or options to purchase Units of the Buyer or shares of common stock of the Parent then held by such Seller for no consideration.

8.8 Certain Forfeitures.

(a) Each Seller Recipient acknowledges that, other than any Units or options, as applicable, issued as Equity Consideration or as a portion of any Earn-Out Payment pursuant to this Agreement, (i) grants of Units of the Buyer following the Closing, (ii) grants of options to purchase shares of common stock of the Parent following the Closing and (iii) grants or allocations of Carried Interest of WTI Funds formed after the Closing (the grants and allocations described in clauses (i)-(iii), the “Future Grants”), in each case to the applicable Seller Recipient shall, at the request of Buyer, contain restrictive covenants substantially identical to the Restrictive Covenants herein (modified to comply with Applicable Law), with the restricted period having a term of two (2) years from the termination of employment of such Seller Recipient.

(b) In furtherance of Section 8.8, any Future Grant shall contain a remedy in favor of Buyer that requires the forfeiture (or other termination) of the Future Grant and any shares of consideration previously received in settlement thereof that have not been sold in the event that the applicable Seller Recipient has materially breached any restrictive covenant contemplated by Section 8.8(a). Such forfeiture shall apply (i) in the case of a Future Grant other than with respect to Carried Interest, to all of such Units or options, and (ii) in the case of a Future Grant with respect to Carried Interest, to a portion of such Carried Interest representing 50% of the current value of such Carried Interest.

(c) Notwithstanding any other provision of this Agreement or any other agreement to which a Seller Recipient is party to the contrary, in the event the employment of a Seller Recipient with the Company is terminated without Cause (as defined in his Employment Agreement) or if such Seller Recipient resigns from his employment with the Company for Good Reason (as defined in his Employment Agreement), and solely to the extent the Seller Recipient has not breached the restrictive covenants contemplated in Section 8.8(a), (i) all Future Grants shall immediately vest in full and not be subject to any forfeiture, termination or reduction for any reason and (ii) any lock-up restrictions with respect to the applicable Units or options shall immediately terminate.

8.9 Control of Company Group GP Entities and Assignment of Economic Interests.

(a) Prior to the Closing, and to the extent any member of the Company Group does not currently serve as the Ultimate GP of each Company Group GP Entity, the Company shall take all actions necessary, including, but not limited to, amending and restating the governing documents of a Company Group GP Entity (or its parent) or causing the Sellers or their Affiliates to resign as Ultimate GP of a Company Group GP Entity, to cause the Company or its designee to serve as the Ultimate GP of each Company Group GP Entity and to otherwise have the exclusive power to control the Company Group GP Entity, including the control over any voting rights; provided, however, that nothing in this Section 8.9 shall require any modification of the economic arrangements of the Company Group GP Entities (or their respective parents), including Carried Interest, except to the extent necessary to assign such economic arrangements from the Company to the Sellers or their designees to maintain the economic arrangements of the Company Group GP Entities (or their respective parents) as of the date hereof.

(b) Effective immediately prior to, and conditioned upon, the Closing, the Company shall take all actions necessary so that the Company ceases to hold any economic interest with respect to a WTI Fund, other Advisory Client or Company Group GP Entity relating to (i) any capital commitment or capital contribution to any WTI Fund or other Advisory Client, directly or indirectly, subscribed to or made by the Company or (ii) any right to receive, directly or indirectly, any portion of Carried Interest distributed by an Advisory Client, and not, for avoidance of doubt, any right to receive management fees (the “Non-Management Fee Economics”). The Company agrees to deliver to the Buyer a reasonable amount of time prior to execution any documentation in connection with the foregoing and to consult with the Buyer on the process for effectuating the foregoing.

(c) From and after the Closing, the parties agree that the (i) the Carried Interests in respect of any WTI Fund or Company Group GP Entity and (ii) any capital commitment in a WTI Fund made by a related person of the Company Group through a Company Group GP Entity, in each case to the extent formed in the future will be governed by the Company LLC Agreement and in accordance with the principles set forth on Schedule C.

8.10 Registered Fund Consent Process.

(a) With respect to each Registered Fund, the Company Group shall, in accordance with Applicable Law, use their respective reasonable best efforts to: (a) as promptly as reasonably practicable after the date of this Agreement, to the extent required by Applicable Law and the terms of any Contract or any Organizational Document of such Registered Fund (i) obtain the approval of a majority of the Registered Fund Board and a majority of the members of such Registered Fund Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of such Registered Fund (“Registered Fund Board Approval”) of a new investment advisory agreement between the adviser to such Registered Fund and the Company, the Buyer or one of its Affiliates (including, after giving effect to the Closing, the Company Group), as applicable (a “New IAA”) that (1) becomes effective as of the later of the Closing Date and the approval of such New IAA by the vote of a “majority of the outstanding voting securities” (as defined in the Investment Company Act) of such Registered Fund (“Registered Fund Shareholder Approval”), if Registered Fund Shareholder Approval is required under Applicable Law, and (2) contains terms substantially the same as the Company Group Investment Contract between a member of the Company Group and such Registered Fund as in effect on the date of this Agreement (or, if the Company Group Investment Contract is amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment), and (ii) cause the Registered Fund Board to recommend approval of such New IAA to the shareholders of such Registered Fund, if such approval is required under Applicable Law; (b) to the extent required by Applicable Law, cause the Registered Fund Board to call a meeting of the shareholders of such Registered Fund to approve the New IAA for such Registered Fund, such meeting to occur as soon as reasonably practicable (taking into consideration the applicable quorum requirements), subject to the terms of such Registered Fund’s governing documents and Applicable Law, following the date of this Agreement; and (c) if Registered Fund Shareholder Approval is required with respect to a Registered Fund, as promptly as reasonably practicable after the date of this Agreement, and consistent with Applicable Law and the terms of any Contract or any governing document of a Registered Fund, obtain Registered Fund Board Approval of an “interim contract” (within the meaning of Rule 15a-4 under the Investment Company Act) between such Registered Fund and the Company, the Buyer or one of its Affiliates (including, after giving effect to the Closing, a member of the Company Group) that (i) becomes effective upon the Closing in the event the Closing occurs prior to Registered Fund Shareholder Approval of such New IAA and (ii) contains terms substantially the same as the Advisory Contract between the Company Group member and such Registered Fund as in effect on the date of this Agreement (or, if amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment).

(b) To the extent required by Applicable Law, as promptly as reasonably practicable following the receipt of each Registered Fund Board Approval, the Company Group shall, in coordination with each Registered Fund, use reasonable best efforts to: (i) prepare and cause to be filed proxy materials for a shareholder meeting of such Registered Fund for the purpose of voting on the approval of the New IAA for such Registered Fund (such proxy materials, a “Registered Fund Proxy Statement” and such shareholder meeting, a “Registered Fund Shareholder Meeting”); (ii) in accordance with Applicable Law (and subject to resolution of SEC comments, if any, on the Registered Fund Proxy Statement), cause a Registered Fund Proxy Statement to be mailed to the shareholders of such Registered Funds as of the record date established by the Registered Fund Board for such Registered Fund Shareholder Meeting; and (iii) duly call, convene and hold such Registered Fund’s Registered Fund Shareholder Meeting as promptly as reasonably practicable (taking into consideration applicable quorum requirements) following the mailing of the Registered Fund Proxy Statement. The Company Group shall use their respective reasonable best efforts to solicit from the shareholders of each Registered Fund whose New IAA requires Registered Fund Shareholder Approval proxies in favor of the approval of its New IAA and use their respective reasonable best efforts to take all other actions reasonably necessary or advisable to secure the Registered Fund Shareholder Approval of such New IAA.

(c) The Buyer shall, and shall cause its Affiliates to, cooperate with the Sellers, the Company Group, the Registered Fund Boards, and the Registered Funds’ sponsors or investment advisers in taking the actions and obtaining the consents and approvals described in this Section, including by making themselves reasonably available for presentations to the applicable Registered Fund Boards and to the Registered Funds’ sponsors or investment advisers, and assisting in the preparation of the proxy statements, any presentations or other materials, or any communications made by the Company Group to the applicable Registered Fund Board or by any Registered Fund to such Registered Fund’s shareholders, and the Buyer and its Affiliates shall furnish to the Company Group such information and assistance as the Company Group, the Registered Fund Boards, or the Registered Funds’ sponsors or investment advisers may reasonably request in connection therewith. Each party agrees that none of the information supplied by or on behalf of it in writing expressly for use in the proxy statement to be filed with the SEC in connection with obtaining the Registered Fund Shareholder Approvals, as amended or supplemented by any amendment or supplement filed with the SEC, will, at the date it is first mailed to the shareholders of the Registered Funds or at the time of a Registered Fund Shareholder Meeting held to obtain the Registered Fund Shareholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) All of the costs, fees and expenses incurred by, or required by any Registered Fund to be borne by, any member of the Company Group in connection with the matters described in this Section 8.10 (including the costs of the proxy solicitation process and outside legal counsel for each Registered Fund) shall be borne 50% by the Company and 50% by the Buyer, and such amount to be borne by the Buyer shall be reflected as a current asset in Net Working Capital.

8.11 Section 15(f) of the Investment Company Act. The parties each agree to comply with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereby, and the Buyer acknowledges that the Company Group have entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Neither the Buyer nor any of its Affiliates shall take (or fail to take) any action if such action (or failure to take such action) would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement as to any Registered Fund. In that regard, after the Closing, Buyer shall take, and shall cause its Affiliates to take, such actions as are within Buyer’s or its relevant Affiliate’s control so as to assure that:

(a) for a period of not less than three (3) years after the Closing, at least 75% of the members of the boards of directors or trustees of each Registered Fund are not (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Registered Fund after the Closing or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Registered Fund immediately prior to the Closing; and

(b) for a period of not less than two (2) years after the Closing, there shall not be imposed on any Registered Fund an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement, or any express or implied terms, conditions or understandings applicable thereto.

For a period of three (3) years from the Closing, Buyer shall not engage, and shall cause its respective Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any IAA between (i) either (A) Buyer or any of its Affiliates, or (B) any member of the Company Group and (ii) any Registered Fund managed or advised by any member of the Company Group as of the Closing without first obtaining a covenant in all material respects the same as that contained in this Section 8.11.

8.12 Post-Signing Financial Statements.

(a) Following the date of this Agreement through the Closing Date, the Company shall use its reasonable best efforts to prepare and deliver (or cause to be prepared and delivered) to the Buyer the following:

(i) an audited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows and associated footnotes of the Company and its Subsidiaries, in compliance with GAAP and SEC Regulation S-X, including an unqualified opinion from the Company’s accountants, in each case in respect of the 2021 fiscal year from January 1, 2021 through December 31, 2021 (the “Post-Signing Audited Financial Statements”); and

(ii) an unaudited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows of the Company and its Subsidiaries, in compliance with GAAP and SEC Regulation S-X for either (A) the six-month period ended June 30, 2022 or (b) if such fiscal quarter ends at least forty-five (45) days prior to the Closing Date, the nine-month period ended September 30, 2022, in either case, with related footnotes (“Post-Signing Quarterly Financials”, and together with the Post-Signing Audited Financial Statements, the “Post-Signing Financials”).

For the avoidance of doubt, the preparation and delivery of the Post-Signing Financials shall not require or otherwise include any updates or improvements to, or integration of, the internal controls or financial reporting systems and processes of the Company prior to, or as a condition of, the delivery of the Post-Signing Financials.

(b) The Company shall use its reasonable best efforts to obtain consents of accountants for use of their reports in any SEC filings by Parent that are required to include historical financial information of the Company to the extent originally reported upon by such accountants.

(c) To the extent requested by the Buyer in writing (e-mail being sufficient) with reasonable notice, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, cooperate with and assist Buyer, its Affiliates and their respective representatives (at Buyer’s cost and expense) in connection with the preparation of financial statements pertaining to any pro forma financial statements of the Buyer, Parent or any of their Affiliates that are derived in part from the financial statements of the Company (including by using reasonable best efforts to obtain the consent of, and customary comfort letters from, accountants with respect thereto), in each case that Buyer reasonably determines are required to satisfy any rule or regulation of the U.S. Securities and Exchange Commission or to satisfy relevant disclosure obligations under applicable securities Laws, including those to be included or incorporated by reference into any filing of Buyer or any of its Affiliates following the Closing.

(d) To the extent requested by the Seller Representative in writing (e-mail being sufficient) with reasonable notice, prior to the Closing, the Buyer shall, and shall cause its Affiliates to, cooperate with and assist the Company and its Subsidiaries and their respective representatives (at the Company’s cost and expense) in connection with the preparation and delivery of the Post-Signing Financial Statements. In furtherance thereof, Buyer shall, and shall cause its Affiliates to, provide to the Company any information in its or their possession which it reasonably believes to be necessary in order for the Company to prepare the Post-Signing Financial Statements.

(e) Notwithstanding any other provision of this Agreement to the contrary, (i) in the event that the Company does not deliver the Post-Signing Financial Statements on or prior to November 30, 2022 and, in the good faith judgment of the Seller Representative and Buyer, Buyer has complied with its obligations under Section 8.12(d) in all material respects, then an amount equal to $1,785,000 shall be deducted from the first Earn-Out Payment payable to each Seller Recipient under Section 3.3(a) and (ii) in such event, such reduction (and the reduction to the first EIP Payment (as defined in the Company LLC Agreement) pursuant to the Company LLC Agreement) shall be the sole and exclusive remedy of the Buyer for a breach (or alleged breach) of Section 8.11(a).

SECTION 9.

COVENANTS OF THE BUYER.

9.1 Consents and Approvals.

(a) The Buyer shall (i) use its reasonable best efforts to obtain all necessary Consents of all Governmental Entities and of all other Persons legally required in connection with the transactions contemplated by this Agreement, and (ii) provide reasonable assistance and cooperation with the Company Group in its preparation and filing of all documents required to be submitted by the Company Group to any Governmental Entities, in connection with such transactions and in its obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Company Group in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company Group all reasonably requested information concerning the Buyer or any member of the Buyer Group required to be included in such documents or that would be helpful in obtaining any such required consent, waiver, authorization or approval). In furtherance and not in limitation of the foregoing, the Buyer shall not settle or compromise any such claim, suit or cause of action without the Company’s written consent (not to be unreasonably withheld). In furtherance and not in limitation of the foregoing, the Buyer shall, and shall cause each other member of the Buyer Group to, permit the Sellers and the Company to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby.

(b) Notwithstanding the foregoing, nothing in this Agreement shall require, and the reasonable best efforts referenced in the immediately preceding clause (a) shall not include, the consent by the Buyer or any Affiliate of the Buyer to any divestitures or licenses of any material assets, supply or exchange agreements, hold separate agreements or any similar actions as may be required to obtain any and all necessary governmental, judicial or regulatory actions or nonactions, orders, waivers, consents, clearances, extensions and approvals.

9.2 Employee Matters.

(a) During the period beginning on the Closing and ending on the twelve (12) month anniversary of the Closing Date, the Buyer (or any member of the Buyer Group) shall (i) provide employees of each member of the Company Group (other than the Sellers), who remain employed by the Buyer (or any member of the Buyer Group) following the Closing (each, a “Continuing Employee”) with (A) cash compensation following the Closing Date as determined by the Company pursuant to a budget established in accordance with the Company LLC Agreement and (B) the positions, roles and responsibilities that are substantially comparable to such positions, roles and responsibilities held by such Continuing Employees immediately prior to the Closing Date, and (ii) maintain in full force and effect for each Continuing Employee each Company Group Plan that is a group health plan.

(b) For purposes of determining (i) eligibility to participate, (ii) level of benefits and vesting, and (iii) benefit accruals under any “employee benefit plan,” as defined in Section 3(3) of ERISA or any other benefit plan or arrangement maintained by the Buyer Group (including any vacation, paid time off, sick pay or severance program), each Continuing Employee’s service with any member of the Company (as well as service with any predecessor employer) prior to the

Closing Date shall be treated as service with the Buyer Group as of the Closing Date to the same extent that such service was recognized prior to the Closing Date under a comparable Company Group Plan in which such Continuing Employee participated; provided that the foregoing shall not apply to the extent that it would result in any duplication of analogous benefits for the same period of service or the crediting of service under a newly established plan of the Buyer Group for which prior service is not taken into account for similarly situated employees of the Buyer Group generally. From and after the Closing, the Buyer shall continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Continuing Employee, and each employee, officer, director, or consultant of each member of the Company Group (whether current, former or retired) or their dependents, spouses, or beneficiaries, arising under the terms of, or in connection with, any Company Group Plan in accordance with the terms thereof. With respect to any group health plan maintained by the Buyer Group in which any Continuing Employee is eligible to participate on or after the twelve (12) month anniversary of the Closing Date, the Buyer shall (or shall cause the Buyer Group to) use reasonable best efforts to waive preexisting conditions, limitations, exclusions, evidence of insurability, required physical exams, actively at-work requirements, waiting periods and similar limitations and requirements with respect to participation by and coverage of such Continuing Employee (and his or her eligible dependents).

(c) Unless otherwise instructed by the Buyer at least three Business Days prior to the Closing Date, the Company shall, at least one Business Day prior to the Closing Date, (i) adopt written resolutions (or take other necessary and appropriate action(s)), in a form reasonably satisfactory to Buyer, to terminate the Company 401(k) Plan, in compliance with such plan’s terms and the requirements of Applicable Law, and (ii) 100% vest all participants under the Company 401(k) Plan, with such termination and vesting to be effective no later than the Business Day preceding the Closing Date. As of, or as soon as practicable following, the Closing Date, the Company shall make a final employer contribution to the Company 401(k) Plan for all periods of service prior to the date that the 401(k) Plan is terminated, up to the maximum amount of employer contributions that could be made on behalf of Company 401(k) Plan participants under Section 415 of the Code for the short limitation year that ends on the plan termination date based on participant compensation earned prior to the 401(k) Plan termination date; provided, however, that any such 401(k) Plan contributions that are not made prior to the Closing Date are accounted for in Net Working Capital. As soon as practicable following the Closing Date, each Continuing Employee shall be eligible to participate in one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code maintained by the Buyer or one of its Affiliates and the Buyer shall permit, and shall cause such plans to accept, direct rollovers of account balances from the Company 401(k) Plan with respect to Continuing Employees as soon as administratively feasible following the Closing Date.

(d) This Section 9.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.2, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 9.2. Nothing contained herein, express or implied, is intended to confer upon any employee of any member of the Company Group any right to continued employment for any period or continued receipt of any specific employee benefit, shall constitute an amendment to or any other modification of any Company Group Plan, or create any right to compensation or benefits of any nature or kind whatsoever.

9.3 D&O Matters.

(a) To the fullest extent not prohibited by Applicable Law, from and after the Closing, all rights to indemnification, exculpation and advancement of expenses existing as of the date hereof in favor of any individual who, at the Closing, is entitled to exculpation, indemnification and advancement of expenses thereunder (collectively, the “D&O Indemnified Persons”) with respect to their activities as such prior to the Closing, as provided in the Company Formation Documents, operating agreements, organizational documents, indemnification agreements or other contracts of the Company Group as in effect on the date hereof (the “Indemnity Arrangements”), shall survive the Closing and continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims. The Indemnity Arrangements shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 9.3 applies without the consent of such affected D&O Indemnified Person.

(b) Prior to the Closing, the Company shall obtain a noncancellable “tail” insurance policy with a claims period of at least six (6) years from and after the Closing from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the Company’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions existing or occurring (or alleged to have occurred or existed) at or prior to the Closing (including in connection with this Agreement, the Ancillary Agreements, or the transactions or actions contemplated hereby or thereby). The premium for the D&O Insurance shall be borne 50% by the Company and 50% by the Buyer, and such amounts to be borne by the Buyer shall be reflected as a current asset in Net Working Capital. The Buyer shall not, and shall cause its Affiliates not to, cancel or modify the D&O Insurance. In the event that, after the Closing Date, the Company or the Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or the Buyer, as the case may be, shall assume the obligations set forth in this Section 9.3. The provisions of this Sections 9.3(b) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other representatives. The provisions of this Section 9.3(b) shall survive the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

9.4 Capital Contributions and Carried Interest; Fund Administration. Following the Closing, the Buyer Group shall not be entitled to receive any equity interests or Carried Interest in respect of any WTI Fund in existence as of the Closing or, subject to the terms of the Company LLC Agreement, formed in the future, any Company Group GP Entity in existence as of the Closing or, subject to the terms of the Company LLC Agreement, formed in the future or any other Person in connection with the business of the Company. The Buyer shall cause the Company Group to continue administering the WTI Funds in compliance with their governing agreements, Applicable Law and this Agreement and the other Ancillary Agreements.

9.5 Tax Classification. The Buyer Group shall maintain the Buyer’s classification as an entity that is disregarded as separate from its owner for U.S. federal and applicable state income Tax purposes through the Closing, and shall not make any election to the contrary.

9.6 R&W Policy. The Buyer and its Affiliates shall cause the R&W Policy to be bound effective as of the Closing. The Buyer shall timely pay all premiums and other amounts required to cause the R&W Policy to become effective in accordance with its terms. The Buyer will not, and will cause its Affiliates not to, amend, waive or otherwise modify the R&W Policy in any manner adverse to the Sellers without the prior written consent of the Seller Representative.

9.7 Release.

(a) As of the Closing, each Seller, on behalf of itself and its Affiliates (as applicable, “Seller Releasing Person”), hereby releases and forever discharges each member of the Company Group and their respective Representatives (each, solely in their capacity as such, a “Seller Released Person”) from all debts, demands, Actions, covenants, torts, damages and all defenses, offsets, judgments and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Seller Released Person, which any Seller Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters directly or indirectly relating to the Company Group (individually a “Seller Released Claim” and collectively the “Seller Released Claims”); provided, however, that nothing contained herein will operate to release, and the term Seller Released Claims shall not include (A) any obligations of any member of the Company Group to any employee with respect to accrued and unpaid salary, paid time off, expense reimbursement or employee benefits arising, in each case, in the ordinary course; (B) any obligation of the Company Group or the Buyer Group arising under this Agreement or any Ancillary Agreement; (C) any indemnification obligations of the Company Group to any Seller Releasing Person under any organizational document or agreement and D&O Insurance, or (D) any obligations of any member of the Company Group to any Seller Releasing Person in respect of any capital contributions made by a Seller Releasing Person or Carried Interest due or payable to any Seller Releasing Person. Notwithstanding the foregoing, no Company Group GP Entity or WTI Fund shall be deemed a Seller Releasing Person.

(b) Each Seller Releasing Person:

(i) expressly waives and relinquishes all rights and benefits that such Seller Releasing Person may have under Applicable Law, including any state law or any common law principles limiting waivers of unknown claims, with respect to the Seller Released Claims;

(ii) understands that the facts and circumstances under which such Seller Releasing Person gives this full and complete release and discharge of the Seller Released Persons may hereafter prove to be different than now known or believed to be true by such Seller Releasing Person; and

(iii) accepts and assumes the risk thereof and agrees that such Seller Releasing Persons’ full and complete release and discharge of the Seller Released Persons with respect to the matters described in this Section 9.7 shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.

(c) Notwithstanding the foregoing, this Section 9.7 does not limit the provisions of Section 10, Section 11 or Section 14 or the rights of any Indemnified Party thereunder or any representation, warranty, covenant or other obligation expressly set forth in this Agreement.

9.8 Stock Option Grants.

(a) Effective as of the Closing, the Parent will allocate a pool of options to acquire 500,000 shares of the Parent’s common stock to be granted to each Seller Recipient. Such options will cliff vest on the date that is five (5) years following the Closing Date, have a per-share exercise price that is equal to the value of a share of the Parent’s common stock on the Closing Date and otherwise have terms and conditions no less favorable than those provided to similarly situated employees of the Parent and its Subsidiaries generally.

(b) Effective as of the Closing, the Parent will reserve an additional pool of options to acquire 3,000,000 shares of the Parent’s common stock to be granted to Continuing Employees who are not Sellers in such manner as is determined by the Company on or prior to the Closing, with the requirement that the options are allocated annually at the same time the Parent makes its annual option grants to similarly situated employees of the Parent and its Subsidiaries. Such options will cliff vest on the date that is five (5) years following the applicable grant date, have a per-share exercise price that is equal to the value of a share of the Parent’s common stock on the applicable grant date and otherwise have terms and conditions no less favorable than those provided to similarly situated employees of the Parent and its Subsidiaries generally.

(c) Beginning in the first quarter of 2023, the Continuing Employees (and other employees who provide services to the Company) will be eligible to participate in the Parent’s annual option grant program on terms no less favorable than those provided to similarly situated employees of the Parent and its Subsidiaries (and taking into account the percentage of the Company’s total contribution to the Parent’s EBITDA). These options will cliff vest on the date that is five (5) years following the grant date and otherwise have terms and conditions no less favorable than those provided to similarly situated employees of the Parent and its Subsidiaries generally.

9.9 Fee-Free Investment Ability. The Company and the Buyer acknowledge and agree that, from and after the Closing, Salvador O. Gutierrez and Bonnie Sue Swenson may each invest (personally or through one or more of his or her Affiliates) up to $1,000,000 directly in, or through an interest in the general partner or similar entity of, any future pooled investment vehicle or private investment company for which a P10 Entity provides investment management services or serves as the sponsor, general partner, managing member, or in any similar capacity (including any master or feeder fund, parallel fund or other alternative investment vehicle or third party co-investment vehicle) (each, a “P10 Fund”) in each case (a) solely in connection with the initial closing of such P10 Fund, (b) to the extent the P10 Fund or general partner or similar entity of any P10 Fund is not overcommitted and (c) in the sole discretion of the applicable general partner or similar entity of such P10 Fund; provided that, subject to Section 9.9(a)-(c), with respect to each WTI Fund, Salvador O. Gutierrez and Bonnie Sue Swenson shall each be entitled to invest (personally or through one or more of his or her Affiliates) up to the full amount provided for in this Section 9.9. The Company and the Buyer acknowledge and agree that any such commitment or investment shall not be subject to management or similar fees, or to any performance fees, Carried Interest, distribution fees, commissions or similar fees or allocations imposed by any member of the Buyer Group.

SECTION 10.

TAXES.

10.1 Transfer Taxes. All sales, transfer, use, documentary, stamp, registration, and similar Taxes (“Transfer Taxes”) imposed as a result of the sale of the applicable Interests to the Buyer shall be borne 50% by the Buyer, on the one hand, and 50% by the Sellers, on the other. Subject to the foregoing sentence, the party obligated by Applicable Law to pay and remit any Transfer Taxes shall timely remit to the relevant Governmental Entity all such amounts owed and the other party shall promptly reimburse the paying party for the portion (if any) of such Transfer Taxes for which it is obligated under the first sentence of this Section 10.1. The parties shall use reasonable efforts in cooperating to minimize the incidence of any Transfer Taxes. The party who is obligated by Applicable Law to file any Tax Return relating to Transfer Taxes shall prepare and file such Tax Return and provide the other party opportunity for review and comment.

10.2 Tax Matters.

(a) Tax Returns.

(i) Following the Closing, subject to the applicable governing documents of the Company Group GP Entities, the Seller Representative shall control the preparation and filing of any Tax Return of the Company Group GP Entities (including, for the avoidance of doubt the WTI Funds, as applicable); provided that in the case of any such Tax Return that is a Flow-Through Return and that reflects any allocations (directly or indirectly) of income to any member of the Company Group (other than other Company Group GP Entities), then (i) at least fifteen (15) days prior to the filing deadline (or, with respect to any such Tax Returns (if any) that are due within twenty (20) days of the Closing Date, as soon as reasonably practicable prior to the filing deadline), the Seller Representative shall provide the Buyer with a copy of any such Tax Return and shall reflect any reasonable comments made by the Buyer with respect to such Tax Return.

(ii) Following the Closing, the Seller Representative shall prepare and timely file (taking into account extensions), or cause to be prepared and timely filed, all income Tax Returns of the members of the Company Group (other than the Company Group GP Entities) for a Tax period that ends on or prior to the Closing Date, and shall promptly pay (or cause to be paid) all Taxes that are reflected on such Tax Returns to the extent such Taxes were not accrued as Indebtedness or as a liability in Final Net Working Capital or as Transaction Expenses.

(iii) Following the Closing, the Buyer shall prepare and timely file all other Tax Returns of the members of the Company Group (other than the Company Group GP Entities) that relate to any Pre-Closing Tax Period or Straddle Period in a manner consistent with past practice, except as otherwise required by Applicable Law. At least fifteen (15) days prior to the filing deadline (or, with respect to any such Tax Returns (if any) that are due within twenty (20) days of the Closing Date, as soon as reasonably practicable prior to the filing deadline), the Buyer (i) shall provide the Seller Representative with a copy of any such Tax Return and (ii) shall reflect any reasonable comments made by the Seller Representative with respect to such Tax Return. The Sellers shall be responsible for (1) all Taxes that are shown as due on any such Tax Return filed by the Buyer relating to any Pre-Closing Tax Period and (2) for the pre-Closing portion of any Taxes that are shown as due on any such Tax Return for a Straddle Period (as determined in accordance with this Section 10). No later than five (5) Business Days prior to the due date of any such Tax Return, each Seller shall pay to the Buyer such Seller’s Seller Indemnity Percentage of the amount of Taxes that are the Sellers’ responsibility with respect to such Tax Return to the Buyer by wire transfer of immediately available funds to the account or accounts designated in writing by the Buyer, to the extent such Taxes were not accrued as Indebtedness or as a liability in Final Net Working Capital or as Transaction Expenses.

(iv) For the avoidance of doubt, any cost incurred with respect to the preparation or filing of any Tax Returns pursuant to Section 10.2(a)(ii) shall be paid by the Sellers. For purpose of this Section 10.2(a) and Section 10.2(b), “Flow-Through Return” means a Tax Return of a Company Group GP Entity (including, for the avoidance of doubt a WTI Fund, as applicable) that allocates or reports income to the direct or indirect beneficial owner(s) of the Company Group GP Entity under applicable Law.

(b) Tax Proceedings. The Buyer and the Seller Representative shall promptly notify each other upon receiving notice of any pending or threatened Tax proceeding that could result in Tax liability for any member of the Company Group with respect to a Pre-Closing Tax Period or a Straddle Period, or that relates to a Flow-Through Return. The Seller Representative shall control any Tax proceeding (i) with respect to a member of the Company Group (other than the Company Group GP Entities) that relates solely to any Tax period ending on or prior to the Closing Date, and (ii) with respect to the Company Group GP Entities. The Buyer shall control all other Tax proceedings with respect to the members of the Company Group. The Seller Representative shall consult with the Buyer regarding any Tax proceeding with respect to the members of the Company Group that the Seller Representative controls, provide the Buyer with information and documents related thereto, permit the Buyer or its representative to attend and participate in any such Tax proceeding at the Buyer’s sole cost and expense, and not settle any such Tax proceeding without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding any provision in this Section 10 to the contrary, with respect to any Pre-Closing Tax Period of any member of the Company Group to which the Partnership Audit Rules apply, except as otherwise consented to by Buyer, each member of the Company Group shall make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment of such member and any similar election under state or local Applicable Law. The Buyer shall consult with the Seller Representative regarding any other Tax proceeding with respect to a member of the Company Group that the Buyer controls and that could result in Tax liability for any Seller or any member of the Company Group in respect of which the Sellers may become obligated to make any indemnity payment pursuant to Section 11, provide the Seller Representative with information and documents related thereto, permit the Seller Representative to attend and participate in any such Tax proceeding at the Seller Representative’s sole cost and expense, and, solely with respect to any such tax proceeding that would give rise to Tax liability for any Seller or any member of the Company Group, not settle any such Tax proceeding without the consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed). The provisions of this Section 10.2(b) shall apply notwithstanding anything to the contrary in Sections 11.6, 11.7 or 11.8.

(c) Allocation of Tax Liability.

(i) If the liability for Taxes for a Straddle Period is based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to the pre-Closing portion of such Straddle Period shall be an amount of Taxes determined by closing the books of the applicable member of the Company Group as of the close of business on the Closing Date.

(ii) If the liability for Taxes for a Straddle Period is determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to the pre-Closing portion of such Straddle Period shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(d) Refunds. Sellers shall be entitled to all refunds (or credits for overpayments) of Indemnified Taxes received by the Buyer, the Company or any of their respective Affiliates after the Closing. Upon receipt of any such Tax refund (or credits for overpayments), and in no event later than twenty (20) Business Days after receipt the Buyer, the Company or any of their respective Affiliates, the Buyer will deliver and pay over, by wire transfer of immediately available funds, such Tax refunds (or credits for overpayments), including any interest actually received thereon, less any related out-of-pocket expenses and Taxes attributable to the receipt thereof, to Sellers.

(e) Tax Treatment of Acquisition; Purchase Price Allocation.

(i) For U.S. federal income tax purposes, the parties hereto agree that (A) the Buyer’s acquisition of the applicable Interests pursuant to this Agreement is intended to be treated as a tax-free contribution by P10 Holdings Inc. (an entity classified as a corporation for U.S. federal income Tax purposes and the sole owner of Buyer prior to Closing) of all of its assets and liabilities to an entity classified as a partnership for U.S. federal income tax purposes that is treated as a continuation of the Company for such purposes in exchange for partnership interests in such entity under Section 721(a) of the Code, except as described in clause (B), (B) the cash consideration transferred by the Buyer to the Sellers in exchange for the applicable Interests is intended to be treated in accordance with Section 707(a) of the Code as an acquisition of interests in the Company by P10 Holdings Inc., (C) the Buyer is treated as the continuation of the Company under Section 708(a) of the Code (and, accordingly, the delivery of the Equity Consideration to the Sellers pursuant to Section 3.1(f) shall not give rise to any gain or loss to the Sellers), (D) any Earn-Out Payment (except to the extent paid in Units of Buyer pursuant to Section 3.3(b) of this Agreement) shall be treated as a deemed distribution of cash by the Buyer to P10 Holdings Inc., followed by the deemed payment (as further consideration transferred to the Sellers for the applicable Interests described in clause (B)) by P10 Holdings Inc. to the applicable Seller(s), and (E) any Earn-Out Payment paid in Units of Buyer shall not give rise to any immediate recognition of gain or loss to the Sellers, P10 Holdings Inc., or the Buyer (but any portion of the Earn-Out Payments paid in Units shall, for the avoidance of doubt, be taken into account for purposes of making allocations of gain or loss thereafter). The parties agree to treat the deemed (for U.S. federal income tax purposes) assumption of any liabilities of the Buyer or any of its Subsidiaries by the Company as “qualified liabilities” as defined in Treasury Regulations Section 1.707-5(a)(6) to the maximum extent permitted by Applicable Law.

(ii) The Buyer shall, within ninety (90) days following the Closing, submit to the Seller Representative an allocation of the purchase price as finally determined for U.S. federal income Tax purposes that is considered as being paid by P10 Holdings Inc. for the Sellers’ partnership interests among the assets of the Company Group. At the request of Seller Representative, the Buyer shall deliver to Seller Representative supporting documentation in its possession (if any) setting forth in reasonable detail the basis for the allocation, including workpapers and any outside valuation reports or other materials. Within thirty (30) days of receipt, the Seller Representative shall submit any comments and suggested changes that it has on the allocation, which Buyer shall consider in good faith. If the Seller Representative objects to the allocation, Seller Representative and the Buyer will endeavor within the next fifteen (15) days to resolve such dispute in good faith. In the event that Seller Representative and the Buyer do not resolve such dispute in the fifteen (15) day period, such dispute shall be settled by the Accounting Firm in accordance with the provisions of Section 3.1(c), mutatis mutandis.

(iii) The parties hereto shall report and file their respective Tax Returns in accordance with the treatment described in Section 10.2(e)(i) and the purchase price allocation (as revised to reflect the resolution of any disputed items) as determined pursuant to Section 10.2(d)(ii) and shall not take any position on any Tax Return, in any audit, administrative, or judicial proceeding, or otherwise that is inconsistent with such treatment unless otherwise required by Applicable Law.

(iv) Each member of the Company Group that is classified as a partnership for U.S. federal income tax purposes will have a valid election under Section 754 of the Code in effect for the taxable year that includes the Closing. For the year of the Closing, each such member of the Company Group shall use the “interim closing method” and “calendar day convention” under Treasury Regulation Section 1.706-4. Any and all partnership items of loss or deduction arising in connection with the transactions contemplated by this Agreement and paid by a member of the Company Group prior to the Closing or otherwise borne by the Sellers shall be taken into account in the portion of such year ending on the Closing Date to the maximum extent permitted by Applicable Law.

SECTION 11.

INDEMNIFICATION.

11.1 Survival.

(a) The parties hereto agree that (i) the Fundamental Representations shall survive the Closing for a period of five (5) years following the Closing Date, (ii) the representations and warranties set forth in Section 7 (other than the Buyer Fundamental Representations) shall survive for twelve (12) months following the Closing Date, (iii) the representations and warranties set forth in in Section 5.9 (collectively, the “Tax Representations”) shall survive the Closing until sixty (60) days after the end of the applicable statute of limitations, (iv) the representations and warranties set forth in Sections 5 and 6 (other than the Tax Representations, the Company Fundamental Representations and the Seller Fundamental Representations) shall expire effective as of the Closing (or upon the earlier termination of this Agreement), (v) the covenants and agreements contained in this Agreement which expressly contemplate performance after the Closing shall survive the Closing for the period contemplated by their respective terms, and (vi) all covenants and agreements contained in this Agreement (other than the covenants described in the foregoing clause (iv)) shall expire effective as of the Closing (or upon the earlier termination of this Agreement), in each case, except in the case of Fraud.

(b) Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement, the Buyer hereby irrevocably and unconditionally acknowledges and agrees that the sole and exclusive source of recovery and remedy for any Loss sustained, suffered or incurred by any Buyer Indemnified Party (as defined below), resulting from (i) any breach or inaccuracy of any representation or warranty set forth in Sections 5 and 6 (other than the Company Fundamental Representations and the Seller Fundamental Representations, subject to the following sentence) or (ii) any Indemnified Taxes (to the extent coverage is available therefor under the R&W Policy (for the avoidance of doubt, this Section 11.1(b)(ii) is not intended to, and shall not be interpreted to, override the indemnity in Section 11.2 to the extent coverage is unavailable under the R&W Policy, whether because of an exclusion or because the indemnity obligation exceeds the coverage)), whether such actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief are known or unknown, fixed or contingent, direct, derivative or otherwise, whether based in contract, tort, or other legal, statutory, common law or equitable theory of recovery, shall be against the R&W Policy in accordance with the terms thereof, subject in all respects to the limitations set forth herein, in each case, except in the case of Fraud. With respect to any indemnifiable Losses pursuant to Section 11.2(a)(i) or Section 11.2(b)(i), the Buyer Indemnified Parties’ order of recovery shall be as follows: (i) first, to the extent coverage is available therefor and the policy limit thereunder has not been paid, by submission of claims to the R&W Policy, and (ii) second, after the policy limit under the R&W Insurance Policy has been paid or if coverage is unavailable or excluded thereunder, directly from the Sellers. Buyer Indemnified Parties shall submit any bona fide claims pursuant to Section 11.2(a)(i) or Section 11.2(b)(i) to the insurer under the R&W Policy so as to cause the retention to be satisfied, notwithstanding that such claim may not be in excess of the Seller Deductible.

(c) No assertion of entitlement to indemnification, claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Indemnified Party (as defined below), unless notice of such assertion, claim, lawsuit or other proceeding is given to the Indemnifying Party (as defined below) in accordance with Section 11.5 prior to the end of the applicable survival period set forth in this Section 11.1.

11.2 Indemnification by the Sellers.

(a) Subject to the limitations set forth in this Section 11, from and after the Closing Date, each Seller shall indemnify and hold harmless the Buyer, the Buyer Group, and their respective Subsidiaries, Affiliates, directors, officers, members, managers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of any Losses suffered or incurred by a Buyer Indemnified Party arising out of or resulting from (i) any breach of, or inaccuracy in, the Seller Fundamental Representations applicable to such Seller, (ii) any failure of such Seller to perform any of his, her or its covenants contained herein required to be performed after the Closing or (iii) any Indemnified Taxes of, or arising from any payment to, such Seller, set forth in clauses (i), (iii) and (vi) of the definition thereof.

(b) Subject to the applicable limitations set forth in this Section 11, from and after the Closing Date, the Sellers (on a several and not joint basis based on the Seller Indemnity Percentage of each Seller) shall indemnify and hold harmless the Buyer Indemnified Parties from, against and in respect of any Losses suffered or incurred by a Buyer Indemnified Party arising out of or resulting from (i) any breach of, or inaccuracy in the Company Fundamental Representations or (ii) any Indemnified Taxes (other than those set forth in clauses (i), (iii) and (vi) of the definition thereof).

11.3 Indemnification by the Buyer. Subject to the limitations set forth in this Section 11, from and after the Closing Date, the Buyer shall indemnify and hold harmless the Sellers from, against and in respect of any Losses suffered or incurred by the Sellers arising out of or resulting from (a) any breach of, or inaccuracy in, the representations and warranties set forth in Section 7, and (b) any failure of the Buyer or the Company to perform any covenant or agreement contained in this Agreement which expressly contemplates performance by the Buyer or the Company after the Closing.

11.4 Limitations and Other Terms. The rights of the Indemnified Parties to indemnification pursuant to the provisions of this Section 11 are subject to the following limitations:

(a) Subject to Section 11.4(c), no individual claim by any Indemnified Party for any Losses pursuant to Section 11.2(a)(i), Section 11.2(b)(i) or Section 11.3(a) may be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $10,000 (which Losses will not be counted toward the Buyer Deductible or the Seller Deductible, as applicable). For the avoidance of doubt, the Seller Deductible shall be reduced by the aggregate amount of claims under the R&W Policy that are not satisfied thereunder due to the application of the “Retention” under the R&W Policy.

(b) Subject to Section 11.4(c) and Section 11.1(b), (i) the Buyer Indemnified Parties shall not be entitled to indemnification for any Losses pursuant to Section 11.2(a)(i) or Section 11.2(b)(i) until the aggregate amount of the Buyer Indemnified Parties’ Losses under Section 11.2(a)(i) and Section 11.2(b)(i) exceeds the Seller Deductible, after which the Buyer Indemnified Parties may seek indemnification for any Losses (subject to Section 11.1(b)) from the first dollar thereof, up to an aggregate amount equal to the aggregate consideration received by the applicable Seller pursuant to this Agreement, and (ii) the Sellers shall not be entitled to indemnification for any Losses pursuant to Section 11.3(a) until the aggregate amount of the Sellers’ Losses under Section 11.3(a) exceeds the Buyer Deductible, after which the Sellers may seek indemnification for any Losses from the first dollar thereof, up to (x) in the case of the breach of any Buyer Fundamental Representation, $47,000,000, or (y) in the case of a breach of any of the representations and warranties in Article VII (other than the Buyer Fundamental Representations), $4,700,000.

(c) For the avoidance of doubt, the limitations set forth in Sections 11.4(a) and 11.4(b) shall not apply with respect to any Losses arising out of or resulting from Fraud.

(d) The amount of any Losses for which indemnification is provided for under this Section 11 shall be reduced by (i) any insurance proceeds or other amounts actually received by the applicable Indemnified Party from third parties with respect to such Losses, other than with respect to the R&W Policy, net of any deductible or any other expense incurred by the Indemnified Parties in obtaining such recovery, (ii) all indemnity, contribution and similar payments received or reasonably expected to be received by the Indemnified Party (or its parent or any of its Subsidiaries) in respect of any such claim, and (iii) any reduction in cash Taxes actually realized by the applicable Indemnified Party in connection with the Loss that has occurred. The Indemnified Party will use its reasonable best efforts to recover under insurance policies and indemnity, contribution and similar agreements for any Losses prior to seeking indemnification under this Agreement. If the Indemnified Party (or its parent or any of its Subsidiaries) receives any such payment after it has already received an indemnification payment on account of its claim, then it shall promptly reimburse the Indemnifying Party for the amount of such payment to the extent that such amount was not already deducted from the indemnification payment made by the Indemnifying Party. For the avoidance of doubt, and without limitation to the provisions of Section 11.2 or 11.3, an Indemnified Party will not have any indemnity, contribution or similar rights against any Related Party.

(e) In no event will any Indemnified Party be entitled to recover any punitive damages (except to the extent payable as a result of a Third-Party Claim).

(f) In no event will any Indemnified Party be entitled to recover any Losses to the extent such Losses are reflected in the calculation of the Final Closing Amount.

(g) For purposes of this Section 11, any breach of, or inaccuracy in, any representation or warranty contained in this Agreement (as well as any certificate delivered pursuant to this Agreement) (other than the representations and warranties set forth in the first sentence of Section 5.14 and Section 5.18(a)), as well as the amount of any Losses resulting from any such breach or inaccuracy, shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, “Company Group Material Adverse Effect” or “Buyer Group Material Adverse Effect”, or any similar term, qualification or limitation based on materiality contained herein.

(h) In no event will any Seller be liable for (A) any breach of, or inaccuracy in, any representation or warranty made by any other Seller or (B) breach or violation of any covenant or agreement made by any other Seller. No Buyer Indemnified Party shall make a claim to indemnification under Section 11.2(b) unless such claim is made against all of the Sellers, and no Buyer Indemnified Party shall offer to compromise any claim unless the same offer is made to all of the Sellers to which the applicable claim has been made.

11.5 Procedures for Indemnification.

(a) If a party entitled to indemnification under this Section 11 (an “Indemnified Party”) asserts that it has suffered or incurred a Loss for which it is entitled to indemnification or that a party obligated to indemnify it has become obligated to such Indemnified Party, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnified Party may become entitled to indemnification or a party obligated to indemnify it has become obligated to an Indemnified Party, such Indemnified Party shall give prompt written notice to (i) in the case of a claim for indemnification pursuant to Section 11.2(a), the applicable Seller against whom such claim is asserted, (ii) in the case of a claim for indemnification pursuant to Section 11.2(b), the Seller Representative, and (iii) in the case of a claim for indemnification pursuant to Section 11.3, the Buyer (each such person, an “Indemnifying Party”). No delay in delivering such written notice to the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder or prevent the Indemnifying Party from recovering in respect of any claim for indemnification pursuant to and in accordance with this Section 11 unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party will describe the claim giving rise to an obligation of indemnification in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim. Within thirty (30) days after delivery of a notice pursuant to this Section 11.5 (the “Response Period”), the Indemnifying Party shall deliver to the Indemnified Party a written response to such notice. If, during the Response Period, the Indemnifying Party delivers a written notice disputing the Indemnified Party’s entitlement to indemnification of the Losses described in such notice, the parties shall use their reasonable best efforts to settle such disputed matters within thirty (30) days following the expiration of the Response Period. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 (and any similar state laws) shall apply to all offers to compromise made by the parties hereto during any such negotiations and any subsequent dispute arising therefrom. If the parties are unable to reach agreement within such thirty (30)-day period, the dispute may be resolved by any legally available means consistent with the provisions of Section 15.2.

(b) This Section 11.5(b) shall apply to any suit, action, investigation, claim or proceeding asserted by a third party against an Indemnified Party (a “Third-Party Claim”). In the event an Indemnified Party has written notice of a Third-Party Claim, such Indemnified Party shall notify the Indemnifying Party in writing (and in reasonable detail regarding) the Third-Party Claim promptly (and in any event, within ten (10) Business Days) after receipt by such Indemnified Party on written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect any rights of the Indemnified Party under this Agreement except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party and the Indemnifying Party shall promptly deliver following receipt thereof, a copy of all material written notices and documents (including court papers) received by either of them relating to the Third-Party Claim. If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, upon written notice given to the Indemnified Party within twenty (20) days of the receipt of the Indemnifying Party of the notice of such Third-Party Claim (or, if sooner, the date that is ten (10) Business Days prior to the time any response to such Third-Party Claim is required), assume and control the defense thereof with counsel selected by the Indemnifying Party and not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest, or (iii) the Indemnified Party shall have been advised by counsel that one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense (except as provided in the immediately preceding sentence) counsel not reasonably objected to by the Indemnifying Party, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third-Party Claim, subject to the remaining terms of this Section 11.5(b). The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of a Third-Party Claim as provided above). In connection with any Third-Party Claim, all the parties shall cooperate and shall cause their Affiliates to reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on any basis reasonably requested by the Indemnifying Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third-Party Claim, provided, however, that (x) the Indemnified Party shall not be required to produce any records or information (1) that may constitute privileged attorney-client communications and the transfer of which, or the provision of access to which, as reasonably determined by the Indemnified Party’s counsel, would reasonably be expected to constitute a waiver of any such privilege or (2) if the provision of access to such document (or applicable portion thereof) or information, as determined by the Indemnified Party’s counsel, would reasonably be expected to conflict with Applicable Laws (provided that the Indemnified Party shall use reasonable best efforts to allow for such access in a manner that does not result in the events set out in the preceding clauses (1) and (2) (including (if applicable) executing a common interest agreement with respect to such information)) and (y) any reasonable out-of-pocket costs or expenses incurred by the Indemnified Party in connection with any such cooperation shall be borne solely by the Indemnifying Party and reimbursed to the Indemnified Party. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed), unless the Indemnified Party reasonably determines that a failure to admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim may result in a Governmental Entity initiating or continuing to pursue an Action against the Indemnified Party or any of its Affiliates, which if such Action were successful, would reasonably be expected to be materially detrimental to the Person against which such Action were to be initiated. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the prior written consent of the Indemnified Party, unless such admission, settlement, compromise or discharge (1) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, (2) releases the Indemnified Party completely in connection with such Third-Party Claim, (3) does not contain any admission of wrongdoing or misconduct by the Indemnified Party and (4) does not involve any injunction or other equitable relief or relief for other than money damages against the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if (i) such Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party or its Affiliates, (ii) such Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party; (iii) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim; or (iv) such Third-Party Claim has been brought by a Governmental Entity.

(c) To the extent of any conflict between Section 10.2(b) and this Section 11.5, Section 10.2(b) shall govern.

11.6 Exclusive Remedy. The parties hereto acknowledge and agree that, following the Closing, the indemnification provisions of Section 11 and the R&W Policy, as applicable, shall be the sole and exclusive remedies of the parties hereto for any claim (regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, or otherwise)) that any party may at any time suffer or incur, or become subject to, as a result of or in connection with, or otherwise under this Agreement or the transactions contemplated hereby, including any breach of any representation or warranty in this Agreement (including in any certificates delivered hereunder) by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, except (a) as provided in Section 3.2, (b) as provided in Section 15.16 or (c) in the event of a claim against a Person for such Person’s Fraud. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including in any certificates delivered hereunder) it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any law, except pursuant to Section 3.2, this Section 11, Section 15.16 or in the event of a claim against a Person for such Person’s Fraud. Notwithstanding anything herein to the contrary, following the Closing (a) no Seller shall have any liability pursuant to or arising from this Agreement or the transactions contemplated hereby in an aggregate amount in excess of the aggregate consideration received by such Seller pursuant to this Agreement and (b) the Buyer shall not have any liability pursuant to or arising from this Agreement or the transactions contemplated hereby in an aggregate amount in excess of $47,000,000. For the avoidance of doubt, this Section 11.6 shall not serve to limit or modify the obligations of the Buyer under Section 3.3. The Sellers shall have no liability in addition to what has been provided under Section 11.3, and the limitations of liability under this Section 11 shall not be limited, restricted or affected in any manner on the basis that: (a) the R&W Policy is not in force on the Closing Date for any reason; (b) the R&W Policy is terminated or cancelled or becomes null and of no effect at any time after the Closing Date for any reason; or (c) the R&W Policy provider refuses, omits, is unable to or delays to make any payment under the R&W Policy for any reason, whether or not the R&W Policy provider is in default or not under the R&W Policy.

11.7 Indemnification Payments. Any amounts owing under Section 11.2 shall be paid by the applicable Seller(s) to the Buyer by wire transfer of immediately available funds within three (3) calendar days after the final determination thereof. Any amounts owing under Section 11.3 shall be paid by the Buyer to the applicable Seller(s), as directed by the Seller Representative, by wire transfer of immediately available funds within three (3) calendar days after the final determination thereof.

11.8 Purchase Price Adjustment. Notwithstanding anything to the contrary in this Agreement, any payments pursuant to this Section 11 shall be treated as an adjustment to the consideration paid to the Sellers hereunder for the purchase of the applicable Interests.

SECTION 12.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS AND THE COMPANY.

The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Seller Representative in his sole discretion:

12.1 Representations and Warranties of the Buyer. The representations and warranties of Buyer (i) set forth in the Buyer Fundamental Representations shall be true and correct in all respects subject only to de minimis exceptions, and (ii) set forth in Section 7 (other than the Buyer Fundamental Representations), without giving effect to any materiality or material adverse effect qualifications therein, shall be true and correct, in the case of clauses (i) and (ii), as of the Closing Date (except to the extent such representation or warranty refers to a specific date, in which case such representation or warranty shall instead be true and correct as of such date) as if made by the Buyer on and as of the Closing Date, except, in the case of clause (ii), to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Group Material Adverse Effect.

12.2 Performance of the Obligations of the Buyer. The Buyer shall have complied with and performed in all material respects all obligations required under this Agreement to be performed or complied with by it on or before the Closing Date.

12.3 Consents and Approvals. All Consents of any Governmental Entities set forth on Schedule 5.4 shall have been duly obtained and shall be in full force and effect on the Closing Date. In addition, any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. In addition, (a) Client Consent shall have been obtained in respect of (i) Fund VII, Fund VIII, Fund IX and Fund X (and any Registered Fund associated with such WTI Funds) and (ii) the Equity Opportunity Fund and (b) the Lender Consents shall have been obtained.

12.4 P10 Pre-Closing Reorganization. The P10 Pre-Closing Reorganization shall have been completed.

12.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity shall be in effect which prevents the consummation of the transactions contemplated hereby, and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or that challenges the validity or enforceability of this Agreement.

12.6 Closing Certificate. The Buyer shall have delivered or caused to be delivered to the Seller Representative, a certificate of Buyer executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions set forth in Section 12.1 and Section 12.2 have been satisfied.

12.7 No Buyer Group Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Buyer Group Material Adverse Effect.

SECTION 13.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Buyer in its sole discretion:

13.1 Representations and Warranties of the Company and the Sellers. The representations and warranties (i) set forth in the Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all respects subject only to de minimis exceptions, (ii) set forth in Section 5 (other than the Company Fundamental Representations), without giving effect to any Company Group Material Adverse Effect or other materiality qualifications therein, shall be true and correct in all respects, and (iii) set forth in Section 6 (other than the Seller Fundamental Representations), without giving effect to any material adverse effect or other materiality qualifications therein, shall be true and correct in all respects, in the case of clauses (i) through (iii), as of the Closing Date (except to the extent such representation or warranty refers to a specific date, in which case such representation or warranty shall instead be true and correct as of such date) as if made by the Company or the applicable Seller, as applicable, on and as of the Closing Date, except, in the case of clause (ii), to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect, and in the case of clause (iii), to the extent that the failure of such representations and warranties of a Seller to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on, or a material delay in, the ability of such Seller to consummate the transactions contemplated by this Agreement.

13.2 Performance of the Obligations of the Sellers and the Company. Each of the Sellers and the Company shall have complied with and performed in all material respects all obligations required under this Agreement to be performed or complied by it or them on or before the Closing Date.

13.3 Consents and Approvals. All Consents of any Governmental Entities set forth on Schedule 5.4 shall have been duly obtained and shall be in full force and effect on the Closing Date. In addition, any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. In addition, (a) Client Consent shall have been obtained in respect of (i) Fund VII, Fund VIII, Fund IX and Fund X (and any Registered Fund associated with such WTI Funds) and (ii) the Equity Opportunity Fund and (b) the Lender Consents shall have been obtained.

13.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity shall be in effect which prevents the consummation of the transactions contemplated hereby, and no action or proceeding before any Governmental Entity shall have been instituted or threatened by any Governmental Entity that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or that challenges the validity or enforceability of this Agreement.

13.5 No Company Group Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been any Company Group Material Adverse Effect.

13.6 W-9. Each Seller (or if any Seller is classified as a disregarded entity, its regarded owner) shall have delivered to Buyer a valid and properly completed and executed IRS Form W-9, in form and substance satisfactory to the Buyer.

13.7 Closing Certificate. The Seller Representative shall have delivered or caused to be delivered to the Buyer, a certificate duly executed by the Seller Representative, dated as of the Closing Date, stating that the conditions set forth in Section 13.1 and Section 13.2 have been satisfied.

13.8 Pre-Closing Restructuring. The restructuring contemplated by Section 8.9 shall have been completed.

SECTION 14.

TERMINATION.

14.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of the Seller Representative and the Buyer;

(b) by the Buyer if any Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to the failure of any of the conditions set forth in Section 13 to be satisfied, and which breach cannot be cured by such Seller or the Company, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) two (2) Business Days prior to the Outside Date and (ii) the date that is thirty (30)-calendar days after receipt by the Seller Representative of notice in writing from the Buyer specifying the nature of such breach and requesting that it be cured (provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 14.1(b) if the Buyer is then in breach of the terms of this Agreement which breach would give rise to the failure of any of the conditions set forth in Section 12);

(c) by the Seller Representative if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to the failure of any of the conditions set forth in Section 12 to be satisfied, and which breach cannot be cured by the Buyer, or, if capable of being cured, shall not have been cured prior to the earlier of (i) two (2) Business Days prior to the Outside Date and (ii) the date that is thirty (30)-calendar days after receipt by the Buyer of notice in writing from the Seller Representative specifying the nature of such breach and requesting that it be cured (provided, that the Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 14.1(c) if any Seller or the Company is then in breach of the terms of this Agreement which breach would give rise to the failure of any of the conditions set forth in Section 13);

(d) by the Seller Representative or the Buyer if (i) there shall be a final, non-appealable order of a federal or state court in effect permanently preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final, non-appealable action taken, or any judgement, decree, statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal; or

(e) by the Seller Representative or the Buyer if the Closing shall not have been consummated by November 30, 2022 (the “Outside Date”), provided that if the Closing has not occurred as of the Outside Date solely because any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall not have expired or shall not have been terminated as of such date, then the Outside Date shall be automatically extended for an additional period of sixty (60) days, provided, further, that the right to terminate this Agreement under this Section 14.1(e) shall not be available to any party whose failure to fulfill any material covenant under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

14.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 14.1 hereof, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party hereto, or their respective officers, directors, equity owners or Affiliates, except to the extent that such termination results from the Willful Breach by a party hereto of this Agreement, and provided that the provisions of Section 14 and Section 15 hereof shall remain in full force and effect and survive any termination of this Agreement; provided, further, that the Confidentiality Agreement, dated as of October 20, 2021, by and between the Company and P10 Holdings Inc. (the “Confidentiality Agreement”), will survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional two (2)-year period). Nothing in this Section 14 will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

SECTION 15.

MISCELLANEOUS.

15.1 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder to an Affiliate of the Buyer; provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

15.2 Governing Law, Jurisdiction; Forum. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of, the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement or the transactions contemplated hereby, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to such jurisdiction. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.3 Expenses. Except as expressly set forth herein, all fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

15.4 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

15.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via electronic mail transmission to the electronic mail address given below, provided no “bounce back” or similar message of nondelivery is received with respect thereto, and telephonic or electronic mail confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Sellers or the Seller Representative:

Westech Investment Advisors LLC

104 La Mesa Drive, Suite 102

Portola Valley, CA 94028

Attention: Maurice Werdegar

Email: mauricew@westerntech.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001-8602

Attention: David C. Hepp

Email: david.hepp@skadden.com

If to the Buyer :

P10 Intermediate Holdings LLC

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

Attention: Drew Rhodes

Email: ARhodes@p10alts.com

with a copy to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Dallas, Texas 75201

Attention: Doug Rayburn

Email: drayburn@gibsondunn.com

Any party may change its address for the purpose of this Section 15.5 by giving the other party written notice of its new address in the manner set forth above.

15.6 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and the Seller Representative, or in the case of a waiver, by the Buyer or the Seller Representative, as applicable, waiving compliance. Any waiver by the Buyer or the Seller Representative of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

15.7 Public Announcements and Confidentiality. The Buyer Group, the Company Group and the Sellers shall not (and shall ensure that their Affiliates, equity holders, directors, officers, employees, agents and other representatives do not) issue a press release or any other public written statement or disseminate any public communication through any form of media (including radio, television or electronic media) about this Agreement or the transactions contemplated by this Agreement except, in the case of the Company Group (following the Closing) or the Buyer Group, with the written consent of the Seller Representative, or in the case of the Company Group (prior to the Closing) or any Seller, with the written consent of the Buyer, except in each case as required by Applicable Law or any listing agreement of any member of the Buyer Group, in which case the Buyer and the Seller Representative (as applicable) will have the right to reasonably review and comment on such press release, announcement or communication prior to its issuance, distribution or publication. The press release to be filed with the Securities Exchange Commission is attached as Exhibit E.

15.8 Confidential Information.

(a) Each Seller understands and agrees that any information regarding the business conducted by the Company Group, including, without limitation, any and all trade secrets related thereto (“Confidential Information”), constitutes valuable assets and, following the Closing, agrees not to, and agrees to cause its Affiliates not to, directly or indirectly, disclose any Confidential Information except solely to the extent necessary for any Seller to perform his, her or its obligations as an employee of the Company or the Buyer Group or in connection with the resolution of disputes and indemnification claims under this Agreement; provided, however, that Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by a Seller or (ii) first becomes available to any Seller after the Closing Date directly or indirectly from a source other than the Company or the Buyer, provided that such source is not known by such Seller to be bound by a confidentiality agreement with the Buyer or its Affiliates or otherwise prohibited from transmitting the information to any Seller by a contractual, legal or fiduciary obligation.

(b) Anything herein to the contrary notwithstanding, no Seller will be restricted from disclosing Confidential Information that is required to be disclosed by Applicable Law; provided, however, that in the event disclosure is required by Applicable Law after the Closing, (i) the applicable Seller shall provide the Buyer with as much advanced notice as is practicable of such requirement so that the Buyer may seek an appropriate protective order prior to any such required disclosure by such Seller, and (ii) the applicable Seller shall only disclose the portion of the Confidential Information that is required to be disclosed by the Applicable Law, as determined by outside counsel.

15.9 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

15.10 Parties in Interest. Except as provided in Section 9.3(a)-(b), Section 9.7, Section 11 and Section 15.14(a), which shall be enforceable by the parties entitled to the benefits thereunder, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the parties hereto. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the parties hereto.

15.11 Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule to this Agreement to the extent that such disclosure is readily apparent on its face to be so applicable to such other Schedule. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed.

15.12 Section and Paragraph Headings. The Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

15.14 Authorization of Seller Representative.

(a) David R. Wanek is hereby irrevocably appointed, authorized and empowered to act as Seller Representative for the benefit of Sellers, as the exclusive agent and attorney-in-fact on behalf of the Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby, and amendments hereto and thereto, as it may deem necessary or desirable, subject to any applicable reasonableness requirement set forth in this Agreement;

(ii) to receive all agreements, certificates and other documents to be delivered by the Buyer at the Closing pursuant to this Agreement;

(iii) to give and receive notices of service of process on behalf of each Seller under this Agreement;

(iv) to direct the payment of all moneys and other proceeds and property payable to Seller Representative or the Sellers from the Buyer as described herein;

(v) to enforce and protect the rights and interests of Sellers (including Seller Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Seller Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein (including in connection with any and all claims for indemnification brought under Section 11), and to take any and all actions that Seller Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, suit or proceeding (a “Claim”) against the Buyer, defending any Third-Party Claims on behalf of the Seller, consenting to, compromising or settling any such Claims, conducting negotiations with the Buyer and its representatives regarding such Claims, and, in connection therewith, to, among other things: (A) assert any claim or institute any claim, action, suit, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, suit, proceeding or investigation initiated by the Buyer or any other Person, or by any federal, state or local Governmental Entity against Seller Representative and/or any of the Sellers, and receive process on behalf of any or all of the Sellers in any such claim, action, suit, proceeding or investigation and settle on such terms as the Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, suit, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Seller Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such claim, action, suit, proceeding or investigation, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vi) to refrain from enforcing any right of any Seller and/or the Seller Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Seller Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Seller Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Seller Representative; and

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement. The Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers, and the Buyer is hereby relieved from any liability to any Seller for acts done by it in accordance with any such actions or omissions.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, (ii) shall survive the consummation of the transactions contemplated by this Agreement, and (iii) shall be binding upon the successors, assigns, heirs, executors, administrators, legal representatives and beneficiaries, as applicable, of each of the Sellers.

(d) The Sellers, severally in accordance with their Seller Indemnity Percentages, shall indemnify and hold harmless the Seller Representative against any Losses resulting from its role as the Seller Representative.

(e) Each Seller shall be obligated to reimburse the Seller Representative for any out-of-pocket cost or expense incurred by the Seller Representative in connection with the exercise of its duties under this Section 15.14.

(f) In the event the Seller Representative resigns as the Seller Representative or upon the death or disability of the Seller Representative, the Sellers shall appoint by majority vote of the Sellers a substitute Seller Representative, who may be a Seller or any other Person.

15.15 Non-Recourse. Subject in all cases to the provisions of Section 11, this Agreement and the Ancillary Agreements may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement or the Ancillary Agreements, or the negotiation, execution or performance of this Agreement or the Ancillary Agreements, may only be brought against the named parties to this Agreement or such Ancillary Agreements and then only with respect to the specific obligations set forth herein and therein with respect to the named parties to this Agreement or such Ancillary Agreements (in all cases, as limited by the provisions of Section 11 and with respect to the Debt Financing Entities, Section 15.18). No Person who is not a named party to this Agreement or the Ancillary Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, the Sellers or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract, tort or otherwise) to the Buyer or any other Person resulting from (nor will the Buyer have any claim with respect to) (i) the distribution to the Buyer, or the Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to the Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Company, including any alleged nondisclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract, tort or otherwise, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.

15.16 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged and agreed that the parties hereto shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 15.16, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief.

15.17 Privilege.

(a) Buyer, on behalf of itself and its Affiliates (including the Company Group following the Closing) (collectively, the “Buyer Affiliate Parties”), hereby waives, and agrees not to allege, any claim that Skadden, Arps, Slate, Meagher & Flom LLP (the “Law Firm”) has a conflict of interest or is otherwise prohibited from representing a Seller or any of its Affiliates, directors, officers, employees, agents, auditors and representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Buyer Affiliate Parties related to or arising under this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Buyer Affiliate Parties.

(b) Buyer, on behalf of itself and all other Buyer Affiliate Parties, acknowledges and agrees that the Company Group’s attorney-client privilege and attorney work-product protection with respect to all pre-Closing communications, information and documentation between and among the Law Firm, on the one hand, and any member of the Company Group, on the other hand, relating to the provision of legal advice in respect of the transactions contemplated hereby (such communications, the “Privileged Transaction Communications”) be retained and controlled by the Sellers, and may be waived only by the Sellers. Buyer and each Seller acknowledges and agrees that (i) the foregoing attorney-client privilege and work product protection shall not be controlled, owned, used, waived or claimed by any Buyer Affiliate Party upon consummation of the Closing; and (ii) in the event of a dispute between any Buyer Affiliate Party, on the one hand, and a third party, on the other hand, or any other circumstance in which such a third party requests or demands that a Buyer Affiliate Party Company produce Privileged Transaction Communications, Buyer shall, and shall cause the other Buyer Affiliate Parties, to assert such attorney-client privilege on behalf of the Seller Related Parties to prevent disclosure of privileged materials or attorney work product to such third party. Notwithstanding the foregoing, the parties agree that the protections afforded by this Section 15.17(b) shall not be considered, and is not, a waiver by Buyer of any attorney-client privilege that Buyer may have over the Privileged Transaction Communications as against any third party other than the Seller Related Parties. In the event of a dispute between any Buyer Affiliate Party, on the one hand, and a third party other than any Seller Related Party, on the other hand, Buyer may assert the attorney-client privilege to prevent disclosure of any Privileged Transaction Communications to such third party.

(c) Notwithstanding anything to the contrary set forth in this Section 15.17, in the event that the Buyer is required or requested under Applicable Law (including by governmental order, other order or request of a tribunal of competent jurisdiction, or by request or order of any Governmental Entity) to produce or disclose any Privileged Transaction Communications, the Buyer shall be entitled to so produce or disclose such Privileged Transaction Communications, provided that, as soon as reasonably practicable following such a request or order, the Buyer shall, to the extent so permitted, notify the Sellers in writing and afford the Seller Related Parties, at their sole cost and expense, a reasonable opportunity to seek such remedy as may be available to the Seller Related Parties to prevent the production or disclosure of, or access to, any Privileged Transaction Communications or maintain the confidentiality of any Privileged Transaction Communications, and the Buyer shall and shall cause its Affiliates to reasonably cooperate with the Seller Related Parties, at the Seller Related Parties’ sole cost and expense, as reasonably requested, and to the extent permitted by Applicable Law, in connection therewith.

15.18 Certain Financing Provisions. Each of the parties hereto:

(a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Increase Joinder and First Amendment) entered into in connection with the Debt Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the Debt Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Increase Joinder and First Amendment or other applicable definitive document relating to the Debt Financing;

(c) agrees not to bring or support or permit any of its Subsidiaries to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Increase Joinder and First Amendment or any of the transactions contemplated by this Agreement or the Increase Joinder and First Amendment or the performance of any services under the Increase Joinder and First Amendment in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agrees that service of process upon the Sellers or their Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 15.15;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE DEBT FINANCING ENTITY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE INCREASE JOINDER AND FIRST AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE INCREASE JOINDER AND FIRST AMENDMENT OR THE PERFORMANCE OF ANY SERVICES UNDER THE INCREASE JOINDER AND FIRST AMENDMENT;

(g) agrees that none of the Debt Financing Entities will have any liability to the Sellers or any of their Subsidiaries or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Increase Joinder and First Amendment or any of the transactions contemplated by this Agreement or the Increase Joinder and First Amendment or the performance of any services under the Increase Joinder and First Amendment, whether in law or in equity, whether in contract or in tort or otherwise; and

(h) agrees that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, the provisions of this Section 15.18, and such provisions and the definitions of “Debt Financing Entities” and “Debt Financing Sources” shall not be amended in any way adverse to the Debt Financing Entities without the prior written consent of the Debt Financing Sources.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:

WESTECH INVESTMENT ADVISORS LLC

By:	/s/ Maurice Werdegar
	Name:	Maurice Werdegar
	Title:	Chairman

[Signature Pages to Sale and Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLERS:

WESTECH INVESTMENT MANAGEMENT, INC.

By:	/s/ Salvador O. Gutierrez
Name: Salvador O. Gutierrez
Title: President and Chief Executive Officer

BONNIE SUE SWENSON SURVIVORS TRUST

By:	/s/ Bonnie Sue Swenson
Name: Bonnie Sue Swenson
Title: Trustee

/s/ Maurice C. Werdegar
Name: Maurice C. Werdegar

/s/ David R. Wanek
Name: David R. Wanek

/s/ Jay L. Cohan
Name: Jay L. Cohan

SELLER REPRESENTATIVE:

/s/ David R. Wanek
Name: David R. Wanek

[Signature Pages to Sale and Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

P10 INTERMEDIATE HOLDINGS LLC

By:	/s/ C. Clark Webb
	Name:	C. Clark Webb
	Title:	Co-Chief Executive Officer

PARENT:

P10, INC.

By:	/s/ C. Clark Webb
	Name:	C. Clark Webb
	Title:	Co-Chief Executive Officer

[Signature Pages to Sale and Purchase Agreement]